As filed with the Securities and Exchange Commission on November 10, 2021.

Registration No. 333-[ ]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Midwest Energy Emissions Corp.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	2819	87-0398271
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1810 Jester Drive

Corsicana, Texas 75109

(614) 505-6115

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Richard MacPherson

Chief Executive Officer

1810 Jester Drive

Corsicana, Texas 75109

(614) 505-6115

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Andrew M. Tucker Nelson Mullins Riley & Scarborough LLP 101 Constitution Ave NW, Suite 900 Washington, DC 20001 Telephone: (202) 689-2800	Michael Adelstein Kelley Drye & Warren LLP 3 World Trade Center 175 Greenwich Street New York, NY 10007 Telephone: (212) 808-7540

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee (2)

Common Stock, par value $0.001 per share	$20,000,000	$1,854

(1)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended. Includes the aggregate offering price of the additional shares that the underwriters have the option to purchase to cover over-allotments, if any.

(2)	Registration fee will be paid when registration statement is first publicly filed under the Securities Act of 1933, as amended.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	Subject to completion, dated November 10, 2021

MIDWEST ENERGY EMISSIONS CORP.

Common Stock

We are offering [ ] shares of our common stock. Our common stock is currently traded on the over-the-counter markets under the Symbol “MEEC.” On [ ], 2021, the last reported sale of our common stock was $[ ], as adjusted for a reverse stock split of 1-for- [ ], which was effected on [ ], 2021. We have applied to list our common stock on the Nasdaq Capital Market under the symbol “MEEC.” [We will not proceed with this offering in the event the common stock is not approved for listing on Nasdaq.]

Our common stock is currently quoted on the OTCQB Venture Market operated by OTC Markets Group Inc. under the symbol “MEEC”. On [__], 2021, the last reported sale price of our common stock on the OTCQB was $[__] per share. Quotes of stock trading prices on any over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

[The public offering price per share of common stock will be determined between us and the underwriters based on market conditions at the time of pricing, and may be at a discount to the then current market price. Therefore, the recent market price used throughout this preliminary prospectus may not be indicative of the final offering price.]

Investing in our common stock involves a high degree of risk. Before buying any shares, you should carefully read the discussion of the material risks of investing in our common stock that are described in “Risk Factors” beginning on page [ ] of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share		Total
Public offering price	$	[ ]	$	[ ]
Underwriting discount (1)	$	[ ]	$	[ ]
Proceeds, before expenses, to us	$	[ ]	$	[ ]

(1)	See “Underwriting” beginning on page [ ] of this prospectus for additional information regarding the compensation payable to the underwriters.

We have granted a [45-day] option to the underwriters to purchase up to [ ] additional shares of common stock solely to cover over-allotments, if any. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable by us with be $[ ], and the total proceeds to us, before expenses, will be $[ ]. Delivery of the shares of common stock is expected to be made on or about [ ], 2021.

Roth Capital Partners	EF HUTTON division of Benchmark Investments, LLC

The date of this prospectus is [ ], 2021.

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Neither we nor the underwriters have authorized anyone to provide you with information different from, or in addition to, that contained in this prospectus or any amendment or supplement to this prospectus. We and the underwriters take no responsibility for, and can provide no assurances as to the reliability of, any information that others may give you. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is only accurate as of its date, regardless of its time of delivery or the time of any sale of our common stock. Our business, financial condition, results of operations, and prospects may have changed since that date.

We own or have rights to various trademarks, service marks, and trade names that we use in connection with the operation of our business. This prospectus may also contain trademarks, service marks, and trade names of third parties, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, and trade names or products in this prospectus is not intended to, and does not, imply a relationship with, or endorsement or sponsorship by, us. Solely for convenience, the trademarks, service marks, and trade names referred to in this prospectus may appear without the ®, TM, or SM symbols, but the omission of such references is not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable owner of these trademarks, service marks, and trade names.

For investors outside the United States: Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus we may provide to you in connection with this offering in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of our common stock and the distribution of this prospectus outside of the United States.

Numerical figures included in this prospectus have been subject to rounding adjustments. Accordingly, numerical figures shown as totals in various tables may not be arithmetic aggregations of the figures that precede them.

The market data and certain other statistical information used throughout this prospectus are based on independent industry publications, governmental publications, reports by market research firms, or other independent sources that we believe to be reliable sources. Industry publications and third-party research, surveys, and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. We are responsible for all of the disclosure contained in this prospectus, and we believe these industry publications and third-party research, surveys, and studies are reliable. While we are not aware of any misstatements regarding any third-party information presented in this prospectus, their estimates, in particular, as they relate to projections, involve numerous assumptions, are subject to risks and uncertainties, and are subject to change based on various factors, including those discussed under the section entitled “Risk Factors” and elsewhere in this prospectus. Some data are also based on our good faith estimates.

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PROSPECTUS SUMMARY

This summary highlights information contained in greater detail elsewhere in this prospectus. Because it is a summary, it does not contain all of the information that you should consider in making your investment decision. Before investing in our common stock, you should carefully read this prospectus in its entirety, including the “Risk Factors,” “Special Note Regarding Forward Looking Statements,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the notes to those financial statements in each case included in this prospectus.

As used in this prospectus, unless the context otherwise requires, references to:

•	“AC Midwest” are to AC Midwest Energy LLC;
•	“BAC” are to brominated powdered activated carbon;
•	“EGUs” are to electric generating units;
•	“EPA” are to the U.S. Environmental Protection Agency;
•	“ESP” are to the electro-static precipitators;
•	“MATS” are to the Mercury and Air Toxics Standards;
•	“MW” are to megawatts;
•

“Midwest Energy Emissions Corp.,” “ME2C Environmental,” the “Company,” “we,” “us,” and “our” are to Midwest Energy Emissions Corp. and its wholly owned, consolidated subsidiary, or either or both of them, as the context may require;

•	“NOX” are to oxides of nitrogen;
•	“PAC” are to powdered activated carbon;
•	“REEs” are to rare earth elements;
•	“SCR” are to selective catalytic reduction; and
•	“SOX” are to oxides of sulfur.

Our Company

Overview

We are an environmental services and technologies company developing and delivering patented and proprietary solutions to the global power industry. Our leading-edge services have been shown to achieve mercury emissions removal at a significantly lower cost and with less operational impact to coal-fired power plants than currently used methods, while maintaining and/or increasing power plant output and preserving the marketability of byproducts for beneficial use.

Background and Acquisition of Patent Rights

We provide mercury capture solutions driven by our patented two-part Sorbent Enhancement Additive (SEA®) process using a powerful combination of science and engineering. We design systems and materials tailored and formulated specifically to each customer’s coal-fired units. Our mercury removal technologies and systems will achieve mercury removal levels which meet or exceed the requirements of the 2012 Coal- and Oil-Fired Electric Utility Steam Generating Units National Emission Standards for Hazardous Air Pollutants, as revised, known as MATS, with lower cost and plant systems impacts than typical PAC or BAC sorbent injection systems. Our products have been shown to be successful across a myriad of fuel and system types, tunable to any configuration, and environmentally friendly, allowing for the recycling of fly ash for beneficial use. Our SEA® technology was originally developed by the University of North Dakota’s Energy and Environmental Research Center. It was tested and refined on numerous operating coal-fired EGUs, with the founder of our wholly owned subsidiary participating with the Energy and Environmental Research Center on these tests since 2008. The Energy and Environmental Research Center Foundation, a non-profit entity, obtained patents on this technology.

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Industry Background

The markets for mercury removal from power plant emissions have largely been driven by federal regulations.

On December 21, 2011, the EPA announced MATS for power plants in the U.S. The MATS rule is intended to reduce air emissions of heavy metals, including mercury (Hg), from all major U.S. power plants burning coal or oil, which are the leading source of non-natural mercury emissions in the U.S. Existing power plants were granted three years (plus a potential one-year extension in cases of hardship, ruled on by state EPAs where the plant is domiciled) from April 16, 2012 to comply with the new emission limits. The MATS rule applies to EGUs that are larger than 25 MW that burn coal or oil for the purpose of generating electricity for sale and distribution through the national electric grid to the public. They include investor-owned units, as well as units owned by the Federal government, municipalities, and cooperatives that provide electricity for commercial, industrial, and residential uses. At the time of MATS being promulgated, there were approximately 1,250 coal-fired EGUs affected by this new rule. Since that time, many of such EGUs have been shut down as a result of this regulation and due to competitive disadvantage to newer or gas-fired EGUs and renewable energy sources (e.g. wind, solar). We believe that at the end of 2020, there were approximately 350 coal-fired EGUs remaining in the power market which make up the large mercury-emissions control market into which we sell.

The final MATS rule identifies two subcategories of coal-fired EGUs, four subcategories of oil-fired EGUs, and a subcategory for units that combust gasified coal or solid oil (integrated gasification combine cycle “IGCC” units) based on the design, utilization, and/or location of the various types of boilers at different power stations. The rule includes emission standards and/or other requirements for each subcategory. The rule set nationwide emission limits estimated to reduce mercury emissions in coal-fired plants by about 90%.

In addition to the U.S. federal MATS rule, more than 20 states currently have regulations that limit mercury emissions and are similar to or more restrictive than the MATS rule. There are several choices of pollution control technologies available to reduce mercury emissions, but they do not all work consistently or cost-effectively for every plant design or for all of the various types of coal. The most common technology employed to reduce mercury emissions is a sorbent injection system which provides for the injection of PAC or BAC into the flue-gas of an EGU after the boiler itself but in front of the ESP. Such injections have proven effective with many coals, especially at reduction levels of 70% or less. At required mercury reduction levels above 80%, these injection systems require substantial injection rates which often have severe operational issues including over-loading the ESP and rendering the fly ash unfit for sale to concrete companies, and at times even causing combustion concerns with the fly ash itself.

Mercury is also removed as a co-benefit by special pollution control equipment installed to remove SOX and NOX. To achieve very high levels of SOX reduction, large, complex, and expensive (capital costs in the hundreds of millions of dollars for a medium-sized EGU) systems called scrubbers can be installed in the plant exhaust system, typically just before the flue-gas goes up the stack for release. As a co-benefit to their primary mission, scrubbers have been shown to remove significant quantities of oxidized mercury. Mercury is typically found in two basic forms in coal: elemental and oxidized. The amount of each form varies in any given seam of coal and is affected by the other natural elements (such as chlorine) which might also be present in the coal. We believe about 30-40% of the mercury in the post-combustion flue-gas exists in the oxidized state for power plants burning low-rank coal and about 60-70% for power plants burning high-rank coals. Mercury is found in only trace amounts in coal making it difficult to remove from coal or from the flue gas when combusted with the coal. It is in the burning of millions of tons of coal that these trace amounts become problematic and is why MATS was promulgated.

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The other major pollution control system which contributes significantly to the co-benefits of mercury removal is a SCR system which can be installed to achieve high levels of removal of NOX. SCRs are also very large and expensive systems (costing hundreds of millions of dollars in capital costs to install on a medium-size EGU) that are typically installed just after the flue-gas exits from the unit boiler. As a co-benefit, SCRs have been shown to oxidize a considerable percentage of the elemental mercury in many types of coal. If the EGU then has a combination of an SCR and a scrubber, we estimate that the EGU might achieve an overall reduction of 80-85% of the mercury in power plants that burn high-rank coals. The exact level of mercury emission reductions depends on the designs of these systems, the types of coal being burned and the operations of the power plant.

We believe that the large majority of the coal-fired EGUs in the U.S. employ some sort of sorbent injection system to achieve the very low mercury emission levels required by the MATS rule. Either the sorbent injection system is the primary removal method or such a system is employed as a supplemental system to SCR/scrubber combinations to achieve the emission limits.

Our Technology

SEA® Technology

Our SEA® technology provides total mercury control, providing solutions that are based on a thorough scientific understanding of actual and probable interactions involved in mercury capture in coal-fired flue gas. A complete understanding of the complexity of mercury-sorbent-flue gas interactions and chemisorption mechanisms allows for optimal control strategy and product formulation, resulting in effective mercury capture. Combined with a thorough proprietary audit of the plant and its configuration and instrumentation, we believe our complete science and engineering approach for mercury-sorbent-flue gas interactions are well-understood, highly predictive, and critical to delivering total mercury control.

The SEA® approach to mercury capture is specifically tailored for each application to match a customer’s coal type and boiler configuration for optimal results. Our two-pronged solution consists of a front-end sorbent injected directly into the boiler in minimal amounts combined with a back-end sorbent injection solution to ensure maximum mercury capture. We believe our two-part process uses fewer raw materials than other mercury capture systems and causes less disruption to plant operations. We believe our sorbent line, which is designed to meet or exceed the mercury mitigation requirements of our customers, offers superior performance and the lowest possible feed rates when compared to other solutions on the market. Our processes also preserve fly ash which can be sold and recycled for beneficial use.

Customized Emissions Services

In order to evaluate each customer’s needs, we finely tune the combustion chemistry using our technologies and specially formulated products. In order to achieve optimal results, we bring mercury emission analytics to the field for our demonstrations as opposed to collecting samples for laboratory analysis, while our team analyzes the entire plant’s performance once compliance testing has begun. As a result, we are able to offer customers:

•	Assessment of existing systems and suggested improvements;
•	Assessment and guidance of mercury capture and emissions;
•	Optimal design of the injection strategy and appropriate equipment layout and installation;
•	Sorbent optimization using flow modeling for a customized, low-cost plan for each unit;
•	Emission testing for mercury and other trace metals with our mobile laboratory; and
•	Ongoing research toward improved technology for mercury capture and rapid-response scientific support for emission or combustion issues as operations and regulations change.

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Our Growth Strategy

North American Markets for Our Technologies

North America is currently the largest market for our emissions technologies.

In the U.S. market, our success depends, in part, on the success of demonstrations performed with utility customers and the resulting contract awards to meet the MATS requirements in the long-term period and our operational performance with EGUs under contract.

In Canada, there are the 2000 Canada-wide Standards for Mercury Emissions and the 2006 Canada-wide Standards for Mercury Emissions from Coal-Fired Electric Power Generation Plants among all the provinces which was initially implemented in 2010, with caps in mercury emissions for each of the provinces. We believe we have the most effective technology for the EGUs in Canada and a strong patent position there, given our various registered patents all in the field of reducing and removing mercury emissions.

In 2010, we were awarded our first commercial contract to design, build, and install our solution on two large (670MW each) coal units in the western part of the U.S. This was a multi-million dollar, three year renewable contract, which was awarded as a result of a competitive demonstration process. We invested more than $1.4 million in the capital equipment for this project. Our systems out-performed the contract guarantees in all operational areas during startup and testing and went into commercial operation at the start of 2012. The system has successfully kept the plant in compliance since 2012.

At the present time, there are 16 EGUs in the U.S. that currently use our SEA® technologies. We expect to continue to conduct numerous demonstrations on prospective customer units throughout the rest of 2021 and thereafter.

Patent Enforcement

We believe that a significant percentage of coal-fired power plants in the United States have adopted and are infringing upon our two-part Sorbent Enhancement Additive (SEA®) process for mercury removal from coal-fired power plants. Since 2018, we have engaged a Dallas-based intellectual property and business litigation firm to oversee and spearhead our efforts to protect our intellectual property.

Beginning in 2019, we began to actively enforce our patent rights against unauthorized use of our patented technologies (i.e. infringers). In July 2019, we initiated our first patent litigation against four major owners and/or operators of coal-fired power plants in the United States and certain of their affiliates, along with certain other third parties in which we have claimed infringement of our patents related to our two-part process for mercury removal from coal-fired power plants. We have entered into agreements with four of the major defendants. Such litigation is continuing against the other parties. See “Business – Legal Proceedings”.

Throughout the rest of 2021 and beyond, we expect to pursue other infringers and have already communicated with some. Although additional litigation may be necessary to enforce our intellectual property rights, we view this as a last resort. Our goal and overall strategy is to convert infringers to our supply chain of sorbent products for mercury removal, or otherwise license our patents to them on a non-exclusive basis in connection with their respective coal-fired power plants.

Other Markets for Our Emissions Technologies

In March 2018, we entered into an agreement for a term of ten years with one of our primary suppliers to commercialize our technology throughout Europe. Under the terms of the agreement, we had granted such supplier an exclusive, non-transferable license to make, use, sell, and market our technology during the term throughout Europe (which included Germany and Poland which currently have the largest coal fleets in Europe). Under the terms of the agreement, such supplier had the right to terminate at any time on no less than 30 days’ prior written notice. Pursuant to notice provided to us by such supplier on November 6, 2020, the supplier advised us that it had undertaken a review of its strategy in the mercury control market and had decided to terminate the agreement effective as of December 6, 2020. Prior to its termination, no revenues had been generated from such agreement. We intend to continue to pursue the European market although no assurance can be made that any such efforts will be successful. The European market is significant although not as large as the market in the U.S. We believe more coal-fired EGUs operate throughout Europe than in the U.S. but are generally smaller EGUs.

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In May 2017, the European Union and seven of its member states ratified the Minamata Convention on Mercury, which triggered its entry into force with implementation starting in 2021. The Minamata Convention on Mercury is a global treaty to protect human health and the environment from the adverse effects of mercury. This Convention was a result of three years of meeting and negotiating, after which the text of the Convention was approved by delegates representing approximately 140 countries in January 2013 in Geneva and adopted and signed later that year in October 2013 by approximately 125 countries at a diplomatic conference held in Japan. It is expected that over the next few decades, this international agreement will enhance the reduction of mercury pollution from the targeted activities responsible for the major release of mercury to the environment.

In addition, in July 2017, the European Union, through the European Commission, adopted certain BREF standards for large coal-fired electric generating units. The BREFs are a series of reference documents covering certain industrial activities and provide descriptions of a range of industrial processes and their respective operating conditions and emission rates. Member states are required to take these documents into account when determining best available techniques. As a result of the EU’s adoption of these BREF conclusions, specific emissions limits are currently being developed.

With regard to business opportunities in China and other Asian countries, there currently exists no specific mandate for mercury capture that requires specific control technology. Nevertheless, we are optimistic of the prospects for mercury emissions regulations in China and Southeast Asia in the coming years, and because we have very broad patent rights in China, this has the potential to become a large business opportunity for us in future years. Based on statistics from Our World in Data and Enerdata, it is estimated that China represents approximately 50% of the world’s electric production from coal compared to the United States which represents approximately 14%. We are hopeful that as a result of the Minamata Convention, China as well as other countries will follow the U.S. in regulating mercury emissions.

Additional Business Opportunities

In October 2019, we entered into a license and development agreement with a nonrelated third party located in Alabama pursuant to which we have been jointly developing a plan to commercialize and market certain technology owned by the third party related to the removal of mercury from air and water emissions generated by coal burning power plants. Although no assurance can be given, we are optimistic that this arrangement will lead to a new revenue stream for us in the future.

During the first quarter of 2021, we announced that we are in the process of developing a proprietary methane gas emissions control technology which we believe can be adopted within the oil and gas industry. Methane is emitted from oil and gas operations worldwide and is believed to be a contributor to global warming. Methane is considered a greenhouse gas, like carbon dioxide. While we have not established a timeline for the introduction of our technology, we hope to be able to commercialize our efforts in 2022 and thereafter.

In addition, during the first quarter of 2021, we announced new technologies under development intended to improve the processing of REEs in North America. Currently, most of the demand for REEs in the United States is purchased from China. REEs are commonly used today in automobile catalysts and petroleum refining catalysts, televisions, magnets, batteries and medical devices. Our new technologies are under development in conjunction with our collaboration with the Alabama third party entity mentioned above and its affiliates. Such technologies focus on improving the cost of extracting rare earth minerals along with improving the environmental footprint of extracting those REEs from their solvent state. While there is no established timeline for the introduction of these technologies after further testing is performed, we hope that if such further testing is successful, these technologies can begin to be commercialized in 2022 and thereafter.

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Risks Associated with our Business

An investment in our common stock involves a high degree of risk. You should carefully consider the risks summarized below. These risks, and other risks, are discussed more fully in the section titled “Risk Factors” following this prospectus summary. These risks include, but are not limited to, the following:

•	Demand for our services and products is largely driven by coal consumption by North American electricity power generating plants. Any significant changes that diminish the use of coal as a primary fuel source for electricity production may adversely affect our business;

•	Our industry is highly competitive. If we are unable to compete effectively with competitors having greater resources than we do, our financial results could be adversely affected;

•	We may not be able to successfully protect our intellectual property rights, and we may not be successful in patent litigation, which could put one or more of our patents at risk of being invalidated, held unenforceable, or interpreted narrowly and could put our patent applications at risk of not issuing;

•	We depend on third-party suppliers for materials needed to implement our emissions technologies, key customers, and a small number of key employees—the losses of which could negatively impact our business, our financial results, our operations, and our projected future growth;

•	Business interruptions, including any interruptions resulting from COVID-19, could significantly disrupt our operations and could have a material adverse impact on us;

•	Our business focus has predominantly been mercury removal from power plant emissions, which is driven primarily by regulation. Any significant changes in mercury and other emission regulation could have a major impact on us;

•	Our common stock has in the past been a “penny stock” under SEC rules, and may be subject to the “penny stock” rules in the future. It may be more difficult to resell securities classified as “penny stock”; and

•	the other factors described in “Risk Factors.”

Reverse Stock Split

Our board of directors and shareholders have approved a reverse split of our outstanding shares of common stock at a specific whole number ratio within a range from 1-for-2 to 1-for-7, and the shareholders also granted authorization to our board to determine, in its sole discretion, the specific ratio and timing of such reverse stock split. We intend to effect such reverse stock split only to the extent necessary to effectuate our intended listing of our common stock on Nasdaq or remain in compliance with continued listing requirements of Nasdaq, however we cannot guarantee that that such reverse stock split will be necessary or will occur in connection with the listing of our common stock on Nasdaq, or that Nasdaq will approve our initial listing application for our common stock upon such reverse stock split.

Recent Developments

Preliminary Earnings

On October 19, 2021, we issued a press release reporting a recent operational summary and preliminary revenue results for the third quarter ended September 30, 2021 that included the information set forth below. These preliminary results should be read in conjunction with the sections titled ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations’’ and ‘‘Summary Financial Data’’ and our financial statements and related notes thereto presented elsewhere in this prospectus.

•	Completed phase 1 testing of our REE technology with Pennsylvania State University’s College of Earth and Mineral Sciences confirming 80-90% efficiency rate in extracting select REEs.

•	Received approval from the District Judge of the U.S. District Court in Delaware of the adoption of the report and recommendation of the Magistrate Judge to allow us to proceed with litigation claims against certain refined coal entities as named in the 2019 lawsuit that we initiated against certain defendants for infringement of our patents related to our two-part Sorbent Enhancement Additive (SEA®) process for mercury removal from coal-fired power plants, providing exciting forward momentum in our significant lawsuit to rightfully protect our patented technology for mercury emissions capture.

•	Signed a five-year license agreement with a utility in the Midwest U.S. to provide a non-exclusive license to certain ME2C patents for use in connection with the utility’s coal-fired power plant.

•	Revenues for third quarter of 2021 are expected to increase approximately 75% to at least $4.9 million compared to revenues of $2.8 million in the same quarter last year. Final recognized revenue is subject to our quarterly review and will be released with our unaudited financial statements and related quarterly report.

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The preliminary financial results presented above are not a comprehensive statement of our financial performance for the quarter ended September 30, 2021. Our independent registered public accounting firm, Rotenberg Meril Solomon Bertiger & Guttilla, P.C., has not audited or reviewed, and does not express an opinion with respect to this information. When our Form 10-Q for the quarter ended September 30, 2021 is filed with the SEC, it will contain additional disclosure and any adjustments necessary, in the opinion of management, for a fair presentation of such information. We are required to consider all available information through the finalization of our financial statements and their possible impact on our financial conditions and results of operations for the period, including the impact of such information on the complex judgments and estimates referred to above. As a result, subsequent information or events may lead to material differences between the information about the results of operations described herein and the results of operations described in our subsequent quarterly report. Accordingly, you should not place undue reliance on these preliminary financial results.

Guidance

The press release issued on October 19, 2021 also includes financial guidance, specifically that we expect revenues in the fourth quarter of 2021 for our core business to reach $4 million and that, for the full year 2021, we expect significant growth over full year 2020 and to realize positive cash flow from operations for the foreseeable future. This guidance is based on our management’s current expectations and is subject to uncertainty and changes in circumstances. You are cautioned that forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the statements made. Accordingly, you should not place undue reliance on this guidance.

Corporate Information

We were originally incorporated on July 19, 1983 in the State of Utah and subsequently domesticated as a Delaware corporation in February 2007. We changed our name to Midwest Energy Emissions Corp. in September 2011. ME2C Environmental is a trade name of Midwest Energy Emissions Corp.

Our wholly owned subsidiary, MES, Inc., was originally incorporated in December 2008 in the State of North Dakota.

On June 23, 2011, we completed a merger transaction (the “Merger”) whereby MES, Inc. (then called Midwest Energy Emissions Corp.) became our wholly owned subsidiary. As a result of the Merger, our business began to focus on the delivery of mercury capture technologies to power plants in North America, Europe, and Asia.

Our principal place of business is located at 1810 Jester Drive, Corsicana, Texas 75109, which location we have maintained for manufacturing and distribution of our products since 2015. As of December 2019, we relocated our corporate headquarters to such address which corporate headquarters prior thereto were maintained at 670 D Enterprise Drive, Lewis Center, Ohio 43035. Our telephone number is (614) 505-6115. Our corporate website address is http://www.me2cenvironmental.com. We do not incorporate the information on or accessible through our website to be part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” as defined in the Exchange Act. We may take advantage of certain of the scaled disclosures available to smaller reporting companies until the fiscal year following the determination that the aggregate market price of our voting and non-voting common stock held by non-affiliates is more than $250 million measured on the last business day of our second fiscal quarter, or our annual revenues are less than $100 million during the most recently completed fiscal year and the aggregate market price of our voting and non-voting common stock held by non-affiliates is more than $700 million measured on the last business day of our second fiscal quarter.

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THE OFFERING

Common stock offered by us:	[ ] shares
Common stock to be outstanding immediately following this offering:	[ ] shares ([ ] shares if the underwriters exercise their option to purchase additional shares in full)
Underwriters’ option to purchase additional shares from us:

We have granted the underwriters a [45-day] option to purchase up to an aggregate of [ ] additional shares of common stock from us at the public offering price, less underwriting discounts and commissions, on the same terms as set forth in this prospectus.

Use of proceeds:

We estimate that we will receive net proceeds from this offering of approximately $[ ] million, or approximately $[ ] million if the underwriters exercise their option to purchase additional shares in full, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We currently intend to use the net proceeds from this offering, together with our existing cash, to, among other things, repay amounts outstanding under our Debt Repayment Agreement (as defined below), fund the research and development of our technologies, services, and products and for working capital and other general corporate purposes, including organic expansion and the funding of acquisitions and licenses. See “Use of Proceeds” below.

Dividend policy:	We do not currently intend to pay dividends on our common stock.
Risk factors:

An investment in our common stock involves a high degree of risk. You should read this prospectus carefully, including the section entitled “Risk Factors” and the consolidated financial statements and the related notes to those statements included in this prospectus, before investing in our common stock before deciding to invest in shares of our common stock.

Proposed Nasdaq Capital Market Symbol:

“MEEC” – Our common stock is presently quoted on the OTCQB Venture Market under the symbol “MEEC.” We have applied to list our common stock on the Nasdaq Capital Market under the symbol “MEEC.” [We will not proceed with this offering in the event the common stock is not approved for listing on Nasdaq.]

After giving effect to the planned reverse stock split of our common stock at a ratio of 1-for-[ ], the number of shares of common stock to be outstanding after this offering is based on [ ] shares of common stock outstanding at [ ], 2021, and excludes the following:

• [ ] shares of common stock issuable upon exercise of our outstanding stock options at a weighted average exercise price of $[ ] per share; and

• [ ].

• Unless otherwise indicated, all information in this prospectus reflects or assumes:

• no exercise by the underwriters of their option to purchase up to [ ] additional shares of common stock in this offering; and

• [ ].

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SUMMARY FINANCIAL DATA

The financial data as of and for the six months ended June 30, 2021 and the balance sheet data as of June 30, 2021 are derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. The financial data for the years ended December 31, 2020 and 2019 and the balance sheet data as of December 31, 2020 and 2019 are derived from our audited consolidated financial statements also included elsewhere in this prospectus. You should read this data together with our consolidated financial statements and related notes included elsewhere in this prospectus and the information under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our historical results are not necessarily indicative of our results in any future period and results from our interim period may not necessarily be indicative of the results of the entire year. Per share amounts presented herein reflect the implementation of the 1-for-[ ] reverse stock split as if it had occurred at the beginning of the earliest period presented.

Summary of Operations

	Years Ended December 31,		Six Months Ended June 30, (unaudited)
	2020	2019	2021	2020
Revenues	$8,158,448	$11,417,027	$5,297,334	$3,000,178
Cost of sales	5,440,395	8,335,436	2,980,566	2,316,383
Operating expenses
Other income (expense)
Net income (loss) before provision for income taxes	(5,815,622)	(6,083,286)	(2,143,099)	(2,678,088)
Provision for income taxes	(10,000)	(14,000)	(4,518)
Net income (loss) after provision for income taxes	(5,825,622)	(6,097,286)	(2,147,617)	(2,678,088)

Condensed Balance Sheet
			June 30, 2021
			Actual	As Adjusted
Cash			$1,689,352
Total current assets			3,832,979
Total assets			8,497,774
Total current liabilities			3,617,023
Total non-current liabilities
Total liabilities			17,805,331
Working capital (deficit)
Preferred stock			89,246
Common stock			56,234,920
Additional paid in capital			(65,631,723)
Accumulated surplus (deficit)			(9,307,557)
Total stockholders’ equity

The as adjusted column in the balance sheet data above gives effect to the sale of [ ] shares of common stock to be sold for cash in this offering at the public offering price of $[ ] per share of common stock (the last reported sales price of our common stock on [ ], 2021), after deducting underwriting discounts and commissions and estimated offering expenses payable by us, as if the sale had occurred on June 30, 2021.

Each $1.00 increase (decrease) in the public offering price of $[ ] per share of common stock, the last reported sales price of our common stock on [ ], 2021, would increase (decrease) our shareholder’s equity, as adjusted, after this offering by approximately $[ ] million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remain the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares of common stock we are offering. An increase (decrease) of 100,000 shares of common stock offered by us would increase (decrease) our shareholder’s equity, as adjusted, after this offering by approximately $[ ], assuming that the public offering price remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

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RISK FACTORS

An investment in our common stock is speculative and involves a high degree of risk including the risk of a loss of your entire investment. You should carefully consider the following risk factors. These risk factors contain, in addition to historical information, forward-looking statements that involve risks and uncertainties. Our actual results could differ significantly from the results discussed in the forward-looking statements. The occurrence of any of the adverse developments described in the following risk factors and in the documents incorporated herein by reference could materially and adversely harm our business, financial condition, results of operations, or prospects. In such event, the value of our common stock could decline, and you could lose all or a substantial portion of the money that you pay for our common stock. In addition, the risks and uncertainties discussed below are not the only ones we face. Our business, financial condition, results of operations, or prospects could also be harmed by risks and uncertainties not currently known to us or that we currently do not believe are material, and these risks and uncertainties could result in a complete loss of your investment. In assessing the risks and uncertainties described below, you should also refer to the other information contained in this prospectus (as supplemented or amended).

Risks Related to Our Company

Demand for our services and products is largely driven by coal consumption by North American electricity power generating plants. Any significant changes that diminish the use of coal as a primary fuel source for electricity production may adversely affect our business.

North American coal-fired electricity generating units comprise the basis of the market for our services and products. Regulations mandating or incentivizing the purchase of power from renewable energy sources (e.g. wind, solar, hydroelectric, geothermal) and/or the phasing out of coal-fired power plants could lessen the demand for electricity from such plants and overall reduce the number of coal-fired electricity generating units and the amount of coal burned, thereby decreasing the demand for our services and products which could adversely affect our business. The phasing out of coal-fired plants has already had a negative effect on our results of operations. Continued promulgation of these regulations in North America is affected by, among other things, politics, perceived environmental impact, and public favor.

The risks associated with technological change may make our products and services less marketable.

The market into which we sell our products and services is characterized by periodic technological change as well as evolving industry standards and regulations. The nature of such market will require that we continually improve and/or modify the performance, features, and reliability of our products and services, particularly in response to possible competitive offerings. Unless we are able to enhance, improve, and/or modify existing products in a timely manner or to develop and introduce new products that incorporate new technologies or conform with evolving industry standards and regulations, our products and services may be rendered less marketable.

Our industry is highly competitive. If we are unable to compete effectively with competitors having greater resources than we do, our financial results could be adversely affected.

Our major competitors in the U.S. and Canada include companies such as Advanced Emissions Solutions, Inc., Albemarle Corporation, Cabot Corporation, Calgon Carbon Corporation, Carbonxt, Inc., Environmental Energy Services Inc., and Nalco Company. These companies employ large sales staff and are well positioned in the market. Our ability to compete successfully depends in part upon our ability to offer superior technology, including a superior team of sales and technical staff. If we are unable to maintain our competitive position, we could lose market share to our competitors which is likely to adversely impact our financial results.

We may not be able to successfully protect our intellectual property rights.

We own a number of significant patents and patents pending covering the U.S., Canada, Europe, and China for our technology. Certain critical technology related to our systems and products is protected by trade secret laws and confidentiality and licensing agreements. There can be no assurance that outstanding patents will not be challenged or circumvented by competitors, or that such other protection provided by trade secret laws and confidentiality and licensing agreement will prove adequate. We cannot assure you that we will have adequate remedies against contractual counterparties for disclosure of our trade secrets or violation of ME2C Environmental’s intellectual property rights. As a result, we may not be able to successfully defend our patents or protect proprietary aspects of our technology.

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We may not be successful in patent litigation.

In July 2019, we announced that we had initiated patent litigation against defendants in the U.S. District Court for the District of Delaware for infringement of certain patents which relate to our two-part Sorbent Enhancement Additive (SEA®) process for mercury removal from coal-fired power plants. Investors should note that patent litigation, like most types of commercial litigation, can be expensive, time-consuming, and unpredictable. Although we already entered into agreements with each of the four major utility defendants in this litigation, such action will continue with respect to the other defendants still involved. In fact, we recently received approval from the District Judge of the U.S. District Court in Delaware of the adoption of the report and recommendation of the Magistrate Judge to allow us to proceed with litigation claims against certain refined coal entities as named in the 2019 lawsuit. There is no assurance that the continuing litigation with the remaining defendants, or any future patent litigation which we may commence, will be successful. In addition, in an infringement proceeding, a court may decide that one or more of our patents are not valid or enforceable, or a court may refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover the technology in question. An adverse result in any litigation could put one or more of our patents at risk of being invalidated, held unenforceable, or interpreted narrowly and could put our patent applications at risk of not issuing. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from our business.

We depend on third-party suppliers for materials needed to implement our emissions technologies.

We buy all the raw materials needed to implement our technologies and provide uniquely formulated products for effective mercury removal from third-party suppliers. Suppliers of our raw materials include large companies that have provided materials for decades and have an international presence. When we use PAC as one component of our sorbent material, we buy it in the market from large activated carbon manufacturers. We believe that we have excellent relationships with our current suppliers. If any of our suppliers should become unavailable to us for any reason, there are a number of other suppliers that we believe can be contracted with expeditiously to supply the raw materials that we need, ensuring a continued supply of our products to our customers. However, the possibility exists that we may not be able to secure such arrangements on terms acceptable to us which could negatively impact our business.

We are dependent on key customers. A significant adverse change in such relationships could adversely impact our results of operations and financial condition.

Our customers are concentrated, so the loss of one or more key customers or a material reduction in business performed for them could cause us to experience a decline in net sales, which could adversely affect our financial results. In addition, there can be no assurance that such customers will not experience financial difficulties or other problems which could delay such customers in paying for product and services on a timely basis or at all. Any problems with such customers can be expected to have an adverse impact on our results of operations and financial condition.

We rely on a small number of key employees. The loss of more than one of these employees could disrupt our operations and future growth.

We have a limited number of employees and we depend on the continued services and performance of our key personnel. The loss of more than one member of this team could disrupt our operations and negatively impact our projected future growth. In addition, as we continue to grow, we cannot guarantee we will continue to attract and retain the personnel we need to maintain our competitive position.

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Our lack of diversification increases the risk of an investment in the Company.

Our business lacks significant diversification and is dependent on the success of our mercury emission control technologies. As a result, we are impacted more acutely by factors affecting our industry or the regions in which we operate than we would if our business were more diversified, enhancing our risk profile.

Low gas prices could negatively impact our results of operations; mild weather could also have corresponding effects on the demand for coal.

Our mercury-emissions control technologies are used by coal-fired power plants primarily in the United States. At such times that gas prices remain low for an extended period of time or drop substantially, power suppliers will likely rely more upon gas-fired units rather than coal plants in meeting their power needs. Gas prices can be very volatile and are influenced by numerous factors beyond our control. For example, market prices for natural gas have recently been low which has caused, and will likely continue to cause, a weaker demand for our products until such time that such prices increase. In addition, mild winter months in the U.S. will also result in less of a power demand which will also be expected to negatively impact our operations.

Our insurance coverage may not be adequate to protect us from all business risks.

We may be subject, in the ordinary course of business, to claims resulting from products liability, employment-related actions, class action lawsuits, accidents, acts of God, and other actions against us. Additionally, our insurance coverage may be insufficient to cover all existing and future claims against us. We may be compelled to expend significant time and resources defending any such claims, and a loss that is uninsured or which exceeds policy limits may require us to pay substantial amounts, which could adversely affect our financial condition and operating results.

Litigation resulting from disputes with customers may result in substantial costs, liabilities, and loss of revenues.

From time to time, we may be faced with disputes with our customers over the provisions of supply contracts relating to, among other things, pricing, quality, quantity, and the existence of specified conditions beyond our or our customers’ control that impact performance obligations under the particular contract. In the event such disputes occur, we may not be able to resolve those disputes in a satisfactory manner which could have a material adverse effect on our business, financial condition, and results of operations.

Revenues are generated under contracts that must be renegotiated periodically.

Substantially all of our revenues are generated under contracts which expire periodically or which must be frequently renegotiated, extended, or replaced. Whether these contracts are renegotiated, extended, or replaced is often subject to factors that may be beyond our control, including an extremely competitive marketplace for the services we offer. We cannot assure you that the costs and pricing of our services can remain competitive in the marketplace or that we will be successful in renegotiating our contracts.

Business interruptions, including any interruptions resulting from COVID-19, could significantly disrupt our operations and could have a material adverse impact on us.

The ongoing coronavirus disease (COVID-19) outbreak which began in China at the beginning of 2020 has impacted various businesses throughout the world, including the implementation of travel bans and restrictions and the extended shutdown of certain businesses in impacted geographic regions. During this time, we have continued to conduct our operations while responding to the pandemic with actions to mitigate adverse consequences to our employees, business, supply chain, and customers. Nevertheless, the duration and scope of the COVID-19 pandemic continues to be uncertain. If the coronavirus situation does not improve during the rest of 2021 or should worsen, we may experience disruptions to our business including, but not limited to, the availability of raw materials and equipment, to our workforce, or to our business relationships with other third parties. The extent to which the coronavirus impacts our operations in other areas or those of our third-party partners will depend on future developments, which are highly uncertain and cannot be predicted with confidence. Any such disruptions or losses we incur could have a material adverse effect on our financial results and our ability to conduct business as expected.

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Maintaining and improving our financial controls may divert management’s attention and increase costs.

We are subject to the requirements of the Securities Exchange Act of 1934, including the requirements of the Sarbanes-Oxley Act of 2002. The requirements of these rules and regulations have increased in recent years, causing an increase in legal and financial compliance costs, and make some activities more difficult, time-consuming, or costly and may also place undue strain on our personnel, systems, and resources. Such rules and regulations require, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. This can be difficult to do. In this regard, our management concluded our internal control over financial reporting was not effective as of December 31, 2020. While certain remedial actions have been completed, we continue to actively plan for and implement additional control procedures to improve our overall control environment and expect these efforts to continue throughout the rest of 2021 and beyond. As a result of this and similar activities, management’s attention may be diverted from other business concerns, which could have a material adverse effect on our business, financial condition, and results of operations. Further, investors could lose confidence in our financial reports, and our stock price may be adversely affected, if our internal controls over financial reporting continue to be found not to be effective by management or if we make disclosure of existing or potential significant deficiencies or material weaknesses in those controls in the future. Relatedly, if we fail to remediate any such material weakness in the future, we may not be able to accurately report our financial condition or results of operations.

Our board of directors concluded in 2020 that we needed to restate previously issued financial statements as a result of a change in accounting for a certain debt restructuring.

On April 13, 2020, our board of directors (which currently acts as our audit committee) concluded, after consultation with management and our financial consulting firm, that our previously issued unaudited financial statements for the periods ended March 31, 2019, June 30, 2019, and September 30, 2019, included in our Quarterly Reports of Form 10-Q for the periods ended March 31, 2019, June 30, 2019, and September 30, 2019, respectively, should no longer be relied upon as a result of the change in accounting for a certain debt restructuring. We concluded that a gain on debt restructuring recognized during the first quarter of 2019 should have been accounted for as a capital transaction. Specifically, on February 25, 2019, we entered into an Unsecured Note Financing Agreement with AC Midwest, pursuant to which AC Midwest exchanged a previously issued subordinated unsecured note in the principal amount of $13,000,000, together with all accrued and unpaid interest thereon, for a new unsecured note in the principal amount of $13,154,931. We recorded a gain of $3,412,402 on this exchange which we concluded in April 2020 should have been recorded as an equity transaction capital contribution. The adjustments resulting therefrom, which are non-cash in nature, increased additional paid-in capital and increased our previously reported net loss, but had no impact on previously reported cash, working capital, total assets, total liabilities, and revenues. Nevertheless, such restatement may have caused, or could in the future cause, investors in our securities to lose confidence in our financial statements and management which could result in a decrease in our stock price and negative sentiment in the investment community.

Liquidity risk could impair our ability to fund operations and jeopardize our financial condition.

Liquidity, i.e. ready access to funds, is essential to our business. Our access to external sources of financing could be impaired by factors that are specific to us or others that may be outside of our control. As a result, such liquidity risk could impair our ability to funds operations and jeopardize our financial condition.

Doubt regarding our ability to continue as a going concern has been expressed in the past.

The accompanying consolidated financial statements as of December 31, 2020 and the condensed consolidated financial statements as of June 30, 2021 have been prepared assuming the Company will continue as a going concern.

As reflected in the consolidated financial statements for the year ended December 31, 2020, we had an accumulated deficit of $63 million and a negative working capital of $984,112 at December 31, 2020. Additionally, we had a net loss in the amount of $5.8 million and cash used by operating activities of $1.2 million for the year ended December 31, 2020. As reported in our Annual Report on Form 10-K for the year ended December 31, 2020, management concluded that such factors raise substantial doubt about our ability to continue as a going concern for the next twelve months from the issuance of such consolidated financial statements included in our Annual Report on Form 10-K.

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As reflected in the condensed consolidated financial statements for the six months ended June 30, 2021, we had $1.7 million in cash, working capital of $216,000 and an accumulated deficit of $65.6 million. Additionally, we had a net loss of $2.1 million and cash provided by operating activities of approximately $502,000 for the six months ended June 30, 2021. However, during the first six months of 2021, we eliminated $4,430,000 of convertible notes through conversions to shares of common stock. In June 2021, we announced that we had entered into a Debt Repayment and Exchange Agreement with our principal lender which, subject to various closing conditions including but not limited to the completion of an offering of equity securities resulting in net proceeds of at least $12.0 million by December 31, 2021, will repay all existing secured and unsecured debt obligations held by such lender. Based upon the elimination of convertible notes in the principal amount of $4,430,000, the agreement entered into with our principal lender, and our current cash position and recent positive cash flow trends, management believes substantial doubt regarding our ability to continue as a going concern has been mitigated which was reported in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2021. We believe we will have sufficient working capital to fund operations for at least the next twelve months from the date of issuance of such financial statements.

Yet, and as noted above, you should be aware that such doubt regarding our ability to continue as a going concern has been expressed in the past, and we cannot assure you that such doubt will not have to be expressed in the future.

Risks Related to Regulation

Our business focus has predominantly been mercury removal from power plant emissions, which is driven primarily by regulation. Any significant changes in mercury and other emission regulation could have a major impact on us.

Our business focus has predominantly been mercury reduction in flue gas emissions from large coal-fired utility and industrial boilers. This market is primarily based on air pollution control regulations and enforcement of those regulations. Any significant change in these regulations would have a dramatic effect on us, especially in North America (and primarily the United States) which is currently the largest market for our technology. Specifically, on February 16, 2012, the EPA published the final Coal- and Oil-Fired Electric Utility Steam Generating Units National Emission Standards for Hazardous Air Pollutants, known as MATS, which sets forth federal mercury emission levels. Power plants were required to begin complying with MATS on April 16, 2015, unless they were granted a one-year extension to begin to comply.

The MATS regulation has been subject to legal challenge since being enacted. In June 2015, the U.S. Supreme Court held that the EPA unreasonably failed to consider costs in determining whether it is “appropriate and necessary” to regulate hazardous air pollutants, including mercury, from power plants, but left the rule in place. On remand, following the Supreme Court’s instructions to consider costs, the EPA in April 2016 issued a final supplemental finding reaffirming the MATS rule on the ground that it is supported by the cost analysis the Supreme Court required. That supplemental finding remains under review by the D.C. Circuit. In April 2017, the EPA asked the court to place that litigation in abeyance, stating that the Agency then under the Trump Administration was reviewing the supplemental finding to determine whether it should be reconsidered in whole or in part. The court granted the EPA’s abeyance request which has remained in place. In April 2020, the EPA concluded that the 2016 supplemental finding was flawed in part due to its reliance on co-benefits to justify MATS and withdrew the EPA’s 2016 “appropriate-and-necessary” determination as erroneous, but left the 2011 MATS rule in place pursuant to D.C. Circuit case law holding that a source category may only be removed from the list of categories to be regulated through a rigorous delisting process that cannot currently be satisfied by the EPA. Upon taking office, the Biden Administration in January 2021 directed the EPA to review the previous Administration’s actions on various environmental matters including the withdrawal of the “appropriate and necessary” determination, for conformity with Biden Administration environmental policy. Nevertheless, legal challenges may continue with respect to the MATS regulation which could extend uncertainty over the status of MATS for a number of years. Investors should note that any changes to the MATS rule could have a negative impact on our business.

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Delays in enactment of foreign regulations could restrict our ability to reach our strategic growth targets in Europe and Asia.

Our strategic growth initiatives are reliant upon more restrictive environmental regulations being enacted for the purpose of mercury control from power plant emissions in Europe and in China and other Asian countries. In May 2017, the European Union and seven of its member states ratified the Minamata Convention on Mercury, which triggered its entry into force with implementation starting in 2021. The Minamata Convention on Mercury is a global treaty to protect human health and the environment from the adverse effects of mercury. With regard to business opportunities in China and other Asian countries, there currently exists no specific mandate for mercury capture that requires specific control technology, such as we offer. China is the largest producer and consumer of coal in the world. Nevertheless, we are hopeful that as a result of the Minamata Convention, China as well as other countries will follow the U.S. in regulating mercury emissions. If stricter regulations are delayed or are not enacted, our sales growth targets in Europe and Asia could be adversely affected.

Risks Associated with an Investment in our Common Stock

Our common stock has a limited trading market, which could affect your ability to sell shares of our common stock and the price you may receive for our common stock.

Our common stock is currently traded in the over-the-counter market on the OTCQB maintained by OTC Markets Group Inc. under the symbol “MEEC.” However, as the OTCQB is an unorganized, inter-dealer, over-the-counter market that provides significantly less liquidity than Nasdaq or other national securities exchanges, there has been only limited trading activity in our common stock, and we have a relatively small public float compared to the number of our shares outstanding. Further, while we have applied to list our common stock on the Nasdaq Capital Market, even if our common stock is listed on the Nasdaq Capital Market, we cannot predict the extent to which investors’ interest in our common stock will provide an active and liquid trading market. If an active trading market for our common stock does not develop or is not sustained following this offering, you may not be able to sell your shares quickly or at the market price. Our ability to raise capital to continue to fund operations by selling shares of our common stock and our ability to acquire other companies or technologies by using shares of our common stock as consideration may also be impaired. The public offering price of our common stock will be determined by negotiations between us and the underwriters and may not be indicative of the market prices of our common stock that will prevail in the trading market.

Our stock price may be volatile, which could result in substantial losses to investors and litigation.

In addition to changes to market prices based on our results of operations and the factors discussed elsewhere in this “Risk Factors” section, the market price of and trading volume for our common stock may change for a variety of other reasons, not necessarily related to our actual operating performance. The capital markets have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock. In addition, the average daily trading volume of the securities of small companies can be very low, which may contribute to future volatility. Factors that could cause the market price of our common stock to fluctuate significantly include:

•	the results of operating and financial performance and prospects of other companies in our industry;

•	strategic actions by us or our competitors, such as acquisitions or restructurings;

•	announcements of innovations, increased service capabilities, new or terminated customers, or new, amended, or terminated contracts by our competitors;

•	the public’s reaction to our press releases, other public announcements, and filings with the SEC;

•	lack of securities analyst coverage or speculation in the press or investment community about us or market opportunities in our industry or about the market for coal-fired power in the U.S. or abroad;

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•	changes in government policies in the United States and, as our international business increases, in other foreign countries;

•	changes in earnings estimates or recommendations by securities or research analysts who track our common stock or failure of our actual results of operations to meet those expectations;

•	market and industry perception of our success, or lack thereof, in pursuing our growth strategy;

•	changes in accounting standards, policies, guidance, interpretations, or principles;

•	any lawsuit involving us, our services, or our products;

•	arrival and departure of key personnel;

•	sales of common stock by us, our investors or members of our management team; and

•	changes in general market, economic and political conditions in the United States, and global economies or financial markets, including those resulting from natural or man-made disasters.

Any of these factors, as well as broader market and industry factors, may result in large and sudden changes in the trading volume of our common stock and could seriously harm the market price of our common stock, regardless of our operating performance. This may prevent you from being able to sell your shares at or above the price you paid for your shares of our common stock, if at all. In addition, following periods of volatility in the market price of a company’s securities, stockholders often institute securities class action litigation against that company. Our involvement in any class action suit or other legal proceeding could divert our senior management’s attention and could adversely affect our business, financial condition, results of operations, and prospects.

Shares eligible for future sale may have adverse effects on our share price.

Sales of substantial amounts of shares or the perception that such sales could occur may adversely affect the prevailing market price for our shares. We may issue additional shares in subsequent public offerings or private placements to make new investments or for other purposes. We are not required to offer any such shares to existing shareholders on a preemptive basis. Therefore, it may not be possible for existing shareholders to participate in such future share issuances, which may dilute the existing shareholders’ interests in us.

We do not anticipate paying any cash dividends on our capital stock in the foreseeable future.

We currently intend to retain all of our future earnings to finance the growth and development of our business, and therefore, we do not anticipate paying any cash dividends on our capital stock in the foreseeable future. We believe it is likely that our board of directors will continue to conclude that it is in the best interests of the Company and its shareholders to retain all earnings (if any) for the development of our business. In addition, the terms of any future debt agreements may preclude us from paying dividends. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

We may need to raise additional capital in the future. Additional capital may not be available to us on commercially reasonable terms, if at all, when or as we require. If we issue additional shares of our common stock or other securities that may be convertible into, or exercisable or exchangeable for, our common stock, our existing stockholders would experience further dilution and could trigger anti-dilution provisions in outstanding warrants.

Assuming we meet our current operating budget, we do not expect to need capital in the short-term. However, we may need to raise additional capital in the future. Future financings may involve the issuance of debt, equity, and/or securities convertible into or exercisable or exchangeable for our equity securities. These financings may not be available to us on commercially reasonable terms or at all when and as we require funding. If we are able to consummate such financings, the trading price of our common stock could be adversely affected and/or the terms of such financings may adversely affect the interests of our existing stockholders. Any failure to obtain additional working capital when required would have a material adverse effect on our business and financial condition and may result in a decline in our stock price. Any issuances of our common stock, preferred stock, or securities such as warrants or notes that are convertible into, or exercisable or exchangeable for, our capital stock would have a dilutive effect on the voting and economic interest of our existing stockholders.

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Our officers and directors are entitled to indemnification from us for liabilities under our articles of incorporation, which could be costly to us and may discourage the exercise of stockholder rights.

Our articles of incorporation provide that we possess and may exercise all powers of indemnification of our officers, directors, employees, agents, and other persons and our bylaws also require us to indemnify our officers and directors as permitted under the provisions of the Delaware General Corporate Law. We also have contractual indemnification obligations under our agreements with our directors and officers. The foregoing indemnification obligations could result in our Company incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers. These provisions and resultant costs may also discourage our Company from bringing a lawsuit against directors, officers, and employees for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our stockholders against our directors, officers, and employees even though such actions, if successful, might otherwise benefit our Company and stockholders.

Risks Related to this Offering and Our Securities

Investors in this offering will experience immediate and substantial dilution in net tangible book value.

The public offering price per unit is substantially higher than the net tangible book value per share of our outstanding shares of common stock. As a result, investors in this offering will incur immediate dilution of $[ ] per share, based on the public offering price of $[ ] per share. Investors in this offering will pay a price per unit that substantially exceeds the book value of our assets after subtracting our liabilities. See “Dilution” for a more complete description of how the value of your investment will be diluted upon the completion of this offering.

Immediately prior to the consummation of this offering, we expect to have approximately [ ] outstanding stock options to purchase our common stock with exercise prices that are below the assumed public offering price of our common stock. To the extent that these options are exercised, there will be further dilution.

If we cannot satisfy the initial listing standards, or continue to satisfy the continued listing standards, of the Nasdaq Capital Market, our securities may not be listed or may be delisted, which could negatively impact the price of our securities and your ability to sell them.

We will seek to have our securities approved for listing on the Nasdaq Capital Market upon consummation of this offering. We cannot assure you that we will be able to meet those initial listing requirements at that time. Even if our securities are listed on the Nasdaq Capital Market, we cannot assure you that our securities will continue to be listed on the Nasdaq Capital Market.

In addition, following this offering, in order to maintain our listing on the Nasdaq Capital Market, we will be required to comply with certain rules of the Nasdaq Capital Market, including those regarding minimum shareholders’ equity, minimum share price, minimum market value of publicly held shares, and various additional requirements. Even if we initially meet the listing requirements and other applicable rules of the Nasdaq Capital Market, we may not be able to continue to satisfy these requirements and applicable rules. If we are unable to satisfy the Nasdaq Capital Market criteria for maintaining our listing, our securities could be subject to delisting.

If the Nasdaq Capital Market subsequently delists our securities from trading, we could face significant consequences, including:

●	a limited availability for market quotations for our securities;

●	reduced liquidity with respect to our securities;

●

a determination that our common stock is a “penny stock,” which will require brokers trading in our common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our common stock;

●	limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

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Our common stock has in the past been a “penny stock” under SEC rules, and may be subject to the “penny stock” rules in the future. It may be more difficult to resell securities classified as “penny stock.”

In the past (including immediately prior to the closing of this offering), our common stock was a “penny stock” under applicable SEC rules (generally defined as non-exchange traded stock with a per-share price below $5.00). [While our common stock will not be considered “penny stock” following this offering since it will be listed on the Nasdaq Capital Market,] if we are unable to maintain that, unless we maintain a per-share price above $5.00, our common stock will become a “penny stock.” These rules impose additional sales practice requirements on broker-dealers that recommend the purchase or sale of penny stocks to persons other than those who qualify as “established customers” or “accredited investors.” For example, broker-dealers must determine the appropriateness for non-qualifying persons of investments in penny stocks. Broker-dealers must also provide, prior to a transaction in a penny stock not otherwise exempt from the rules, a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, disclose the compensation of the broker-dealer and its salesperson in the transaction, furnish monthly account statements showing the market value of each penny stock held in the customer’s account, provide a special written determination that the penny stock is a suitable investment for the purchaser, and receive the purchaser’s written agreement to the transaction.

Legal remedies available to an investor in “penny stocks” may include the following:

•	If a “penny stock” is sold to the investor in violation of the requirements listed above, or other federal or states securities laws, the investor may be able to cancel the purchase and receive a refund of the investment.

•	If a “penny stock” is sold to the investor in a fraudulent manner, the investor may be able to sue the persons and firms that committed the fraud for damages.

These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of our securities. These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

Many brokerage firms will discourage or refrain from recommending investments in penny stocks. Most institutional investors will not invest in penny stocks. In addition, many individual investors will not invest in penny stocks due, among other reasons, to the increased financial risk generally associated with these investments.

For these reasons, penny stocks may have a limited market and, consequently, limited liquidity. We can give no assurance at what time, if ever, our common stock will not be classified as a “penny stock” in the future.

The proposed reverse stock split could cause our stock price to decline relative to its value before the split and decrease the liquidity of shares of our common stock.

We will effect a 1-for-[ ] reverse stock split of our issued and outstanding common stock immediately following the effectiveness but prior to the closing of this offering. There is no assurance that that the reverse stock split will not cause an actual decline in the value of our outstanding common stock. The liquidity of the shares of our common stock may be affected adversely by the reverse stock split given the reduced number of shares that will be outstanding following the reverse stock split, especially if the market price of our common stock does not increase as a result of the reverse stock split. In addition, the reverse stock split may increase the number of stockholders who own odd lots (less than 100 shares) of our common stock, creating the potential for such stockholders to experience an increase in the cost of selling their shares and greater difficulty effecting such sales.

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We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering, including for any of the purposes described in the section entitled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether the net proceeds will be used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. Our management might not apply our net proceeds in ways that ultimately increase the value of your investment.

The failure by our management to apply these funds effectively could harm our business. Pending their use, we may invest the net proceeds from this offering in short-term, investment-grade, interest-bearing securities. These investments may not yield a favorable return to our stockholders. If we do not invest or apply the net proceeds from this offering in ways that enhance stockholder value, we may fail to achieve expected financial results, which could cause our stock price to decline.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. Securities and industry analysts do not currently, and may never, publish research on our Company. If no securities or industry analysts commence coverage of our Company, the trading price for our stock would likely be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who covers us downgrades our stock or publishes inaccurate or unfavorable research about our business, our stock price may decline. If one or more of these analysts ceases coverage of our Company or fails to publish reports on us regularly, demand for our stock could decrease, which might cause our stock price and trading volume to decline.

Provisions in our amended and restated certificate of incorporation and second amended and restated bylaws, which will become effective immediately prior to the closing of this offering, and Delaware law may discourage a takeover attempt even if a takeover might be beneficial to our stockholders.

Provisions contained in our amended and restated certificate of incorporation and second amended and restated bylaws, which will become effective immediately prior to the closing of this offering, could make it more difficult for a third party to acquire us. Provisions of our amended and restated certificate of incorporation and second amended and restated bylaws will impose various procedural and other requirements, which could make it more difficult for stockholders to effect certain corporate actions. For example, our amended and restated articles of incorporation will authorize our board of directors to determine the rights, preferences, privileges and restrictions of unissued series of preferred stock without any vote or action by our stockholders. Thus, our board of directors will be able to authorize and issue shares of preferred stock with voting or conversion rights that could adversely affect the voting or other rights of holders of our other series of capital stock. These rights may have the effect of delaying or deterring a change of control of our company.

For a more complete understanding of these provisions, please see “Description of Capital Stock – Anti-Takeover Effects of our Certificate of Incorporation and Bylaws and Delaware Law” and refer to our amended and restated certificate of incorporation and second amended and restated bylaws, in each case as amended from time to time, and Section 203 of the Delaware General Corporation Law.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Such forward-looking statements include those that express plans, anticipation, intent, contingency, goals, targets, or future development and/or otherwise are not statements of historical fact. These forward-looking statements are based on our current expectations and projections about future events and they are subject to risks and uncertainties known and unknown that could cause actual results and developments to differ materially from those expressed or implied in such statements.

In some cases, you can identify forward-looking statements by terminology, such as “expects,” “anticipates,” “intends,” “estimates,” “plans,” “believes,” “seeks,” “may,” “should,” “could,” or the negative of such terms or other similar expressions. Accordingly, these statements involve estimates, assumptions, and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus.

You should read this prospectus (as it may be supplemented or amended) and the documents that we reference herein and therein and have filed as exhibits to the registration statement, of which this prospectus is part, completely and with the understanding that our actual future results may be materially different from what we expect. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Because the risk factors referred to above, as well as the risk factors referred to on page [ ] of this prospectus, could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of the information presented in this prospectus, and particularly our forward-looking statements, by these cautionary statements.

Except to the extent required by applicable laws or rules, we undertake no obligation to publicly update or revise any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events, or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained above and throughout this prospectus and in the documents incorporated by reference in this prospectus. We qualify all of our forward-looking statements by these cautionary statements.

IN ADDITION TO THE ABOVE RISKS, BUSINESSES ARE OFTEN SUBJECT TO RISKS NOT FORESEEN OR FULLY APPRECIATED BY MANAGEMENT. IN REVIEWING THIS PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS, POTENTIAL INVESTORS SHOULD KEEP IN MIND THAT THERE MAY BE OTHER POSSIBLE RISKS THAT COULD BE IMPORTANT.

EXPLANATORY NOTE REGARDING REVERSE STOCK SPLIT

We will effect a reverse stock split of our common stock at a ratio of 1-for-[ ] following the effectiveness of the registration statement of which this prospectus forms a part and prior to the closing of this offering. No fractional shares will be issued in connection with the reverse stock split and all such fractional interests will be rounded up to the nearest whole number of shares of common stock. The conversion or exercise prices of our issued and outstanding convertible securities, stock options, and warrants will be adjusted accordingly. All information presented in this prospectus other than in our financial statements and the notes thereto assumes a 1-for-[ ] reverse stock split of our outstanding shares of common stock, and unless otherwise indicated, all such amounts and corresponding conversion price or exercise price data set forth in this prospectus have been adjusted to give effect to such assumed reverse stock split.

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USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $[ ] million from the sale of the shares of common stock offered in this offering, or approximately $[ ] million if the underwriters exercise their over-allotment option in full, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

We currently intend to use the net proceeds from this offering, together with our existing cash, to, among other things, repay amounts outstanding under our Debt Repayment Agreement (as defined below), fund the research and development of our technologies, services, and products and for working capital and other general corporate purposes, including organic expansion and the funding of acquisitions and licenses. Although we may use a portion of the net proceeds of this offering for the acquisition or licensing, as the case may be, of additional technologies, other assets, or businesses, or for other strategic investments or opportunities, we have no current understandings, agreements, or commitments to do so.

With respect to our intended use of repayment, on June 1, 2021, we entered into a Debt Repayment and Exchange Agreement with AC Midwest, which will repay all existing secured and unsecured debt obligations presently held by AC Midwest (the “Debt Repayment Agreement”).

AC Midwest is the holder of an unsecured note with a principal amount outstanding of $13,154,930.60 which was issued on February 25, 2019 pursuant to an Unsecured Note Financing Agreement (the “Unsecured Note Financing Agreement”) entered into on such date with AC Midwest, pursuant to which AC Midwest exchanged a previously issued subordinated unsecured note in the principal amount of $13,000,000, together with all accrued and unpaid interest thereon, for a new unsecured note in the principal amount of $13,154,930.60 (the “Unsecured Note”). The Unsecured Note will mature on August 25, 2022 and bears a zero cash interest rate. Pursuant to the Unsecured Note Financing Agreement, AC Midwest shall also be entitled to a profit participation preference equal to 1.0 times the original principal amount (the “Profit Share”). The Profit Share is “non-recourse” and shall only be derived from and computed on the basis of, and paid from, Net Litigation Proceeds from claims relating to our intellectual property, Net Revenue Share and Adjusted Free Cash Flow (as such terms are defined in the Unsecured Note Financing Agreement). In addition, there remains outstanding to AC Midwest a principal balance of $271,686.10 (the “Secured Note Principal Balance”) due under a secured note issued on November 29, 2016, in the original principal amount of $9,646,686.08, which has a maturity date of August 25, 2022 (the “Secured Note”). The Secured Note bears interest at a rate of 15.0% per annum, payable quarterly.

Pursuant to the Debt Repayment Agreement, we shall at closing repay the Secured Note Principal Balance in cash, together with any other amounts due and owing under the Secured Note, and repay the outstanding debt under the Unsecured Note by paying and issuing a combination of cash and shares of common stock as described below which AC Midwest has agreed to accept in full and complete repayment of the obligations thereunder.

At closing, and with regard to the Unsecured Note, we shall pay AC Midwest $6,577,465.30 in cash representing 50.0% of the aggregate outstanding principal balance of the Unsecured Note, and issue shares of common stock to AC Midwest in exchange for the remaining 50.0% of the aggregate outstanding principal balance at an exchange price equal to 100% of the offering price of common stock in the Qualifying Offering (as defined below). With regard to the Profit Share, at closing we shall pay AC Midwest $2,305,308.00 in cash representing the Profit Share Valuation, and issue shares of common stock for $4,026,567.76 representing the Adjusted Profit Share Valuation (as such terms are defined in the Debt Repayment Agreement) at the same exchange price indicated above. We agreed to provide certain registration rights with respect to the shares issued thereunder.

The closing is subject to various conditions including but not limited to the completion of an offering of equity securities resulting in net proceeds of at least $12.0 million by December 31, 2021 (the “Qualifying Offering”).

The expected use of net proceeds of this offering represents our current intentions based upon our present plan and business conditions. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering. The amounts and timing of our actual expenditures will depend upon numerous factors, including our sales and marketing and commercialization efforts, demand for our products, our operating costs, and the other factors described under “Risk Factors” in this prospectus. Accordingly, our management will have significant discretion and flexibility in applying the net proceeds from this offering.

Pending any use, as described above, we intend to invest the net proceeds in high-quality, short-term, interest-bearing securities.

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MARKET FOR OUR COMMON STOCK

Prior to this offering, shares of our common stock were quoted on the OTCQB under the symbol “MEEC.” Although our shares have been quoted on the OTCQB since January 2015, because trading on the OTCQB has been limited in volume, the prices at which such transactions occurred may not necessarily reflect the price that would be paid for our common stock in a more liquid market. As of November 4, 2021, there were approximately 414 record holders of our common stock and an estimated [ ] beneficial holders of our common stock.

We have applied to list our common stock on the Nasdaq Capital Market under the symbol “MEEC.” However, we cannot assure you that, even if we succeed in being listed, a liquid trading market for our common stock will develop or be sustained after this offering. You may not be able to sell your shares quickly or at the market price if trading in our common stock is not active. See “Underwriting” for more information regarding our arrangements with the underwriters and the factors considered in setting the public offering price.

DIVIDEND POLICY

We currently intend to retain all available funds and any future earnings to support our operations and finance the growth and development of our business, and therefore do not intend to pay cash dividends on our common stock for the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors and will depend on, among other factors, our results of operations, financial condition, capital requirements, contractual restrictions, business prospects, and other factors our board of directors may deem relevant. Investors should not purchase our common stock with the expectation of receiving cash dividends.

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CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2021:

•	on an actual basis; and

•	on an as-adjusted basis to reflect the issuance and sale by us of [ ] shares of our common stock in this offering at the assumed public offering price of $[ ] per share after deducting underwriting discounts and commissions and estimated offering expenses payable by us and the receipt by us of the proceeds of such sale.

You should read this information together with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	As of June 30, 2021
	Actual		As Adjusted
	(unaudited)		(unaudited)

Cash and cash equivalents	$		$
Long-term debt, net
Stockholders’ equity:
Preferred stock, $0.001 par value: 2,000,000 shares authorized
Common stock, $0.001 par value; 150,000,000 shares authorized, 89,245,951 shares issued and outstanding (actual); [ ] issued and outstanding (as adjusted)		89,246
Additional paid-in capital		56,234,920
Non-controlling interest in subsidiary
Accumulated deficit		(65,631,723)
Total shareholders’ equity		(9,307,557)
Total capitalization	$		$

After giving effect to the planned reverse stock split of our common stock at a ratio of 1-for-[ ], the number of shares of common stock to be outstanding after this offering is based on [ ] shares of common stock outstanding at [ ], 2021, and excludes the following:

•	[ ] shares of common stock issuable upon exercise of our outstanding stock options at a weighted average exercise price of $[ ] per share; and

•	[ ].

•	Unless otherwise indicated, all information in this prospectus reflects or assumes:

•	no exercise by the underwriters of their option to purchase up to [ ] additional shares of common stock in this offering; and

•	[ ].

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DILUTION

If you invest in our common stock in this offering, your ownership interest will be immediately diluted to the extent of the difference between the public offering price per share of our common stock and the as-adjusted net tangible book value per share of our common stock immediately after this offering.

As of June 30, 2021, our historical net tangible book value (deficit) was $[ ] million, or $[ ] per share of our common stock. Net tangible book value (deficit) per share represents our total tangible assets (total assets less intangible assets) less total liabilities and convertible preferred stock, divided by the total number of our outstanding shares of common stock as of June 30, 2021.

After giving effect to the sale and issuance of [ ] shares of common stock in this offering, at the assumed public offering price of $[ ] per share, the most recent reported sale price of our common stock on [ ], 2021, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of June 30, 2021 would have been approximately $[ ] million, or $[ ] per share of our common stock. This represents an immediate increase in net tangible book value of approximately $[ ] per share to our existing stockholders and an immediate dilution of $[ ] per share to new investors.

Dilution per share to investors participating in this offering is determined by subtracting as-adjusted net tangible book value per share after this offering from the public offering price per share paid by investors participating in this offering. The following table illustrates this dilution (without giving effect to any exercise by the underwriters of their option to purchase additional shares):

Assumed public offering price per share
Net tangible book value per share as of June 30, 2021
Increase in net tangible book value per share attributable to investors participating in this offering
As-adjusted net tangible book value per share immediately after this offering
Dilution in as-adjusted net tangible book value per share to new investors participating in this offering

The dilution information discussed above is illustrative and will change based on the actual public offering price and other terms of this offering determined at pricing. If the underwriters exercise their option to purchase additional shares in full, our as adjusted net tangible book value per share after this offering would be approximately $[ ] per share, and the dilution in as adjusted net tangible book value per share to new investors participating in this offering would be $[ ] per share.

A $1.00 increase (decrease) in the assumed public offering price of $[ ] per share, would increase (decrease) the as-adjusted net tangible book value by $[ ] per share and the dilution to investors participating in this offering by $[ ] per share, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated expenses payable by us.

Similarly, each increase (decrease) of one million shares in the number of shares offered by us in this offering would increase (decrease) the as adjusted net tangible book value by $[ ] per share and the dilution to investors participating in this offering by $[ ] per share, assuming the assumed public offering price of $[ ] per share, remains the same, assuming the number of shares sold in the concurrent private placements are decreased (increased) accordingly and after deducting estimated underwriting discounts and commissions and estimated expenses payable by us.

The following table summarizes, on an as adjusted basis as of June 30, 2021, the differences between the number of shares of common stock purchased from us, the total cash consideration, and the average price per share paid to us by existing stockholders and by new investors purchasing shares in this offering at the assumed public offering price of $[ ] per share, before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. As the table shows, new investors purchasing shares of common stock in this offering will pay an average price per share substantially higher than our existing investors paid.

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	SHARES PURCHASED			TOTAL CONSIDERATION			AVERAGE PRICE PER
	NUMBER	PERCENT		AMOUNT	PERCENT		SHARE
Existing stockholders			%	$		%	$

New investors participating in this offering

Total		100%		$	100%

If the underwriters exercise their option to purchase additional shares in full, the number of shares of common stock held by existing stockholders will be reduced to [ ]% of the total number of shares of common stock to be outstanding after this offering, and the number of shares of common stock held by investors participating in this offering will be further increased to [ ]% of the total number of shares of common stock to be outstanding after this offering.

After giving effect to the planned reverse stock split of our common stock at a ratio of 1-for-[ ], the number of shares of common stock to be outstanding after this offering is based on [ ] shares of common stock outstanding at [ ], 2021, and excludes the following:

•	[ ] shares of common stock issuable upon exercise of our outstanding stock options at a weighted average exercise price of $[ ] per share; and

•	[ ].

•	Unless otherwise indicated, all information in this prospectus reflects or assumes:

•	no exercise by the underwriters of their option to purchase up to [ ] additional shares of common stock in this offering; and

•	[ ].

To the extent that outstanding options are exercised or shares are issued under our equity incentive plans, you will experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities may result in further dilution to our stockholders.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with the “Summary Financial Data” section of this prospectus and our consolidated financial statements and the related notes appearing at the end of this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks, uncertainties, and assumptions. You should read the “Special Note Regarding Forward-Looking Statements” and “Risk Factors” sections of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. All share and per share amounts presented herein have been restated to reflect the implementation of the 1-for-[ ] reverse stock split as if it had occurred at the beginning of the earliest period presented, except for amounts presented in the financial statements and related notes included elsewhere in this prospectus.

Overview

We are an environmental services and technologies company developing and delivering patented and proprietary solutions to the global power industry. Our leading-edge services have been shown to achieve mercury emissions removal at a significantly lower cost and with less operational impact to coal-fired power plants than currently used methods, while maintaining and/or increasing power plant output and preserving the marketability of byproducts for beneficial use.

North America is currently the largest market for our technology. The U.S. EPA MATS (Mercury and Air Toxics Standards) rule requires that all coal and oil-fired power plants in the U.S. larger than 25MWs must limit mercury in its emissions to below certain specified levels, according to the type of coal burned. Power plants were required to begin complying with MATS on April 16, 2015, unless they were granted a one-year extension to begin to comply. MATS, along with many state and provincial regulations, form the basis for mercury emission capture at coal-fired plants across North America. Under the MATS regulation, EGUs are required to remove about 90% of the mercury from their emissions. We believe that we continue to meet the requirements of the industry as a whole and our technologies have been shown to achieve mercury removal levels compliant with all state, provincial, and federal regulations at a lower cost and with less plant impact than our competition.

As is typical in this market, we are paid by the EGU based on how much of our material is injected to achieve the needed level of mercury removal. Our current clients pay us as material is delivered to their facilities. Clients will use our material whenever their EGUs operate, although EGUs are not always in operation. EGUs typically may not be in operation due to maintenance reasons or when the price of power in the market is less than their cost to produce power. Thus, our revenues from EGU clients will not typically be a consistent stream but will fluctuate, especially seasonally as the market demand for power fluctuates.

The MATS regulation has been subject to legal challenge since being enacted. In June 2015, the U.S. Supreme Court held that the EPA unreasonably failed to consider costs in determining whether it is “appropriate and necessary” to regulate hazardous air pollutants, including mercury, from power plants, but left the rule in place. On remand, following the Supreme Court’s instructions to consider costs, the EPA in April 2016 issued a final supplemental finding reaffirming the MATS rule on the ground that it is supported by the cost analysis the Supreme Court required. That supplemental finding remains under review by the D.C. Circuit. In April 2017, the EPA asked the court to place that litigation in abeyance, stating that the Agency then under the Trump Administration was reviewing the supplemental finding to determine whether it should be reconsidered in whole or in part. The court granted the EPA’s abeyance request which has remained in place. In April 2020, the EPA concluded that the 2016 supplemental finding was flawed in part due to its reliance on co-benefits to justify MATS and withdrew the EPA’s 2016 “appropriate-and-necessary” determination as erroneous, but left the 2011 MATS rule in place pursuant to D.C. Circuit case law holding that a source category may only be removed from the list of categories to be regulated through a rigorous delisting process that cannot currently be satisfied by the EPA. Upon taking office, the Biden Administration in January 2021 directed the EPA to review the previous Administration’s actions on various environmental matters including the withdrawal of the “appropriate and necessary” determination, for conformity with Biden Administration environmental policy. Nevertheless, legal challenges may continue with respect to the MATS regulation which could extend uncertainty over the status of MATS for a number of years. Investors should note that any changes to the MATS rule could have a negative impact on our business.

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We remain focused on short and long-term growth, including focusing on execution at our customer sites and on continual operation improvement. We continue to make refinements to all of our key products, as we continue to focus on the customer and its operations. As part of our overall strategy, we have a number of initiatives which we believe will be able to drive our short and long-term growth.

In the United States, we continue to seek new utility customers for our technology in order for them to meet the MATS requirements as well as maintaining our contractual arrangements with our current customers. In this regard, during the first quarter of 2021, we announced that we had secured supply contract extensions with two long-term customers. In July 2021, we announced that we had secured new multi-year supply business with a coal-fired power plant located in the Midwest, which power plant is part of the fleet of a large utility and a long-standing customer based in the Southwest region of the United States.

In Europe, we had been working to penetrate this market through our licensing agreement entered into in March 2018 with one of our primary suppliers. Such arrangement has been terminated effective as of December 6, 2020. We intend to continue to pursue the European market when certain new regulations are expected to take effect in 2021 and 2022 although no assurance can be made that any such efforts will be successful.

On February 25, 2019, we were able to complete the restructuring of our unsecured and secured debt obligations held by AC Midwest extending the maturity dates of these debts until 2022 and eliminating quarterly principal payment requirements. This restructuring reflected the commitment of our financial partner in our efforts to attract new business, manage our present customers, and monetize our patent portfolio. In June 2021, we announced that we had entered into a Debt Repayment and Exchange Agreement with AC Midwest which will repay all existing secured and unsecured debt obligations held by AC Midwest. Pursuant to such agreement, we will repay the existing $0.3 million secured note outstanding in cash as well as the existing $13.2 million principal amount outstanding under the unsecured note held by AC Midwest through a combination of cash and stock. AC Midwest is also entitled to a certain non-recourse profit share under the unsecured note which will be satisfied through a combination of cash and stock. The closing is subject to various conditions including but not limited to the completion of an offering of equity securities resulting in net proceeds of at least $12.0 million by December 31, 2021.

From June through October 2019, we raised $2,600,000 in a private placement offering of 12.0% unsecured convertible promissory notes and warrants sold and issued to certain accredited investors. In February 2021, $50,000 of such principal was voluntarily converted into shares of common stock, and in June 2021, the remaining principal balance of $2,550,000 was voluntarily converted by the holders thereof into shares of common stock of the Company.

In July 2019, we announced that we had initiated patent litigation against defendants in the U.S. District Court for the District of Delaware for infringement of certain patents which relate to our two-part Sorbent Enhancement Additive (SEA®) process for mercury removal from coal-fired power plants. Between July 2020 and January 2021, we entered into agreements with each of the four major utility defendants in the patent litigation commenced in 2019 which agreements included certain monetary arrangements and pursuant to which we have dismissed all claims brought against each of them and their affiliates, and such parties have withdrawn from petitions for Inter Partes Review with the U.S. Patent and Trademark Office. Such agreements entered into with such parties provide each of them and their affiliates with a non-exclusive license to certain Company patents (related to our two-part Sorbent Enhancement Additive (SEA®) process) for use in connection with such parties’ coal-fired power plants. One of the agreements has facilitated an ongoing business relationship with that party. The above described proceedings are continuing with respect to the other parties involved. In May 2021, a U.S. District Court Magistrate Judge issued a report and recommendation that such litigation should be permitted to proceed against 16 refined coal defendants named in the action directly involved in the refined coal program and operations, and be dismissed against 12 other defendants, primarily affiliated entities of the refined coal operators. We recently received approval from the District Judge of the U.S. District Court in Delaware of the adoption of this report and recommendation of the Magistrate Judge to allow us to proceed with litigation claims against certain refined coal entities providing exciting forward momentum in our significant lawsuit to rightfully protect our patented technology for mercury emissions capture.

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In October 2019, we entered into a license and development agreement with a nonrelated third party located in Alabama pursuant to which the parties have agreed to work together to develop a plan to commercialize and market certain technology owned by such entity related to the removal of mercury from air and water emissions generated by coal burning power plants. In addition, during the first quarter of 2021, we announced new technologies under development intended to improve the processing of REEs in North America. Our new technologies are under development in conjunction with our collaboration with such Alabama third party entity and its affiliates. Such technologies focus on improving the cost of extracting rare earth minerals along with improving the environmental footprint of extracting those REEs from their solvent state. While there is no established timeline for the introduction of these technologies after further testing is performed, we hope that if such further testing is successful, these technologies can be commercialized in 2022 and thereafter.

During the first quarter of 2021, we announced that we are in the process of developing a proprietary methane gas emissions control technology which we believe can be adopted within the oil and gas industry. While we have not established a timeline for the introduction of our methane gas emissions control technology, we hope to be able to commercialize our efforts in 2022 and thereafter.

In addition to the $2.6 million in convertible notes which were converted into shares of common stock in the first and second quarters as described above, during the first quarter of 2021, we eliminated $1,830,000 of other convertible notes originally issued in 2013 and 2018 through conversions to shares of common stock. As a result, there remains only $20,000 in convertible notes outstanding, compared to $4,450,000 in convertible notes outstanding as of December 31, 2020.

Although we face a host of challenges and risks, we are optimistic about our future and expect our business to grow substantially.

Effects of the COVID-19 Pandemic

It should be noted that the coronavirus (COVID-19) pandemic has impacted various businesses through the world since early 2020, including travel restrictions and the extended shutdown of certain businesses in impacted geographic regions. During this time, we have continued to conduct our operations while responding to the pandemic with actions to mitigate adverse consequences to our employees, business, supply chain, and customers. Nevertheless, the duration and scope of the COVID-19 pandemic continues to be uncertain. If the coronavirus situation does not improve during the rest of 2021 or should worsen, we may experience disruptions to our business including, but not limited to, the availability of raw materials, equipment, to our workforce, or to our business relationships with other third parties.

Restatement of Previously Issued Financial Statements (Unaudited)

On April 13, 2020, our board of directors (which until the completion of this offering acts as our audit committee) concluded, after consultation with management and our recently retained financial consulting firm, that our previously issued unaudited financial statements for the periods ended March 31, 2019, June 30, 2019, and September 30, 2019, included in our Quarterly Reports of Form 10-Q for the periods ended March 31, 2019, June 30, 2019 and September 30, 2019, respectively, should no longer be relied upon as a result of the change in accounting for a certain debt restructuring.

Specifically, on February 25, 2019, we entered into an Unsecured Note Financing Agreement with AC Midwest, pursuant to which AC Midwest exchanged a previously issued subordinated unsecured note in the principal amount of $13,000,000, together with all accrued and unpaid interest thereon, for a new unsecured note in the principal amount of $13,154,931 (the “New AC Midwest Unsecured Note”). We recorded a gain of $3,412,402 on this exchange which is primarily related to the difference in fair value of the notes on the date of the exchange, which we recently concluded should have been recorded as an equity transaction capital contribution.

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Since the New AC Midwest Unsecured Note was held by a related party, the gain should have been recorded as a capital transaction under ASC 470-50-40. The profit-sharing portion also should have been bifurcated from the loan and shown separately on the Consolidated Balance Sheets of the financial statements. Such changes, including necessary adjustments for the periods ended March 31, 2019, June 30, 2019, and September 30, 2019, have been reflected in the audited consolidated financial statements and notes included in our Annual Report on Form 10-K. The adjustments, which are non-cash in nature, increase additional paid-in capital and increase our previously reported net loss, but has no impact on previously reported cash, working capital, total assets, total liabilities, and revenues. For further information, including the impact of these adjustments, see Notes 9 and 15 to the audited consolidated financial statements included in this registration statement.

Results of Operations

Six Months Ended June 30, 2021 compared with Six Months Ended June 30, 2020

Revenue

We generated revenues of approximately $5,297,000 and $3,000,000 for the six months ended June 30, 2021 and 2020, respectively. Such revenues were primarily derived from sorbent product sales which were approximately $4,092,000 and $2,907,000 for the six months ended June 30, 2021 and 2020, respectively. The increase from the prior year period is primarily due to the increase in capacity factor experienced by our customers’ coal-fired EGU’s.

Licensing revenues for the six months ended June 30, 2021 and 2020 were approximately $1,091,000 and $0, respectively. Such increase was primarily due to the licensing revenues generated from the agreements entered into with certain of the defendants in the patent litigation commenced in 2019.

Equipment sales and other revenues for the six months ended June 30, 2021 and 2020 were approximately $114,000 and $93,000, respectively. This increase was primarily due to increased equipment rental revenues in the first and second quarters of 2021 compared to the same periods last year.

Costs and Expenses

Total costs and expenses were approximately $7,440,000 and $5,678,000 during the six months ended June 30, 2021 and 2020, respectively. The increase in costs and expenses from the prior year is mainly attributable to the increase in cost of sales principally due to the increase in sales, as well as an increase in selling, general, and administrative expenses, along with an increase in interest expense due primarily to a one-time stock conversion incentive provided to certain note holders and related accelerated interest, and a loss on change in fair value of profit share liability.

Cost of sales were approximately $2,981,000 and $2,316,000 for the six months ended June 30, 2021 and 2020, respectively. This year to date increase in cost of sales is primarily attributable to increased sales.

Selling, general, and administrative expenses were approximately $2,714,000 and $2,305,000 for the six months ended June 30, 2021 and 2020, respectively. The increase in selling, general, and administrative expenses is primarily attributed to an increase in legal fees compared to the comparable period of 2020.

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Interest expense related to the financing of capital was approximately $1,796,000 and $1,315,000 for the six months ended June 30, 2021 and 2020, respectively. The increase in 2021 is due to the stock conversion incentives provided to certain notes and accelerated interest expense upon conversion of notes, partially offset by the reduced interest on the notes payable. The breakdown of interest expense for the three and six months ended June 30, 2021 and 2020 is as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
	(In thousands)		(In thousands)

Interest expense on notes payable	$105	$129	$251	$273
Accelerated interest expense upon conversion of notes	300	-	343	-
Additional interest upon conversion of notes	221	-	221	-
Amortization of discount of notes payable	463	490	920	981
Amortization of debt issuance costs	31	31	61	61

	$1,120	$650	$1,796	$1,315

Loss on change in fair value of profit share liability (relating to the restructured unsecured debt obligation held by AC Midwest Energy LLC) were approximately $129,000 and $250,000 for the three and six months ended June 30, 2021, respectively. The change is primarily attributed to an increase in the fair value of the profit share liability. There were no significant changes to the underlying model during the three and six months ended June 30, 2021.

Gain on change in fair value of profit share liability (relating to the restructured unsecured debt obligation held by AC Midwest Energy LLC) were approximately $376,000 and $252,000 for the three and six months ended June 30, 2020, respectively. The change is primarily attributed to a decrease in the fair value of the profit share liability. There were no significant changes to the underlying model during the three and six months ended June 30, 2020.

Gain on forgiveness of debt of $299,300 relates to the loan proceeds we received in April 2020 pursuant to the Paycheck Protection Program under the CARES Act. Such loan was forgiven in January 2021 pursuant to the applicable Paycheck Protection Program requirements.

Net Income (Loss)

For the six months ended June 30, 2021 and 2020, we had a net loss of approximately $2,148,000 and $2,678,000, respectively. Such change was primarily due to higher lump sum revenue partially offset by change in the fair value of the profit share liability and change in interest expense due principally to the stock conversion incentive provided to certain note holders and related accelerated interest.

Year Ended December 31, 2020 compared with Year Ended December 31, 2019

Sales

We generated revenues of approximately $8,158,000 and $11,417,000 for the years ended December 31, 2020 and 2019, respectively. Such revenues were primarily derived from sorbent product sales which were approximately $7,420,000 and $11,045,000 for the years ended December 31, 2020 and 2019, respectively. The decrease is primarily due to decreased generation in the coal fired power sector principally due to renewables and low natural gas prices.

Costs of sales

Cost of sales were approximately $5,440,000 and $8,335,000 for the year ended December 31, 2020 and 2019, respectively. The decrease is primarily attributable to decreased sales.

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Selling, general, and administrative expenses

Selling, general, and administrative expenses were approximately $5,936,000 and $6,429,000 for the years ended December 31, 2020 and 2019, respectively. The decrease is primarily attributed to less travel due to COVID-19 and less business development and outside consulting expenses.

Total costs and expenses

Total costs and expenses were approximately $13,974,000 and $17,500,000 during the years ended December 31, 2020 and 2019, respectively. The decrease is primarily attributable to the decrease in cost of sales.

Interest expense and letter of credit fees

For the years ended December 2020 and 2019 interest expense and letter of credit fees were as follows:

	Year Ended December 31,
	2020	2019
	(in thousands)

Interest expense on notes payable	$562	$537
Amortization of discount of notes payable	1,974	1,752
Amortization of debt issuance costs	122	102

	$2,658	$2,391

(Gain) Loss on change in fair value of profit share liability

(Gain) Loss on change in fair value of profit share liability (relating to the restructured unsecured debt obligation held by AC Midwest Energy LLC) were approximately a gain of $24,000 and a loss of $374,000 for the years ended December 31, 2020 and 2019, respectively. The change is primarily attributed to the change in the fair value of the profit share liability.

Net Income (Loss)

For the years ended December 31, 2020 and 2019, we had a net loss of approximately $5,826,000 and $6,097,000, respectively. The change in net loss is primarily due to the decrease in revenue offset by a decrease in cost of sales and a decrease in selling, general and administrative expenses.

Liquidity and Capital Resources

We had approximately $1.7 million in cash on our balance sheet at June 30, 2021 compared to approximately $591,000 at December 31, 2020. Total current assets were approximately $3,833,000 and total current liabilities were approximately $3,617,000 at June 30, 2021, resulting in working capital of approximately $216,000. This compares to total current assets of approximately $2,375,000 and total current liabilities of approximately $3,359,000 at December 31, 2020, resulting in a working capital deficit of approximately $984,000. Our accumulated deficit was approximately $65.6 million at June 30, 2021 compared to $63.5 million at December 31, 2020. Additionally, we had a net loss in the amount of approximately $2,148,000 and cash provided by operating activities of approximately $502,000 for the six months ended June 30, 2021.

As reflected in the condensed consolidated financial statements, we had $1.7 million in cash on our balance sheet at June 30, 2021. We had working capital of $216,000 and an accumulated deficit of $65.6 million. Additionally, we had a net loss in the amount of $2.1 million and cash provided by operating activities of $502,000 for the six months ended June 30, 2021.

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The accompanying condensed consolidated financial statements as of June 30, 2021 have been prepared assuming we will continue as a going concern. During the first six months of 2021, we eliminated $4,430,000 of convertible notes through conversions to shares of common stock. In June 2021, we announced that we had entered into a Debt Repayment and Exchange Agreement with our principal lender which, subject to various closing conditions including but not limited to the completion of an offering of equity securities resulting in net proceeds of at least $12.0 million by December 31, 2021, will repay all existing secured and unsecured debt obligations held by such lender. Based upon the elimination of convertible notes in the principal amount of $4,430,000, the agreement entered into with our principal lender, and our current cash position and recent positive cash flow trends, management believes substantial doubt regarding our ability to continue as a going concern has been mitigated. We believe we will have sufficient working capital to fund operations for at least the next twelve months from the date of issuance of these financial statements.

Total assets

Total assets were approximately $8,498,000 at June 30, 2021 versus approximately $7,376,000 at December 31, 2020. The change in total assets is primarily attributable to an increase in cash.

Total assets were approximately $7,376,000 at December 31, 2020 versus approximately $9,273,000 at December 31, 2019. The change in total assets is primarily attributable to a decrease in cash.

Total liabilities

Total liabilities were approximately $17,805,000 at June 30, 2021 versus approximately $20,580,000 at December 31, 2020. The decrease in liabilities is primarily due to a decrease in debt.

Total liabilities were approximately $20,580,000 at December 31, 2020 versus approximately $18,147,000 at December 31, 2019. The increase in liabilities is primarily due to an increase in debt.

Operating activities

Net cash provided by operating activities consists of net loss, adjusted by certain non-cash items, and changes in operating assets and liabilities.

Net cash provided by operating activities was approximately $502,000 for the six months ended June 30, 2021 compared to net cash used in operating activities of approximately $1,325,000 for the six months ended June 30, 2020. The increase in cash provided by operating activities of approximately $1,827,000 was primarily due to an approximate $530,000 decrease in net loss, $333,000 change in amortization of discount of notes payable, $502,000 change in fair value of profit share and $1,166,000 change in accounts payable and accrued liabilities, partially offset by changes in lesser items.

Operating activities used approximately $1,239,000 and $1,577,000 of cash during the years ended December 31, 2020 and 2019, respectively. The decrease in cash used in operating activities is primarily due to a decrease in net loss.

Investing activities

Net cash provided by investing activities was $0 for the six months ended June 30, 2021 compared to net cash provided by investing activities of $9,500 for the six months ended June 30, 2020. The activity for 2020 related to cash received from the sale of equipment.

Investing activities provided $42,500 during the year ended December 31, 2020 and $30,000 during the year ended December 31, 2019. The increase in cash provided by investing activities is due the increase in cash received from the sale of equipment.

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Financing activities

Net cash provided by financing activities was approximately $597,000 for the six months ended June 30, 2021 compared to net cash provided by financing activities of approximately $412,000 for the six months ended June 30, 2020. During the six months ended June 30, 2021, we received $299,000 from the issuance of notes payable, $247,000 from the exercise of warrants and $101,000 from the exercise of stock options.

Financing activities provided approximately $288,000 during the year ended December 31, 2020 and $2,461,000 during the year ended December 31, 2019, respectively. In 2020, we obtained $499,000 in notes payable and repaid $165,000 of notes payable as compared to raising $2,600,000 in unsecured convertible debt and repaying $139,000 on notes payable in 2019.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, revenues, and results of operations, liquidity, or capital expenditures.

Critical Accounting Policies

Our discussion and analysis of our financial conditions and results of operation are based upon the accompanying consolidated financial statements which have been prepared in accordance with the generally accepted accounting principles in the U.S. The preparation of the consolidated financial statements requires that we make estimates and assumptions that affect the amounts reported in assets, liabilities, revenues, and expenses. Management evaluates on an on-going basis our estimates with respect to the valuation allowances for accounts receivable, income taxes, accrued expenses, and equity instrument valuation, for example. We base these estimates on various assumptions and experience that we believe to be reasonable. The following critical accounting policies are those that are important to the presentation of our financial condition and results of operations. These policies require management’s most difficult, complex, or subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain.

The following critical accounting policies affect our more significant estimates used in the preparation of our consolidated financial statements. In particular, our most critical accounting policies relate to the recognition of revenue, and the valuation of our stock-based compensation.

Inventory

Inventories are stated at the lower of cost (first-in, first-out basis) or net realizable value. Inventories are periodically evaluated to identify obsolete or otherwise impaired products and are written off when management determines usage is not probable. We estimate the balance of excess and obsolete inventory by analyzing inventory by age using last used and original purchase date and existing sales pipeline for which the inventory could be used. In the past we have experienced a minimal valuation allowance on our inventory.

Property and Equipment

Property and equipment are stated at cost. When retired or otherwise disposed, the related carrying value and accumulated depreciation are removed from the respective accounts and the net difference less any amount realized from disposition, is reflected in earnings. For consolidated financial statement purposes, equipment is recorded at cost and depreciated using the straight-line method over their estimated useful lives of 2 to 5 years. Leasehold improvements are recorded at cost and depreciated using the straight-line method over the life of the lease.

Expenditures for repairs and maintenance which do not materially extend the useful lives of property and equipment are charged to operations. Management reviews the carrying value of our property and equipment for impairment on an annual basis.

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Intellectual Property

Intellectual property is recorded at cost and amortized over its estimated useful life of 15 years. Management reviews intellectual property for impairment when events or changes in circumstances indicate the carrying amount of an asset or asset group may not be recoverable. In the event that impairment indicators exist, a further analysis is performed and if the sum of the expected undiscounted future cash flows resulting from the use of the asset or asset group is less than the carrying amount of the asset or asset group, an impairment loss equal to the excess of the asset or asset group’s carrying value over its fair value is recorded. Management considers historical experience and all available information at the time the estimates of future cash flows are made, however, the actual cash values that could be realized may differ from those that are estimated.

Recoverability of Long-Lived and Intangible Assets

Long-lived assets and certain identifiable intangibles held and used by us are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Events relating to recoverability may include significant unfavorable changes in business conditions, recurring losses or a forecasted inability to achieve break-even operating results over an extended period. We evaluate the recoverability of long-lived assets based upon forecasted undiscounted cash flows. Should impairment in value be indicated, the carrying value of the long-lived and or intangible assets would be adjusted, based on estimates of future discounted cash flows. We evaluated the recoverability of the carrying value of our equipment. No impairment charges were recognized for the years ended December 31, 2020 and 2019, respectively.

Leases

In February 2016, the FASB issued new guidance which requires lessees to recognize a lease liability for the obligation to make lease payments and a right-to-use asset for the right to use the underlying asset for the lease term. The accounting standard, effective January 1, 2019, requires virtually all leases to be recognized on the Balance Sheet. Effective January 1, 2019, we adopted the standard using the modified retrospective method, under which we elected the package of practical expedients and transition provisions allowing us to bring our existing operating leases onto the Consolidated Balance Sheet without adjusting comparative periods, but recognizing a cumulative-effect adjustment to the opening balance of accumulated deficit on January 1, 2019. Under the guidance, we have also elected not to separate lease and non-lease components in recognition of the lease-related assets and liabilities, as well as the related lease expense.

We have operating leases for office space in two multitenant facilities, which are not recorded as assets and liabilities as those leases do not have terms greater than 12 months. We have operating leases for a multi-purpose facility and bulk trailers used in operations which are recorded as assets and liabilities as the leases have terms greater than 12 months. Lease-related assets, or right-of-use assets, are recognized at the lease commencement date at amounts equal to the respective lease liabilities, adjusted for prepaid lease payments, initial direct costs, and lease incentives received. Lease-related liabilities are recognized at the present value of the remaining contractual fixed lease payments, discounted using our incremental borrowing rate. Operating lease expense is recognized on a straight-line basis over the lease term, while variable lease payments are expensed as incurred.

Upon adoption of the new lease accounting standard on January 1, 2019, we recorded $1,339,569 of right of use assets and $1,417,435 of lease-related liabilities, with the difference charged to accumulated deficit at that date.

Stock-Based Compensation

We account for stock-based compensation awards in accordance with the provisions of ASC 718, Compensation-Stock Compensation, which requires equity-based compensation, be reflected in the consolidated financial statements over the period of service which is typically the vesting period based on the estimated fair value of the awards.

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Fair Value of Financial Instruments

The fair value hierarchy has three levels based on the inputs used to determine fair value, which are as follows:

o	Level 1 - Unadjusted quoted prices available in active markets for the identical assets or liabilities at the measurement date.

o

Level 2 - Unadjusted quoted prices in active markets for similar assets or liabilities, or unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or inputs other than quoted prices that are observable for the asset or liability.

o

Level 3 - Unobservable inputs that cannot be corroborated by observable market data and reflect the use of significant management judgment. These values are generally determined using pricing models for which the assumptions utilize management’s estimates of market participant assumptions.

The fair value hierarchy requires the use of observable market data when available. In instances where the inputs used to measure fair value fall into different levels of the fair value hierarchy, the fair value measurement has been determined based on the lowest level input significant to the fair value measurement in its entirety. Our assessment of the significance of a particular item to the fair value measurement in its entirety requires judgment, including the consideration of inputs specific to the asset or liability.

Revenue Recognition

We record revenue in accordance with ASC 606, Revenue from Contracts with Customers. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, an entity should apply the following steps:

Step 1: Identify the contract(s) with a customer.

Step 2: Identify the performance obligations in the contract.

Step 3: Determine the transaction price.

Step 4: Allocate the transaction price to the performance obligations in the contract.

Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation.

Revenue is recognized when we satisfy our performance obligation under the contract by transferring the promised product to its customer that obtains control of the product. A performance obligation is a promise in a contract to transfer a distinct product to a customer. Most of our contracts have a single performance obligation, as the promise to transfer products or services is not separately identifiable from other promises in the contract and, therefore, not distinct.

Revenue is measured as the amount of consideration we expect to receive in exchange for transferring products. As such, revenue is recorded net of returns, allowances, customer discounts, and incentives. Sales and other taxes are excluded from revenues. Invoiced shipping and handling costs are included in revenue. The adoption of this standard did not have a material impact on our financial statements.

Disaggregation of Revenue

We generated revenue for the three and six months ended June 30, 2021 and 2020 by (i) delivering product to our commercial customers, (ii) completing and commissioning equipment projects at commercial customer sites and (iii) performing demonstrations of our technology at customers with the intent of entering into long term supply agreements based on the performance of our products during the demonstrations and (iv) licensing our technology to customers.

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Revenue for product sales is recognized at the point of time in which the customer obtains control of the product, at the time title passes to the customer upon shipment or delivery of the product based on the applicable shipping terms.

Revenue for equipment sales is recognized upon commissioning and customer acceptance of the installed equipment per the terms of the purchase contract.

Revenue for demonstrations and consulting services is recognized when performance obligations contained in the contract have been completed, typically the completion of necessary field work and the delivery of any required analysis per the terms of the agreement.

Income Taxes

We follow the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2020. We are currently not aware of any issues under review that could result in significant payments, accruals or material deviation from our position. We are subject to income tax examinations by major taxing authorities since inception.

We may be subject to potential examination by federal, state, and city taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions, and compliance with federal, state, and city tax laws. Our management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

We are no longer subject to tax examinations by tax authorities for years prior to 2017.

Recently Adopted Accounting Standards

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). Under ASU 2016-02, lessees will, among other things, require lessees to recognize a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. ASU 2016-02 does not significantly change lease accounting requirements applicable to lessors; however, certain changes were made to align, where necessary, lessor accounting with the lessee accounting model and ASC Topic 606, “Revenue from Contracts with Customers.” ASU 2016-02 became effective for us on January 1, 2019 and initially required transition using a modified retrospective approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. In July 2018, the FASB issued ASU 2018-11, Leases (Topic 842) - Targeted Improvements, which, among other things, provides an additional transition method that would allow entities to not apply the guidance in ASU 2016-02 in the comparative periods presented in the financial statements and instead recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. In December 2018, the FASB also issued ASU 2018-20, Leases (Topic 842) - Narrow-Scope Improvements for Lessors, which provides for certain policy elections and changes lessor accounting for sales and similar taxes and certain lessor costs. As of January 1, 2019, we adopted ASU 2016-02 and have recorded a right-of-use asset and lease liability on the balance sheet for our operating leases. We elected to apply certain practical expedients provided under ASU 2016-02 whereby we will not reassess (i) whether any expired or existing contracts are or contain leases, (ii) the lease classification for any expired or existing leases, and (iii) initial direct costs for any existing leases. We did not apply the recognition requirements of ASU 2016-02 to any short-term leases (as defined by related accounting guidance). We accounted for lease and non-lease components separately because such amounts are readily determinable under our lease contracts and because we expect this election will result in a lower impact on our balance sheet.

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In July 2017, the FASB issued ASU 2017-11, Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480), and Derivatives and Hedging (Topic 815): (Part I) Accounting for Certain Financial Instruments with Down Round Features and (Part II) Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception. ASU 2017-11 allows companies to exclude a down round feature when determining whether a financial instrument (or embedded conversion feature) is considered indexed to the entity’s own stock. As a result, financial instruments (or embedded conversion features) with down round features may no longer be required to be accounted for as derivative liabilities. A company will recognize the value of a down round feature only when it is triggered and the strike price has been adjusted downward. For equity-classified freestanding financial instruments, an entity will treat the value of the effect of the down round as a dividend and a reduction of income available to common shareholders in computing basic earnings per share. For convertible instruments with embedded conversion features containing down round provisions, entities will recognize the value of the down round as a beneficial conversion discount to be amortized to earnings.

The guidance in ASU 2017-11 is effective for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early adoption is permitted, and the guidance is to be applied using a full or modified retrospective approach. We early adopted ASU 2017-11 and changed our method of accounting for certain warrants that were initially recorded as liabilities during the year ended December 31, 2014 on a full retrospective basis. The adoption of ASU 2017-11 did not have a material impact on our consolidated financial statements.

In December 2019, the FASB issued authoritative guidance intended to simplify the accounting for income taxes (ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes). This guidance eliminates certain exceptions to the general approach to the income tax accounting model and adds new guidance to reduce the complexity in accounting for income taxes. This guidance is effective for annual periods after December 15, 2020, including interim periods within those annual periods. The adoption of ASU-2019-12 did not have a material impact on our consolidated financial statements.

Effective January 1, 2020, we adopted ASU No. 2018-07, Compensation — Stock Compensation (Topic 718). ASU 2018-07 is intended to reduce cost and complexity and to improve financial reporting for nonemployee share based payments. Prior to the issuance of this guidance, the accounting requirements for nonemployee and employee share-based payment transactions were significantly different. ASU 2018-07 expands the scope of Topic 718, Compensation — Stock Compensation (which only included share-based payments to employees) to include share-based payments issued to nonemployees for goods or services. Consequently, the accounting for share-based payments to nonemployees and employees is substantially aligned. This ASU supersedes Subtopic 505-50, Equity — Equity-Based Payments to Nonemployees. The adoption of ASU 2018-07 did not have a material impact on our consolidated financial statements.

Effective January 1, 2020, we adopted ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement. The amendments in ASU 2018-13 modify the disclosure requirements associated with fair value measurements based on the concepts in the Concepts Statement, including the consideration of costs and benefits. The amendments on changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements, and the narrative description of measurement uncertainty should be applied prospectively for only the most recent interim or annual period presented in the initial fiscal year of adoption. All other amendments should be applied retrospectively to all periods presented upon their effective date. The adoption of ASU 2018-13 did not have a material impact on our consolidated financial statements.

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Recently Issued Accounting Standards

Management does not believe that any recently issued, but not yet effective accounting pronouncements, when adopted, will have a material effect on the accompanying consolidated financial statements.

Non-GAAP Financial Measures

Adjusted EBITDA

To supplement our consolidated financial statements presented in accordance with GAAP and to provide investors with additional information regarding our financial results, we consider and are including herein Adjusted EBITDA, a Non-GAAP financial measure. We view Adjusted EBITDA as an operating performance measure and, as such, we believe that the GAAP financial measure most directly comparable to it is net income (loss). We define Adjusted EBITDA as net income adjusted for interest and financing fees, income taxes, depreciation, amortization, stock based compensation, and other non-cash income and expenses. We believe that Adjusted EBITDA provides us an important measure of operating performance because it allows management, investors, debtholders, and others to evaluate and compare ongoing operating results from period to period by removing the impact of our asset base, any asset disposals or impairments, stock based compensation, and other non-cash income and expense items associated with our reliance on issuing equity-linked debt securities to fund our working capital.

Our use of Adjusted EBITDA has limitations as an analytical tool, and this measure should not be considered in isolation or as a substitute for an analysis of our results as reported under GAAP, as the excluded items may have significant effects on our operating results and financial condition. Additionally, our measure of Adjusted EBITDA may differ from other companies’ measure of Adjusted EBITDA. When evaluating our performance, Adjusted EBITDA should be considered with other financial performance measures, including various cash flow metrics, net income, and other GAAP results. In the future, we may disclose different non-GAAP financial measures in order to help our investors and others more meaningfully evaluate and compare our future results of operations to our previously reported results of operations.

The following table shows our reconciliation of Net loss to adjusted EBITDA for the three and six months ended June 30, 2021 and 2020, respectively:

	For the Three Months Ended		For the Six Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
	(In thousands)		(In thousands)

Net loss	$(1,730)	$(904)	$(2,148)	$(2,678)

Non-GAAP adjustments:
Depreciation and amortization	72	215	147	427
Interest and letter of credit fees	1,120	650	1,796	1,314
Gain on extinguishment of debt	-	-	(299)	-
Income taxes	2	-	5	-
Stock based compensation	224	135	256	250

Adjusted EBITDA	$(312)	$96	$(243)	$(687)

The following table shows our reconciliation of Net Income to Adjusted EBITDA for the years ended December 31, 2020 and 2019, respectively:

	Year Ended
	12/31/2020	12/31/2019
	(in thousands)

Net loss	$(5,826)	$(6,097)
Non-GAAP adjustments:
Depreciation and amortization	713	929
Interest and letter of credit fees	2,658	2,391
Income taxes	10	14
Stock based compensation	1,710	1,810
Adjusted EBITDA	$(735)	$(953)

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BUSINESS

Overview

We are an environmental services and technologies company developing and delivering patented and proprietary solutions to the global power industry. Our leading-edge services have been shown to achieve mercury emissions removal at a significantly lower cost and with less operational impact to coal-fired power plants than currently used methods, while maintaining and/or increasing power plant output and preserving the marketability of byproducts for beneficial use.

Background and Acquisition of Patent Rights

We provide mercury capture solutions driven by our patented two-part Sorbent Enhancement Additive (SEA®) process using a powerful combination of science and engineering. We design systems and materials tailored and formulated specifically to each customer’s coal-fired units. Our mercury removal technologies and systems will achieve mercury removal levels which meet or exceed the 2012 Coal- and Oil-Fired Electric Utility Steam Generating Units National Emission Standards for Hazardous Air Pollutants, as revised, known as the MATS, requirements with lower cost and plant systems impacts than typical PAC or BAC sorbent injection systems. Our products have been shown to be successful across a myriad of fuel and system types, tunable to any configuration, and environmentally friendly, allowing for the recycling of fly ash for beneficial use. Our SEA® technology was originally developed by the University of North Dakota’s Energy and Environmental Research Center. It was tested and refined on numerous operating coal-fired EGUs, with the founder of our wholly owned subsidiary participating with the Energy and Environmental Research Center on these tests since 2008. The Energy and Environmental Research Center Foundation, a non-profit entity, obtained patents on this technology.

Industry Background

The markets for mercury removal from power plant emissions have largely been driven by federal regulations.

On December 21, 2011, the EPA announced MATS for power plants in the U.S. The MATS rule is intended to reduce air emissions of heavy metals, including mercury (Hg), from all major U.S. power plants burning coal or oil, which are the leading source of non-natural mercury emissions in the U.S. Existing power plants were granted three years (plus a potential one-year extension in cases of hardship, ruled on by state EPAs where the plant is domiciled) from April 16, 2012 to comply with the new emission limits. The MATS rule applies to EGUs that are larger than 25 MW that burn coal or oil for the purpose of generating electricity for sale and distribution through the national electric grid to the public. They include investor-owned units, as well as units owned by the Federal government, municipalities, and cooperatives that provide electricity for commercial, industrial, and residential uses. At the time of MATS being promulgated, there were approximately 1,250 coal-fired EGUs affected by this new rule. Since that time, many of such EGUs have been shut down as a result of this regulation and due to competitive disadvantage to newer or gas-fired EGUs and renewable energy sources (e.g. wind, solar). We believe that at the end of 2020, there are approximately 350 coal-fired EGUs remaining in the power market which make up the large mercury-emissions control market into which we sell.

The final MATS rule identifies two subcategories of coal-fired EGUs, four subcategories of oil-fired EGUs, and a subcategory for units that combust gasified coal or solid oil (integrated gasification combine cycle “IGCC” units) based on the design, utilization, and/or location of the various types of boilers at different power stations. The rule includes emission standards and/or other requirements for each subcategory. The rule set nationwide emission limits estimated to reduce mercury emissions in coal-fired plants by about 90%.

In addition to the U.S. federal MATS rule, more than 20 states currently have regulations that limit mercury emissions and are similar to or more restrictive than the MATS rule. There are several choices of pollution control technologies available to reduce mercury emissions, but they do not all work consistently or cost-effectively for every plant design or for all of the various types of coal. The most common technology employed to reduce mercury emissions is a sorbent injection system which provides for the injection of PAC or BAC into the flue-gas of an EGU after the boiler itself but in front of the ESP. Such injections have proven effective with many coals, especially at reduction levels of 70% or less. At required mercury reduction levels above 80%, these injection systems require substantial injection rates which often have severe operational issues including over-loading the ESP and rendering the fly ash unfit for sale to concrete companies, and at times even causing combustion concerns with the fly ash itself.

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Mercury is also removed as a co-benefit by special pollution control equipment installed to remove SOX and NOX. To achieve very high levels of SOX reduction, large, complex, and expensive (capital costs in the hundreds of millions of dollars for a medium-sized EGU) systems called scrubbers can be installed in the plant exhaust system, typically just before the flue-gas goes up the stack for release. As a co-benefit to their primary mission, scrubbers have been shown to remove significant quantities of oxidized mercury. Mercury is typically found in two basic forms in coal: elemental and oxidized. The amount of each form varies in any given seam of coal and is affected by the other natural elements (such as chlorine) which might also be present in the coal. We believe about 30-40% of the mercury in the post-combustion flue-gas exists in the oxidized state for power plants burning low-rank coal and about 60-70% for power plants burning high-rank coals. Mercury is found in only trace amounts in coal making it difficult to remove from coal or from the flue gas when combusted with the coal. It is in the burning of millions of tons of coal that these trace amounts become problematic and is why MATS was promulgated.

The other major pollution control system which contributes significantly to the co-benefits of mercury removal is a SCR system which can be installed to achieve high levels of removal of NOX. SCRs are also very large and expensive systems (costing hundreds of millions of dollars in capital costs to install on a medium-size EGU) that are typically installed just after the flue-gas exits from the unit boiler. As a co-benefit, SCRs have been shown to oxidize a considerable percentage of the elemental mercury in many types of coal. If the EGU then has a combination of an SCR and a scrubber, we estimate that the EGU might achieve an overall reduction of 80-85% of the mercury in power plants that burn high-rank coals. The exact level of mercury emission reductions depends on the designs of these systems, the types of coal being burned and the operations of the power plant.

We believe that the large majority of the coal-fired EGUs in the U.S. employ some sort of sorbent injection system to achieve the very low mercury emission levels required by the MATS rule. Either the sorbent injection system is the primary removal method or such a system is employed as a supplemental system to SCR/scrubber combinations to achieve the emission limits.

Our Technology

SEA® Technology

Our SEA® technology provides total mercury control, providing solutions that are based on a thorough scientific understanding of actual and probable interactions involved in mercury capture in coal-fired flue gas. A complete understanding of the complexity of mercury-sorbent-flue gas interactions and chemisorption mechanisms allows for optimal control strategy and product formulation, resulting in effective mercury capture. Combined with a thorough proprietary audit of the plant and its configuration and instrumentation, we believe our complete science and engineering approach for mercury-sorbent-flue gas interactions are well-understood, highly predictive, and critical to delivering total mercury control.

The SEA® approach to mercury capture is specifically tailored for each application to match a customer’s coal type and boiler configuration for optimal results. Our two-pronged solution consists of a front-end sorbent injected directly into the boiler in minimal amounts combined with a back-end sorbent injection solution to ensure maximum mercury capture. We believe our two-part process uses fewer raw materials than other mercury capture systems and causes less disruption to plant operations. We believe our sorbent line, which is designed to meet or exceed the mercury mitigation requirements of our customers, offers superior performance and the lowest possible feed rates when compared to other solutions on the market. Our processes also preserve fly ash which can be sold and recycled for beneficial use.

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Customized Emissions Services

In order to evaluate each customer’s needs, we finely tune the combustion chemistry using our technologies and specially formulated products. In order to achieve optimal results, we bring mercury emission analytics to the field for our demonstrations as opposed to collecting samples for laboratory analysis, while our team analyzes the entire plant’s performance once compliance testing has begun. As a result, we are able to offer customers:

•	Assessment of existing systems and suggested improvements;
•	Assessment and guidance of mercury capture and emissions;
•	Optimal design of the injection strategy and appropriate equipment layout and installation;
•	Sorbent optimization using flow modeling for a customized, low-cost plan for each unit;
•	Emission testing for mercury and other trace metals with our mobile laboratory; and
•	Ongoing research toward improved technology for mercury capture and rapid-response scientific support for emission or combustion issues as operations and regulations change.

Our Growth Strategy

North American Markets for Our Technologies

North America is currently the largest market for our emissions technologies.

In the U.S. market, our success depends, in part, on the success of demonstrations performed with utility customers and the resulting contract awards to meet the MATS requirements in the long-term period and our operational performance with EGUs under contract.

In Canada, there are the 2000 Canada-wide Standards for Mercury Emissions and the 2006 Canada-wide Standards for Mercury Emissions from Coal-Fired Electric Power Generation Plants among all the provinces which was initially implemented in 2010, with caps in mercury emissions for each of the provinces. We believe we have the most effective technology for the EGUs in Canada and a strong patent position there, given our various registered patents all in the field of reducing and removing mercury emissions.

In 2010, we were awarded our first commercial contract to design, build, and install our solution on two large (670MW each) coal units in the western part of the U.S. This was a multi-million dollar, three year renewable contract, which was awarded as a result of a competitive demonstration process. We invested more than $1.4 million in the capital equipment for this project. Our systems out-performed the contract guarantees in all operational areas during startup and testing and went into commercial operation at the start of 2012. The system has successfully kept the plant in compliance since 2012.

At the present time, there are 16 EGUs in the U.S. that currently use our SEA® technologies. We expect to continue to conduct numerous demonstrations on prospective customer units throughout the rest of 2021 and thereafter.

Patent Enforcement

We believe that a significant percentage of coal-fired power plants in the United States have adopted and are infringing upon our two-part Sorbent Enhancement Additive (SEA®) process for mercury removal from coal-fired power plants. Since 2018, we have engaged a Dallas-based intellectual property and business litigation firm to oversee and spearhead our efforts to protect our intellectual property.

Beginning in 2019, we began to actively enforce our patent rights against unauthorized use of our patented technologies (i.e. infringers). In July 2019, we initiated our first patent litigation against four major owners and/or operators of coal-fired power plants in the United States and certain of their affiliates, along with certain other third parties in which we have claimed infringement of our patents related to our two-part process for mercury removal from coal-fired power plants. We have entered into agreements with four of the major defendants. Such litigation is continuing against the other parties. See “Business – Legal Proceedings”.

Throughout the rest of 2021 and beyond, we expect to pursue other infringers and have already communicated with some. Although additional litigation may be necessary to enforce our intellectual property rights, we view this as a last resort. Our goal and overall strategy is to convert infringers to our supply chain of sorbent products for mercury removal, or otherwise license our patents to them on a non-exclusive basis in connection with their respective coal-fired power plants.

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Other Markets for Our Emissions Technologies

In March 2018, we entered into an agreement for a term of ten years with one of our primary suppliers to commercialize our technology throughout Europe. Under the terms of the agreement, we had granted such supplier an exclusive, non-transferable license to make, use, sell, and market our technology during the term throughout Europe (which included Germany and Poland which currently have the largest coal fleets in Europe). Under the terms of the agreement, such supplier had the right to terminate at any time on no less than 30 days’ prior written notice. Pursuant to notice provided to us by such supplier on November 6, 2020, the supplier advised us that it had undertaken a review of its strategy in the mercury control market and had decided to terminate the agreement effective as of December 6, 2020. Prior to its termination, no revenues had been generated from such agreement. We intend to continue to pursue the European market although no assurance can be made that any such efforts will be successful. The European market is significant although not as large as the market in the U.S. We believe more coal-fired EGUs operate throughout Europe than in the U.S. but are generally smaller EGUs.

In May 2017, the European Union and seven of its member states ratified the Minamata Convention on Mercury, which triggered its entry into force with implementation starting in 2021. The Minamata Convention on Mercury is a global treaty to protect human health and the environment from the adverse effects of mercury. This Convention was a result of three years of meeting and negotiating, after which the text of the Convention was approved by delegates representing approximately 140 countries in January 2013 in Geneva and adopted and signed later that year in October 2013 by approximately 125 countries at a diplomatic conference held in Japan. It is expected that over the next few decades, this international agreement will enhance the reduction of mercury pollution from the targeted activities responsible for the major release of mercury to the environment.

In addition, in July 2017, the European Union, through the European Commission, adopted certain BREF standards for large coal-fired electric generating units. The BREFs are a series of reference documents covering certain industrial activities and provide descriptions of a range of industrial processes and their respective operating conditions and emission rates. Member states are required to take these documents into account when determining best available techniques. As a result of the EU’s adoption of these BREF conclusions, specific emissions limits are currently being developed.

With regard to business opportunities in China and other Asian countries, there currently exists no specific mandate for mercury capture that requires specific control technology. Nevertheless, we are optimistic of the prospects for mercury emissions regulations in China and Southeast Asia in the coming years, and because we have very broad patent rights in China, this has the potential to become a large business opportunity for us in future years. It is estimated that China represents approximately 50% of the world’s electric production from coal compared to the United States which represents 14%. We are hopeful that as a result of the Minamata Convention, China as well as other countries will follow the U.S. in regulating mercury emissions.

Additional Business Opportunities

In October 2019, we entered into a license and development agreement with a nonrelated third party located in Alabama pursuant to which the parties have been developing a plan to commercialize and market certain technology owned by such entity related to the removal of mercury from air and water emissions generated by coal burning power plants. Although no assurance can be given, we are optimistic that this arrangement will lead to a new revenue stream for us in the future.

During the first quarter of 2021, we announced that we are in the process of developing a proprietary methane gas emissions control technology which we believe can be adopted within the oil and gas industry. Methane is emitted from oil and gas operations worldwide and is believed to be a contributor to global warming. Methane is considered a greenhouse gas, like carbon dioxide. While we have not established a timeline for the introduction of our technology, we hope to be able to commercialize our efforts in 2022 and thereafter.

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In addition, during the first quarter of 2021, we announced new technologies under development intended to improve the processing of REEs in North America. Currently, most of the demand for REEs in the United States is purchased from China. REEs are commonly used today in automobile catalysts and petroleum refining catalysts, televisions, magnets, batteries and medical devices. Our new technologies are under development in conjunction with our collaboration with the Alabama third party entity mentioned above and its affiliates. Such technologies focus on improving the cost of extracting rare earth minerals along with improving the environmental footprint of extracting those REEs from their solvent state. While there is no established timeline for the introduction of these technologies after further testing is performed, we hope that if such further testing is successful, these technologies can be commercialized in 2022 and thereafter.

Our Sales and Marketing

Our marketing strategy is designed to grow our mercury capture solutions in the North American region by building and maintaining the reputation and trust of our work among our customers—specifically by carrying out successful demonstrations performed with utility customers and the resulting contract awards to meet the MATS requirements in the long-term period and sustaining our operational performance with EGUs under contract—and developing new, and refining our existing, unique emissions technologies. We believe that by offering proven and innovative service offerings, we can attract more customers and partners to our services, creating a network growth effect.

We believe that targeted marketing initiatives and customer referrals are the most efficient and cost-effective strategy to sustain the growth of both our new and existing customers.

Our Operations

Raw Materials

We buy all the raw materials needed to implement our technologies and provide uniquely formulated products for effective mercury removal. Material components of our proprietary SEA® technology are readily available from numerous sources in the market. Suppliers of our raw materials include large companies that have provided materials for decades and have an international presence. When we use PAC as one component of our sorbent material, we buy it in the market from large activated carbon manufacturers. We believe that we have excellent relationships with our current suppliers. If any of our suppliers should become unavailable to us for any reason, there are a number of other suppliers that we believe can be contracted with expeditiously to supply the raw materials that we need, ensuring a continued supply of our products to our customers.

Seasonality

The power market has changed over recent years with the introduction of more renewable energy, the comparatively low price of natural gas, and the declining industrial demand for continuous power resulting in a greater proportional residential load demand. With this shift in demand and load, we have experienced some seasonal declines in the winter months due to our current customer concentration in the Southwestern United States, where many of our customers decrease capacity in such winter months.

Our Competition

Our major competitors in the U.S. and Canada include companies such as Advanced Emissions Solutions, Inc., Albemarle Corporation, Cabot Corporation, Calgon Carbon Corporation, Carbonxt, Inc., Environmental Energy Services Inc., and Nalco Company. These companies employ large sales staff and are well positioned in the market. However, in head-to-head tests with competitor products our SEA® technology has consistently performed better in mercury removal, at lower projected costs. We believe that our SEA® technology is superior to offerings of our competitors and, with our highly experienced staff, we have shown that we can compete effectively in these markets.

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Our Intellectual Property

We have a patent portfolio consisting of 40 active patents throughout the U.S., Canada, Europe, and China and 7 patents pending applications. We believe that our patent position is strong in the U.S., Canada, and Europe.

Our Employees

We currently have 11 full-time employees. Our employees are not represented by labor unions. We believe that relations with our employees are good.

Our Properties

We lease a warehouse in Corsicana, Texas consisting of approximately 20,000 square feet which we use for manufacturing and distribution of our products. As of December 2019, we relocated our corporate headquarters to such location which corporate headquarters prior thereto were maintained in Lewis Center, Ohio. Such lease in Corsicana, Texas expires March 31, 2024.

Legal Proceedings

On July 17, 2019, we initiated patent litigation against certain defendants in the U.S. District Court for the District of Delaware for infringement of United States Patent Nos. 10,343,114 (the “‘114 Patent”) and 8,168,147 (the “‘147 Patent”) owned by the Company. These patents relate to our two-part Sorbent Enhancement Additive (SEA®) process for mercury removal from coal-fired power plants. Named as defendants in the lawsuit are (i) Vistra Energy Corp., AEP Generation Resources Inc., NRG Energy, Inc., Talen Energy Corporation, and certain of their respective affiliated entities, all of which are owners and/or operators of coal-fired power plants in the United States, and (ii) Arthur J. Gallagher & Co., DTE REF Holdings, LLC, CERT Coal Holdings LLC, Chem-Mod LLC, and certain of their respective affiliated entities, and additional named and unnamed defendants, all of which operate or are involved in operations of coal facilities in the United States. In the lawsuit, we allege that each of the defendants has willfully infringed our ‘114 Patent and ‘147 Patent and seek a permanent injunction from further acts of infringement and monetary damages.

During 2020, each of the four major utility defendants—Vistra Energy Corp., AEP Generation Resources Inc., NRG Energy, Inc., and Talen Energy Corporation—in the above action filed petitions for Inter Partes Review with the United States Patent and Trademark Office, seeking to invalidate certain claims to the patents which are subject to the litigation.

Between July 2020 and January 2021, we entered into agreements with each of the four major utility defendants in such action which included certain monetary arrangements and pursuant to which we have dismissed all claims brought against each of them and their affiliates, and such parties have withdrawn from petitions for Inter Partes Review with the United States Patent and Trademark Office. Such agreements entered into with such parties provide each of them and their affiliates with a non-exclusive license to certain Company patents (related to our two-part Sorbent Enhancement Additive (SEA®) process) for use in connection with such parties’ coal-fired power plants. One of the agreements has facilitated an ongoing business relationship with that party.

The above described proceedings are continuing with respect to the other parties involved. On May 20, 2021, a U.S. District Court Magistrate Judge issued a report and recommendation that the above action should be permitted to proceed against 16 refined coal defendants named in the action directly involved in the refined coal program and operations, and be dismissed against 12 other defendants, primarily affiliated entities of the refined coal operators. Such report was issued in connection with certain motions to dismiss filed by the refined coal defendants. We recently received approval from the District Judge of the U.S. District Court in Delaware of the adoption of this report and recommendation of the Magistrate Judge to allow us to proceed with litigation claims against certain refined coal entities providing exciting forward momentum in our significant lawsuit to rightfully protect our patented technology for mercury emissions capture.

Other than the foregoing, there are no material pending legal proceedings to which we are a party or to which any of our property is subject, nor are there any such proceedings known to be contemplated by governmental authorities. None of our directors, officers, or affiliates are involved in a proceeding adverse to our business or has a material interest adverse to our business.

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MANAGEMENT

The following table sets forth certain information as of the date of this prospectus about our executive officers and members of our board of directors.

Name	Age	Position
Richard MacPherson	66	President and Chief Executive Officer, Director
Christopher Greenberg	55	Chairman of the Board, Director
John Pavlish	62	Senior Vice President and Chief Technology Officer
James Trettel	52	Vice President of Operations
David M. Kaye	66	Secretary, Director
Jami L. Satterthwaite	41	Chief Financial Officer

Executive Officers

Richard MacPherson has been a Director of the Company since June 2011 and has served as President and Chief Executive Officer of the Company since March 2015. Mr. MacPherson is the founder of MES, Inc. (current subsidiary and operating company of the Company) and had been its Chief Executive Officer from 2008 until 2011. From 2011 to March 2015, Mr. MacPherson served as Vice President of Business Development of the Company. Over the past 10 years, Mr. MacPherson has worked with industry leading scientists and engineers to bring the Company’s technology from the R&D phase, through multiple product development stages, to the final commercialization phase, acting as the lead on all required initiatives and activities. He has been a senior-level executive in the services industry for over 25 years. Mr. MacPherson brings extensive start-up and business development knowledge, applied and proven through his corporate experience throughout the United States and Canada. He has worked in multiple industries, such as electric utilities, communications, and marketing, as well as in several entrepreneurial ventures in the communications, hospitality, geological, and real estate development industries. We believe that Mr. MacPherson’s deep experience in business and strong leadership skills, coupled with being the founder of our operating subsidiary and his extensive knowledge of our technology, qualifies him to serve on our board.

John Pavlish has been Senior Vice President and Chief Technical Officer of the Company since November 2014. Prior to joining the Company, Mr. Pavlish was a Senior Research Advisor and the Director of the Center for Air Toxic Metals at the Energy & Environmental Research Center in Grand Forks, North Dakota. He has over 25 years of mercury-related experience and is regarded as an international expert on the topic of mercury. His primary areas of interest and expertise include research, technical consultation, and development of mercury control technologies, in particular, for coal combustion and gasification systems. He is an inventor of a number of patented mercury control technologies and has years of experience in development and testing of these technologies for commercial application. Over the last 20 years, he has spent much of his time evaluating the efficacy of a number of different mercury control technologies/approaches and their cost-competitiveness in the commercial market. Mr. Pavlish also has years of power plant experience and has worked for engineering/consulting company Black & Veatch, where he served as Unit Leader/System Engineer. Mr. Pavlish is a professional engineer, a member of the American Society of Mechanical Engineers, and a member of the Air & Waste Management Association. He serves on numerous professional and technical committees and is a U.S. Representative on the Mercury Emissions from Coal International Experts Working Group on Reducing Emissions from Coal and a member of the United Nations Environment Programme Global Mercury Partnership, Reduction of Mercury Releases from Coal Combustion. Mr. Pavlish has published over 200 papers, articles, and reports on various mercury-related topics and issues.

James Trettel has been Vice President of Operations since January 2014. Mr. Trettel possesses over 25 years of experience in the dry bulk material handling industry. During 2012 and 2013, he was the owner and operator of Solid Foundation Services, LLC, a firm specializing in deep foundation installations for the gas and oilfield industry, while providing technical consulting services to MEEC. Prior to 2012, he provided project management and engineering duties for numerous multi-million dollar turn-key contracts while employed at Advanced Bulk and Conveying Inc. starting in 2004. Additionally, Mr. Trettel has overseen day to day operations for 14 years as the VP of J&B Industrial Sales Company Inc. of sales, systems, and engineering organization specializing in bulk material handling. Mr. Trettel has extensive field experience with systems operating in a large variety of industry sectors including coal fired utilities. Mr. Trettel graduated Cum Laude with a B.S. degree in Mechanical Engineering.

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Jami L. Satterthwaite has served as Chief Financial Officer since June 2021. Prior thereto, she served as Chief Accounting Officer from October 2020 to June 2021 and Controller from December 2019 to October 2020. Ms. Satterthwaite is a certified public accountant. From October 2010 to January 2018, she was a partner in the accounting firm of Nelson & Swaite, CPAs, LLC, located in Vancouver, Washington, and from January 2007 to September 2010, she was an accountant with the accounting firm of Caley & Associates, CPAs, located in Vancouver, Washington. Ms. Satterthwaite received her bachelor’s degree in Accounting from Saint Martin’s College (1999).

Directors

Please see the information regarding Richard MacPherson under “Executive Officers” above.

Christopher Greenberg has been a director of the Company since June 2013 and Chairman of the Board since December 2014. Mr. Greenberg is a founder of, and since 2003, has been the Chief Executive Officer of Global Safety Network, Inc., a company which provides employment screening and safety compliance services. He is also the owner of multiple Express Employment Professionals franchises located in North Dakota and South Dakota. Express Employment Professionals is a staffing agency that provides full time and temporary job placement, human resources services, and consulting. Mr. Greenberg is a highly experienced Operations Executive who has demonstrated the ability to lead diverse teams of professionals to new levels of success in a variety of highly competitive industries, cutting-edge markets, and fast-paced environments. Mr. Greenberg has strong technical and business qualifications with an impressive track record of more than 25 years of hands-on experience in strategic planning, business unit development, project and product management, and proprietary software development. He also has the proven ability to successfully analyze an organization’s critical business requirements, identify deficiencies and potential opportunities, and develop innovative and cost-effective solutions for enhancing competitiveness, increasing revenues, and improving customer service offerings. We believe that Mr. Greenberg’s deep experience in business, along his strong entrepreneurial and executive management background, qualifies him to serve on our board.

David M. Kaye has been a director of the Company since June 2019 and Secretary since December 2019. Mr. Kaye is an attorney and has been a partner in the law firm of Kaye Cooper Kay & Rosenberg, LLP, located in Roseland, New Jersey, since the firm’s inception in February 1996. Since 1980, Mr. Kaye has been a practicing attorney in the New York City metropolitan area specializing in business, corporate, and securities matters. From March 2006 to June 2011, Mr. Kaye was a director of China Youth Media, Inc., resigning from such position effective with the merger between the Company with MES, Inc which was completed in June 2011. From December 2000 to October 2009, Mr. Kaye also served on the Board of Directors of Dionics, Inc. Mr. Kaye received his B.A. from George Washington University (1976) and his J.D. from the Benjamin N. Cardozo School of Law, Yeshiva University (1979). We believe that Mr. Kaye’s deep experience in business and transactional matters and working with public companies qualifies him to serve on our board.

There are no family relationships between any of the directors and executive officers of the Company.

Composition of Our Board of Directors

Our board currently consists of three members and will consist of five members on or prior to the closing of this offering. There are no contractual obligations regarding the election of our directors. Our nominating and corporate governance committee and our board of directors may therefore consider a broad range of factors relating to the qualifications and background of nominees. Our nominating and corporate governance committee’s and our board of directors’ priority in selecting board members is identification of persons who will further the interests of our stockholders through their established record of professional accomplishment, the ability to contribute positively to the collaborative culture among board members, knowledge of our business, understanding of the competitive landscape, professional and personal experiences, and expertise relevant to our growth strategy. Our directors hold office until their successors have been elected and qualified or until the earlier of their resignation or removal. Our amended and restated certificate of incorporation and second amended and restated bylaws that will become effective immediately prior to the closing of this offering also provide that our directors may be removed only for cause by the affirmative vote of the holders of at least two-thirds of the votes that all our stockholders would be entitled to cast in an annual election of directors, and that any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office.

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Director Independence

We have applied to list our common stock on the Nasdaq Capital Market. Under the Nasdaq listing rules, independent directors must comprise a majority of a listed company’s board of directors within twelve months from the date of listing. In addition, the Nasdaq listing rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and governance committees be independent within twelve months from the date of listing. Audit committee members must also satisfy additional independence criteria, including those set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and compensation committee members must also satisfy the independence criteria set forth in Rule 10C-1 under the Exchange Act. Under Nasdaq listing rules, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3 under the Exchange Act, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries, other than compensation for board service; or (2) be an affiliated person of the listed company or any of its subsidiaries. In order to be considered independent for purposes of Rule 10C-1, the board of directors must consider, for each member of a compensation committee of a listed company, all factors specifically relevant to determining whether a director has a relationship to such company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: the source of compensation of the director, including any consulting advisory or other compensatory fee paid by such company to the director, and whether the director is affiliated with the company or any of its subsidiaries or affiliates.

During 2021, our board of directors undertook a review of the composition of our board of directors and its committees and the independence of each director. Based upon information requested from and provided by each director concerning his background, employment, and affiliations, including family relationships, our board of directors has determined currently one of our directors, Christopher Greenberg, qualifies as an independent director for purposes of Nasdaq and SEC rules. In making that determination, our board of directors considered the relationships that each director has with us and all other facts and circumstances the board of directors deemed relevant in determining independence, including the potential deemed beneficial ownership of our capital stock by each director, including non-employee directors that are affiliated with certain of our major stockholders. Upon the completion of this offering, we expect that the composition and functioning of our board of directors and each of our committees will comply with all applicable requirements of Nasdaq and the rules and regulations of the SEC.

We intend to adopt a policy, subject to and effective upon the effectiveness of the registration statement of which this prospectus forms a part, that outlines a process for our securityholders to send communications to the board of directors.

Committees of Our Board of Directors

Our board of directors has established an audit committee, a compensation committee, a nominating and corporate governance committee, and a finance committee each of which operates pursuant to a charter adopted by our board of directors. Upon the effectiveness of the registration statement of which this prospectus is a part, the composition and functioning of all of our committees will comply with all applicable requirements of the Sarbanes-Oxley Act of 2002, Nasdaq, and SEC rules and regulations.

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The full text of our audit committee charter, compensation committee charter, nominating and corporate governance charter, and finance committee charter are posted on the investor relations portion of our website at http://www.me2cenvironmental.com. We do not incorporate the information contained on, or accessible through, our corporate website into this prospectus, and you should not consider it a part of this prospectus.

Due to the resignation of certain independent directors in recent years, and due to the current small size of the board, the board as a whole now acts and shall continue to act as the audit committee, the compensation committee, the nominating and corporate governance committee, and the finance committee until such time, if any, that the number of authorized and elected directors is increased or the committees are otherwise reconfigured. Each of these committees shall meet as often as its members deem necessary to perform such committee’s responsibilities.

Audit Committee

The audit committee’s charter requires that such committee shall consist of no fewer than three directors, each of whom shall be an independent director of the Company satisfying the independence requirements of the Nasdaq Stock Market or any exchange on which our securities may be listed and any other applicable regulatory requirements. The audit committee is appointed by our board of directors to assist the board in fulfilling its oversight responsibility by reviewing the accounting and financial reporting processes of the Company and its subsidiaries, our internal control and disclosure control system, and the audits of our financial statements. In this regard, the audit committee shall approve our retention of independent auditors and pre-approve any audit or non-audit services performed by them. It shall review with such accountants the arrangements for, and the scope of, the audit to be conducted by them. It also shall review with the independent accountants and with management the results of audits and various other financial and accounting matters affecting us.

As aforementioned, we have applied to list our common stock on the Nasdaq Capital Market, at which time, we will amend our audit committee’s charter to comply with the Nasdaq listing rules, if necessary. Under the Nasdaq listing rules, independent directors must comprise a majority of a listed company’s board of directors within twelve months from the date of listing. In addition, the Nasdaq listing rules require that, subject to specified exceptions, each member of a listed company’s audit committee be independent within twelve months from the date of listing. Audit committee members must also satisfy additional independence criteria, including those set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Upon becoming a listed company, all members of our audit committee will consist of three directors each of whom will meet the relevant independence requirements for service on the audit committee and requirements for financial literacy set forth in the Nasdaq listing rules and SEC rules and our board of directors will appoint an “audit committee financial expert” within the meaning of applicable SEC regulations. Both our independent registered public accounting firm and management will periodically meet privately with our audit committee.

Compensation Committee

The compensation committee’s charter requires that such committee shall consist of no fewer than two directors, each of whom shall (i) be an independent director of the Company satisfying the independence requirements of the Nasdaq Stock Market or any exchange on which our securities may be listed and any other applicable regulatory requirements, (ii) qualify as an “outside director” under Section 162(m) of the Internal Revenue Code, as amended, and (iii) meet the requirements of a “non-employee director” for purposes of Section 16 of the Exchange Act. The compensation committee is appointed by our board of directors to review and approve our compensation and benefits programs, including: annual base salary; annual incentive opportunity; stock option or other equity participation plans; profit-sharing plans; long-term incentive opportunity; the terms of employment agreements, severance agreements, and change in control agreements, in each case as, when and if appropriate; any special or supplemental benefits; and any other payments that are deemed compensation under applicable rules of the SEC. In this regard, the compensation committee shall evaluate the performance of the CEO in light of our goals and objectives and determine and approve the CEO’s compensation based on this evaluation and such other factors as the committee shall deem appropriate. The committee shall also determine and approve the compensation of all other executive officers of the Company, which determination may be based upon recommendations of the CEO. Our board of directors can exercise its discretion in modifying any amount presented by our CEO.

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Again, we have applied to list our common stock on the Nasdaq Capital Market, at which time, we will amend our compensation committee’s charter to comply with the Nasdaq listing rules, if necessary. Under the Nasdaq listing rules, independent directors must comprise a majority of a listed company’s board of directors within twelve months from the date of listing. In addition, the Nasdaq listing rules require that, subject to specified exceptions, each member of a listed company’s compensation committee be independent within twelve months from the date of listing. Compensation committee members must also satisfy the independence criteria set forth in Rule 10C-1 under the Exchange Act.

Upon becoming a listed company, all members of our compensation committee will be “independent” as defined in the applicable Nasdaq rules and will meet the relevant independence requirements set forth in the SEC rules. Moreover, each member of our compensation committee will be a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee’s charter requires that such committee shall consist of no fewer than two directors, each of whom shall be an independent director of the Company satisfying the independence requirements of the Nasdaq Stock Market or any exchange on which our securities may be listed and any other applicable regulatory requirements. The nominating and corporate governance committee is appointed by our board of directors to determine the identity of director nominees for election to the board and to assist the board in discharging the board’s responsibilities in the area of corporate governance.

The committee shall review, at least annually, the composition and size of our board of directors and make recommendations to the board regarding the criteria for board membership including issues of character, judgment, diversity, expertise, corporate experience, and the like. At a minimum, directors should share the values of the Company and should possess the following characteristics: high personal and professional integrity; the ability to exercise sound business judgment; an inquiring mind; and the time available to devote to board of directors’ activities and the willingness to do so. Our board of directors or the committee does not have a formal policy specifically focusing on the consideration of diversity; however, diversity is one of the many factors that the committee shall consider when identifying candidates. In addition to the foregoing considerations, generally with respect to nominees recommended by stockholders, the committee will evaluate such recommended nominees considering the additional information regarding the nominees provided to the committee. When seeking candidates for our board of directors, the committee may solicit suggestions from incumbent directors, management, and third-party search firms. Ultimately, the committee will recommend prospective nominees who the committee believes will be effective, in conjunction with the other members of our board of directors, in collectively serving the long-term interests of our stockholders. The committee will review any candidate recommended by stockholders of the Company in light of its criteria for selection of new directors.

Finance Committee

The finance committee is appointed by our board of directors to oversee all areas of corporate performance and finance, and advise and assist the board with respect to the financial and investment policies, risks, and objectives of the Company, including specific actions required to achieve those objectives.

Our board of directors may from time to time establish other committees.

Corporate Governance

We have adopted a written code of ethics and business conduct (the “Code of Conduct”) that applies to all of our directors, officers, and employees, including our Chief Executive Officer and Chief Financial Officer. The objective of the Code of Conduct is to provide guidelines for maintaining our commitment to honesty, integrity, and ethical behavior. The Code of Conduct addresses conflicts of interest, protection of our assets, confidentiality, fair dealing with customers, suppliers, competitors and employees, insider trading, compliance with laws, and reporting any illegal or unethical behavior. As part of the Code of Conduct, any person subject to the Code of Conduct is required to avoid or fully disclose interests or relationships that are harmful or detrimental to our best interests or that may give rise to real, potential, or the appearance of conflicts of interest. Our board of directors will have ultimate responsibility for the stewardship of the Code of Conduct, and it will monitor compliance through our nominating and corporate governance committee. Directors, officers, and employees will be required to annually certify that they have not violated the Code of Conduct. Our Code of Business Conduct and Ethics reflects the foregoing principles. A copy of the Code of Conduct is available free of charge to any person on written or telephone request to Midwest Energy Emissions Corp., 1810 Jester Drive, Corsicana, Texas 75109 or (614) 505-6115.

We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K relating to amendments to or waivers from any provision of the code of ethics and business conduct applicable to our Chief Executive Officer and Chief Financial Officer by posting such information on our website http://www.me2cenvironmental.com.

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EXECUTIVE COMPENSATION

The following discussion relates to the compensation of our named executive officers, as determined under applicable SEC rules for smaller reporting companies like us, for year ended December 31, 2020, consisting of Richard MacPherson, our President and Chief Executive Officer, John Pavlish, Senior Vice President, and James Trettel, Vice President.

Fiscal Year 2020 and 2019 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Options ($) (4)	All Other Compensation ($)	Total ($)
Richard MacPherson
President and Chief Executive Officer, Director (1)	2020 2019	395,000 395,000	-- --	266,500 292,894	94,893 17,468	756,393 705,362

John Pavlish
Senior Vice President (2)	2020 2019	333,000 333,000	-- --	266,500 117,157	7,425 14,268	603,925 461,425

James Trettel
Vice President (3)	2020 2019	300,000 300,000	-- --	266,500 195,262	6,750 12,730	573,250 507,992

___________

(1)

Mr. MacPherson was appointed President and Chief Executive Officer in March 2015. Since January 1, 2017, Mr. MacPherson’s annual base salary has been $395,000. Mr. MacPherson is currently employed pursuant to a three-year employment letter agreement which was entered into on January 29, 2019, and effective January 1, 2019, which after such three-year term will automatically renew for successive one-year periods unless otherwise terminated by either party prior to the next applicable renewal period. As of December 31, 2020, $49,375 of Mr. MacPherson’s 2019 salary and $144,551 of Mr. MacPherson’s 2020 salary remained unpaid. Mr. MacPherson shall also be entitled to participate in all corporate 401(k) programs and health benefit plans instituted by the Company and be eligible to receive bonus compensation, if any, as the Company shall from time to time determine. Mr. MacPherson shall also be entitled to participate in any stock option and incentive plans adopted by the Company. During 2019, Mr. MacPherson was granted a five-year nonqualified stock option to acquire 1,500,000 shares of common stock exercisable at $0.27 per share. In addition, during 2019, the expiration dates of (i) an option held by Mr. MacPherson and granted in 2016 to acquire 250,000 shares of common stock exercisable at $0.81 per share, and (ii) option held by Mr. MacPherson and granted in 2016 to acquire 750,000 shares of common stock exercisable at $1.20 per share, were extended to June 28, 2024. During 2020, Mr. MacPherson was granted five-year nonqualified stock options to acquire 500,000 shares of common stock exercisable at $0.19 per share and 500,000 shares of common stock exercisable at $0.58 per share.

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(2)

Mr. Pavlish was appointed Senior Vice President in November 2014. The Company and Mr. Pavlish entered into an employment agreement effective as of November 16, 2014. Pursuant to his employment agreement, Mr. Pavlish agreed to be employed by the Company as Senior Vice President. Effective as of January 1, 2017, Mr. Pavlish’s annual base salary was increased to $330,000. As of December 31, 2020, $41,250 of Mr. Pavlish’s 2019 salary and $144,375 of Mr. Pavlish’s 2020 salary remained unpaid. Mr. Pavlish shall also be entitled to participate in all corporate 401(k) programs and health benefit plans instituted by the Company and be eligible to receive bonus compensation, if any, as the Company shall from time to time determine. Mr. Pavlish shall also be entitled to participate in any stock option and incentive plans adopted by the Company. During 2019, Mr. Pavlish was granted a five-year nonqualified stock option to acquire 600,000 shares of common stock exercisable at $0.27 per share. In addition, during 2019, the expiration dates of (i) an option held by Mr. Pavlish and granted in 2014 to acquire 2,000,000 shares of common stock exercisable at $0.74 per share, and (ii) option held by Mr. Pavlish and granted in 2015 to acquire 1,000,000 shares of common stock exercisable at $0.45 per share, were extended to June 28, 2024. During 2020, Mr. Pavlish was granted five-year nonqualified stock options to acquire 500,000 shares of common stock exercisable at $0.19 per share and 500,000 shares of common stock exercisable at $0.58 per share.

(3)

Mr. Trettel was appointed Vice President of Operations in January 2014. Mr. Trettel is also entitled to participate in all corporate 401(k) programs and health benefit plans instituted by the Company and is eligible to receive bonus compensation, if any, as the Company shall from time to time determine. Mr. Trettel is also entitled to participate in any stock option and incentive plans adopted by the Company. Effective as of January 1, 2017, Mr. Trettel’s annual base salary was increased to $300,000. As of December 31, 2020, $37,500 of Mr. Trettel’s 2019 salary and $131,250 of Mr. Trettel’s 2020 salary remained unpaid. During 2019, Mr. Trettel was granted a five-year nonqualified stock option to acquire 1,000,000 shares of common stock exercisable at $0.27 per share. In addition, during 2019, the expiration date of an option held by Mr. Trettel and granted in 2015 to acquire 250,000 shares of common stock exercisable at $0.42 per share was extended to June 28, 2024. During 2020, Mr. Trettel was granted five-year nonqualified stock options to acquire 500,000 shares of common stock exercisable at $0.19 per share and 500,000 shares of common stock exercisable at $0.58 per share.

(4)

Represents the dollar amount recognized for consolidated financial statement reporting purposes of shares to be issued to the executive officers computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020. There can be no assurance the amounts determined in accordance with FASB ASC Topic 718 will ever be realized. The following table provides information concerning the stock options issued to the executive officers:

Name	Year	Stock Options (#)	FASB ASC Topic 718 Value ($)
Richard MacPherson	2020	1,000,000	266,500
	2019	1,500,000	292,894
John Pavlish	2020	1,000,000	266,500
	2019	600,000	117,157
James Trettel	2020	1,000,000	266,500
	2019	1,000,000	195,262

(5)	The amounts shown for 2020 and 2019 in the “All Other Compensation” column are comprised of the following:

Name	Year	401k Match ($)	Group Term Life Insurance ($)	Auto Allowance and Other Benefits ($)
Richard MacPherson	2020	10,538	--	84,355
	2019	--	184	17,284
John Pavlish	2020	7,425	--	--
	2019	11,388	2,880	--
James Trettel	2020	6,750	--	--
	2019	11,200	1,530	--

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Outstanding Equity Awards as of December 31, 2020

The following table sets forth certain information about the number of unexercised nonqualified stock options and unearned stock awards held as of December 31, 2020 by each executive named in the Summary Compensation Table. There were no stock options exercised during fiscal 2020 by such executives.

Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option Exercise Price	Option Expiration Date
Richard MacPherson	250,000	-	$0.81	June 28, 2024
Richard MacPherson	750,000	-	$1.20	June 28, 2024
Richard MacPherson	250,000	-	$0.28	February 5, 2023
Richard MacPherson	8,229	-	$0.29	July 6, 2023
Richard MacPherson	16,458	-	$0.21	July 6, 2023
Richard MacPherson	16,458	-	$0.17	July 31, 2023
Richard MacPherson	16,458	-	$0.25	August 31, 2023
Richard MacPherson	16,458	-	$0.26	September 30, 2023
Richard MacPherson	16,458	-	$0.20	October 31, 2023
Richard MacPherson	1,500,000	-	$0.27	June 28, 2024
Richard MacPherson	500,000	-	$0.19	July 8, 2025
Richard MacPherson	500,000	-	$0.58	December 14, 2025
John Pavlish	2,000,000	-	$0.74	June 28, 2024
John Pavlish	1,000,000	-	$0.45	June 28, 2024
John Pavlish	50,000	-	$1.15	February 10, 2022
John Pavlish	50,000	-	$0.27	February 23, 2023
John Pavlish	6,875	-	$0.29	June 8, 2023
John Pavlish	13,750	-	$0.21	June 30, 2023
John Pavlish	13,750	-	$0.17	July 31, 2023
John Pavlish	13,750	-	$0.25	August 31, 2023
John Pavlish	13,750	-	$0.26	September 30, 2023
John Pavlish	13,750	-	$0.20	October 31, 2023
John Pavlish	13,750	-	$0.33	November 30, 2023
John Pavlish	13,750	-	$0.25	December 31, 2023
John Pavlish	600,000	-	$0.27	June 28, 2024
John Pavlish	500,000	-	$0.19	July 8, 2025
John Pavlish	500,000	-	$0.58	December 14, 2025
James Trettel	250,000	-	$0.42	June 28, 2024
James Trettel	500,000	-	$1.15	February 10, 2022
James Trettel	50,000	-	$0.27	February 23, 2023
James Trettel	6,250	-	$0.29	June 8, 2023
James Trettel	12,500	-	$0.21	June 30, 2023
James Trettel	12,500	-	$0.17	July 31, 2023
James Trettel	12,500	-	$0.25	August 31, 2023
James Trettel	12,500	-	$0.26	September 30, 2023
James Trettel	12,500	-	$0.20	October 31, 2023
James Trettel	12,500	-	$0.33	November 30, 2023
James Trettel	12,500	-	$0.25	December 31, 2023
James Trettel	1,000,000	-	$0.27	June 28, 2024
James Trettel	500,000	-	$0.19	July 8, 2025
James Trettel	500,000	-	$0.58	December 14, 2025

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Other Benefits

Our executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life, disability, and accidental death and dismemberment insurance, our employee stock purchase plan, and our 401(k) plan, in each case on the same basis as other employees, subject to applicable law, should such benefits exist. Our 401(k) plan allows eligible employees to defer a portion of their compensation before federal income tax to a qualified trust. All employees who are at least 21 years of age are eligible to participate in the 401(k) plan. The participants may choose from nineteen investment options for the investment of their deferred compensation. In addition, we match 100% of each participant’s salary deferral, for the first 4% of their salary, with a cash contribution. For the years ended December 31, 2020 and 2019, we contributed $48,068 and $47,898, respectively, to the 401(k) plan. We also provide vacation and other paid holidays to all employees, including our executive officers, which are comparable to those provided at peer companies. At this time, we do not provide special benefits or other perquisites to our executive officers.

Policies Regarding Recovery of Awards

Our board has not adopted a policy that requires us to make retroactive adjustments to any cash or equity-based incentive compensation paid to executive officers (or others) where the payment was predicated upon the achievement of financial results that were subsequently the subject of a restatement. However, we may implement a clawback policy in accordance with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the regulations that will be issued under that act.

Tax and Accounting Treatment of Compensation

Section 162(m) of the Internal Revenue Code places a limit of $1.0 million per person on the amount of compensation that we may deduct in any one year with respect to our Chief Executive Officer and certain of our other executive officers. While the board of directors considers deductibility factors when making compensation decisions, the board also looks at other considerations, such as providing our executive officers with competitive and adequate incentives to remain with us and increase our business operations, financial performance, and prospects, as well as rewarding extraordinary contributions. No compensation to named executive officers exceeded this threshold in [2020].

We account for equity compensation paid to our employees under the rules of FASB ASC Topic 718, which requires us to estimate and record an expense for each award of equity compensation over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued. We have not tailored our executive compensation program to achieve particular accounting results.

Policies on Ownership, Insider Trading, Hedging, and 10b5-1 Plans

We do not have formal stock ownership guidelines for our employees or directors, because the board of directors is satisfied that stock and option holdings among our employees or directors, are sufficient at this time to provide motivation and to align this group’s interests with those of our stockholders. In addition, we believe that stock ownership guidelines are rare in companies at our stage, which means that ownership requirements would put us at a competitive disadvantage when recruiting and retaining high-quality executives.

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Our insider trading policy prohibits certain actions by our Executive Officers relating to buying and selling our common stock. Our executive officers are authorized to enter into trading plans established according to Section 10b5-1 of the Exchange Act with an independent broker-dealer (“broker”) designated by us. These plans may include specific instructions for the broker to exercise vested options and sell Company stock on behalf of the executive officer at certain dates, if our stock price is above a specified level or both. Under these plans, the executive officer no longer has control over the decision to exercise and sell the securities in the plan, unless he or she amends or terminates the trading plan during a trading window. Plan modifications are not effective until the 31st day after adoption. The purpose of these plans is to enable executive officers to recognize the value of their compensation and diversify their holdings of our stock during periods in which the executive officer would be unable to sell our common stock because material information about us had not been publicly released. As of the record date, no named executive officer had a trading plan in place.

Stockholder Advisory Vote on Executive Compensation

Our Company held an advisory vote on executive compensation in 2021 and intends to take such action annually in the future. Both our compensation committee and the board intend to periodically reevaluate our executive compensation philosophy and practices in light of our performance, needs and developments, including the outcome of future non-binding advisory votes by our stockholders.

DIRECTOR COMPENSATION

Director Compensation Table for Year Ended December 31, 2020

The following table sets forth information regarding the compensation for 2020 of each non-executive member of the board of directors:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)	Total ($)
Christopher Greenberg	100,000	133,250	233,250
David M. Kaye	--	133,250	133,250

__________

(1) Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020. There can be no assurance the amounts determined in accordance with FASB ASC Topic 718 will ever be realized. The following table provides information concerning the stock awards and stock options granted to the Directors for 2020:

Name	Stock Options (#)	FASB ASC Topic 718 Value
Christopher Greenberg	500,000	133,250
David M. Kaye	500,000	133,250

Mr. Greenberg is paid $100,000 per year for serving as Chairman of the Board. As of December 31, 2020, $95,833 of Mr. Greenberg’s 2020 cash fee remained unpaid.

Mr. Kaye was not paid any cash compensation for service on the Board in 2020.

All directors are reimbursed for their reasonable out-of-pocket expenses incurred in connection with their duties to the Company.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than the compensation agreements and other arrangements described under “Executive Compensation” and “Director Compensation” in this prospectus and the transactions described below, since January 1, 2020, there has not been and there is not currently proposed, any transaction or series of similar transactions to which we were, or will be, a party in which the amount involved exceeded, or will exceed, the lesser of (i) $120,000 or (ii) one percent of the average of our total assets for the last two completed fiscal years, and in which any director, executive officer, holder of five percent or more of any class of our capital stock, or any member of the immediate family of, or entities affiliated with, any of the foregoing persons, had, or will have, a direct or indirect material interest.

Kaye Cooper Kay & Rosenberg, LLP provides certain legal services to the Company and was paid $137,500 and $100,000 for the six months ended June 30, 2021 and 2020, respectively, for legal services rendered and disbursement incurred. David M. Kaye, a Director and Secretary of the Company, is a partner of the law firm. At June 30, 2021 and December 31, 2020, $206,250 and $168,750, respectively, was owed to the firm for services rendered.

On June 1, 2021, we entered into a Debt Repayment and Exchange Agreement with AC Midwest, which will repay all existing secured and unsecured debt obligations presently held by AC Midwest (the “Debt Repayment Agreement”).

AC Midwest is the holder of an unsecured note with a principal amount outstanding of $13,154,930.60 which was issued on February 25, 2019 pursuant to an Unsecured Note Financing Agreement (the “Unsecured Note Financing Agreement”) entered into on such date with AC Midwest, pursuant to which AC Midwest exchanged a previously issued subordinated unsecured note in the principal amount of $13,000,000, together with all accrued and unpaid interest thereon, for a new unsecured note in the principal amount of $13,154,930.60 (the “Unsecured Note”). The Unsecured Note will mature on August 25, 2022 and bears a zero cash interest rate. Pursuant to the Unsecured Note Financing Agreement, AC Midwest shall also be entitled to a profit participation preference equal to 1.0 times the original principal amount (the “Profit Share”). The Profit Share is “non-recourse” and shall only be derived from and computed on the basis of, and paid from, Net Litigation Proceeds from claims relating to our intellectual property, Net Revenue Share and Adjusted Free Cash Flow (as such terms are defined in the Unsecured Note Financing Agreement). In addition, there remains outstanding to AC Midwest a principal balance of $271,686.10 (the “Secured Note Principal Balance”) due under a secured note issued on November 29, 2016, in the original principal amount of $9,646,686.08, which has a maturity date of August 25, 2022 (the “Secured Note”). The Secured Note bears interest at a rate of 15.0% per annum, payable quarterly.

Pursuant to the Debt Repayment Agreement, we shall repay at closing the Secured Note Principal Balance in cash, together with any other amounts due and owing under the Secured Note, and repay the outstanding debt under the Unsecured Note by paying and issuing a combination of cash and shares of common stock as described below which AC Midwest has agreed to accept in full and complete repayment of the obligations thereunder.

At closing, and with regard to the Unsecured Note, we shall pay AC Midwest $6,577,465.30 in cash representing 50.0% of the aggregate outstanding principal balance of the Unsecured Note, and issue shares of common stock to AC Midwest in exchange for the remaining 50.0% of the aggregate outstanding principal balance at an exchange price equal to 100% of the offering price of common stock in the Qualifying Offering (as defined below). With regard to the Profit Share, at closing we shall pay AC Midwest $2,305,308.00 in cash representing the Profit Share Valuation, and issue shares of common stock for $4,026,567.76 representing the Adjusted Profit Share Valuation (as such terms are defined in the Debt Repayment Agreement) at the same exchange price indicated above. We have agreed to provide certain registration rights with respect to the shares issued thereunder.

The closing is subject to various conditions including but not limited to the completion of an offering of equity securities resulting in net proceeds of at least $12.0 million by December 31, 2021 (the “Qualifying Offering”).

AC Midwest beneficially owns 5% or more of the common stock of the Company.

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Indemnification Agreements

In connection with this offering, we intend to enter into new agreements to indemnify our directors and executive officers. These agreements will, among other things, require us to indemnify these individuals for certain expenses (including attorneys’ fees), judgments, fines, and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in our right, on account of any services undertaken by such person on behalf of our Company or that person’s status as a member of our board of directors to the maximum extent allowed under Delaware law.

Policies for Approval of Related Party Transactions

All related persons transactions were reviewed and approved by a majority of the board of directors on terms no less favorable than those that could be obtained from unaffiliated third parties. Further. we intend to ensure that all future transactions between us and any related person are approved by a majority of the members of the board, including a majority of the independent and disinterested members of the board, and are on terms no less favorable to us than those that we could obtain from unaffiliated third-parties. Additionally, all such transactions shall be reviewed and approved by the audit committee, which will present its determination to the board as a whole.

In connection with this offering, we expect to adopt a written related party transactions policy that will provide that such transactions must be approved by our audit committee. This policy will become effective on the date on which the registration statement of which this prospectus is part is declared effective by the SEC. Pursuant to this policy, the audit committee has the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed the lesser of (i) $120,000 or (ii) one percent of the average of our total assets for the last two completed fiscal years, and in which a related person has or will have a direct or indirect material interest. For purposes of this policy, a related person will be defined as a director, executive officer, nominee for director, or greater than 5% beneficial owner of our common stock, in each case since the beginning of the most recently completed year, and their immediate family members.

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PRINCIPAL STOCKHOLDERS

The following table sets forth certain information known to us regarding beneficial ownership of our common stock as of [ ], 2021 by:

•	each person or group of affiliated persons known by us to be the beneficial owner of more than five percent of our capital stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our executive officers and directors as a group.

The column entitled “Percentage of Shares Beneficially Owned—Before Offering” is calculated based on 89,265,951 shares of common stock outstanding as of November 4, 2021. The column entitled “Percentage of Shares Beneficially Owned—After Offering” is based on [ ] shares of our common stock to be outstanding after this offering, including the [ ] shares of our common stock that we are selling in this offering, but not including any additional shares issuable upon exercise of outstanding options.

We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities as well as any shares of common stock that the person has the right to acquire within 60 days of [ ], 2021 through the exercise of stock options or other rights. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Except as otherwise noted below, the address for persons listed in the table is c/o the Company at 1810 Jester Drive, Corsicana, Texas 75109.

	Number of Shares	Percentage of Outstanding Shares Beneficially Owned (7)
Name	Beneficially Owned	Before Offering	After Offering
Directors, Director Nominees, and Named Executive Officers
Richard MacPherson (1)	12,521,345	13.5%	[ ]	%
Christopher Greenberg (2)	5,620,533	6.2%	[ ]	%
John Pavlish (3)	5,839,070	6.2%	[ ]	%
James Trettel (4)	3,230,685	3.5%	[ ]	%
David M. Kaye (5)	550,000	*	[ ]	%
Alterna Core Capital Assets Fund II, L.P., et al (6)	11,700,000	13.1%	[ ]	%
All officers and directors as a group (6 persons)	28,142,048	27.3%	[ ]	%

*	Less than one percent of the outstanding shares of common stock of the Company.

(1)	Includes 8,680,826 shares owned by Mr. MacPherson and 3,840,519 shares which Mr. MacPherson has the right to acquire upon exercise of options in the next 60 days.

(2)

Includes 4,195,869 shares owned by Mr. Greenberg, 5,000 shares owned by Mr. Greenberg with his wife, 3,000 shares owned by Mr. Greenberg’s wife, and 1,416,664 shares which Mr. Greenberg has the right to acquire upon exercise of options within the next 60 days.

(3)	Includes 1,035,945 shares owned by Mr. Pavlish and 4,803,125 shares which Mr. Pavlish has the right to acquire upon exercise of options within the next 60 days.

(4)	Includes 136,935 shares owned by Mr. Trettel, 200,000 owned by Mr. Trettel’s wife, and 2,893,750 shares which Mr. Trettel has the right to acquire upon exercise of options within the next 60 days.

(5)	Includes 550,000 shares which Mr. Kaye has the right to acquire upon exercise of options within the next 60 days.

(6)

Represents 11,700,000 shares owned and based solely upon and according to information reported in filings made to the SEC, jointly filed by and on behalf of certain reporting persons identified below (the “Reporting Persons”). The Reporting Persons are Alterna Core Capital Assets Fund II, L.P., Alterna Capital Partners LLC, Alterna General Partner II LLC, AC Midwest Energy LLC, Harry V. Toll, Eric M. Press, Roger P. Miller, and Earle Goldin. The address for the Reporting Persons is 15 River Road, Suite 230, Wilton CT 06897.

(7)

Applicable percentage ownership for each stockholder is based on 89,265,951 shares of common stock outstanding as of November 4, 2021 plus any securities that stockholder has the right to acquire within 60 days of November 4, 2021 pursuant to options, warrants, conversion privileges, or other rights. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that a person has the right to acquire beneficial ownership of upon the exercise or conversion of options, convertible stock, warrants, or other securities that are currently exercisable or convertible or that will become exercisable or convertible within 60 days of November 4, 2021 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

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DESCRIPTION OF CAPITAL STOCK

The following descriptions are summaries of the material terms of our amended and restated certificate of incorporation and second amended and restated bylaws, which will become effective immediately prior to the closing of this offering. The descriptions of the common stock and preferred stock give effect to changes to our capital structure that will occur upon the completion of this offering. We refer in this section to our amended and restated certificate of incorporation as our certificate of incorporation, and we refer to our second amended and restated bylaws as our bylaws.

General

Upon completion of this offering, our authorized capital stock will consist of [ ] shares of common stock, par value $0.001 per share, and [ ] shares of preferred stock, par value $0.001 per share, all of which shares of preferred stock will be undesignated.

As of November 4, 2021, 89,265,951 shares of our common stock were outstanding and held of record by 414 stockholders, and no shares of preferred stock were outstanding.

Common Stock

The holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of our stockholders. The holders of our common stock do not have any cumulative voting rights. Holders of our common stock are entitled to receive ratably any dividends declared by our board of directors out of funds legally available for that purpose, subject to any preferential dividend rights of any outstanding convertible preferred stock. Our common stock has no preemptive rights, conversion rights or other subscription rights, or redemption or sinking fund provisions.

In the event of our liquidation, dissolution, or winding up, holders of our common stock will be entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of any outstanding convertible preferred stock. The shares to be issued by us in this offering will be, when issued and paid for, validly issued, fully paid, and non-assessable.

Preferred Stock

Our board of directors is authorized, without further action by our stockholders, to issue up to 2,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges, and restrictions thereof. These rights, preferences, and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms, and the number of shares constituting, or the designation of, such series, any or all of which may be greater than the rights of common stock. The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon our liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring, or preventing a change in control of our Company or other corporate action. Immediately after consummation of this offering, no shares of preferred stock will be outstanding, and we have no present plan to issue any shares of preferred stock.

Stock Options

As of November 4, 2021, there were outstanding options to purchase an aggregate of 16,068,326 shares of our common stock at a weighted average exercise price of $0.49 per share.

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Outstanding Warrants

As of November 4, 2021, there were 4,285,000 warrants outstanding at a price of $0.70.

Anti-Takeover Effects of our Certificate of Incorporation and Bylaws and Delaware Law

Our certificate of incorporation and bylaws that will be in effect on the completion of this offering will include a number of provisions that may have the effect of delaying, deferring, or preventing another party from acquiring control of us and encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include the items described below.

Filling Board Vacancies

Our certificate of incorporation provides that any vacancy on our board of directors, however occurring, including a vacancy resulting from an increase in the size of our board, may only be filled by the affirmative vote of a majority of our directors then in office even if less than a quorum. The limitation on treatment of director vacancies has the effect of making it more difficult for stockholders to change the composition of our board of directors.

No Written Consent of Stockholders

Our certificate of incorporation provides that all stockholder actions are required to be taken by a vote of the stockholders at an annual or special meeting, preventing stockholders from taking any action by written consent in lieu of a meeting. This limit may lengthen the amount of time required to take stockholder actions and would prevent the amendment of our bylaws or removal of directors by our stockholders without holding a meeting of stockholders.

Meetings of Stockholders

Our certificate of incorporation and bylaws will provide that only [a majority of the members of our board of directors then in office] may call special meetings of stockholders and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders. Our bylaws will limit the business that may be conducted at an annual meeting of stockholders to those matters properly brought before the meeting.

Advance Notice Requirements

Our bylaws will establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. Our bylaws specify the requirements as to form and content of all stockholders’ notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting.

Amendment to Bylaws

Our bylaws may be amended by the affirmative vote of a majority of the directors then in office, subject to any limitations set forth in the bylaws; and may also be amended by the affirmative vote of a majority of the outstanding shares entitled to vote on the amendment, voting together as a single class.

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Undesignated Preferred Stock

Our certificate of incorporation provides for 2,000,000 authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable our board of directors to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest, or otherwise. For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in the best interests of our stockholders, our board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, our certificate of incorporation grants our board of directors has broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring or preventing a change in control of us.

Choice of Forum

Our bylaws will provide that, unless we consent in writing to the selection of an alternative form, the Court of Chancery of the State of Delaware (or, if the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will be the sole and exclusive forum for state law claims for (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of a fiduciary duty or other wrongdoing by any of our directors, officers, employees, or agents to us or our stockholders; (iii) any action asserting a claim against us, or any current or former director, officer, or other employee, or stockholder, arising out of or pursuant to any provision of the General Corporation Law of the State of Delaware or our certificate of incorporation or bylaws; and (iv) any action asserting a claim against us or any current or former director or officer or other employee governed by the internal affairs doctrine; provided, however, that this choice of forum provision does not apply to any causes of action arising under the Securities Act or the Exchange Act. Our bylaws further provide that, unless we consent in writing to an alternative forum, the United States District Court for the Northern District of Texas will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. Our bylaws will also provide that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and to have consented to this choice of forum provision. We recognize that the forum selection clause in our bylaws may impose additional litigation costs on stockholders in pursuing any such claims, particularly if the stockholders do not reside in or near the State of Delaware or the State of Texas, as applicable. Additionally, the forum selection clause in our bylaws may limit our stockholders’ ability to bring a claim in a forum that they find favorable for disputes with us or our directors, officers, or employees, which may discourage such lawsuits against us and our directors, officers, and employees even though an action, if successful, might benefit our stockholders. The Court of Chancery of the State of Delaware or the United States District Court for the Northern District of Texas may also reach different judgments or results than would other courts, including courts where a stockholder considering an action may be located or would otherwise choose to bring the action, and such judgments may be more or less favorable to us than our stockholders.

Section 203 of the Delaware General Corporation Law

Upon completion of this offering, we will be subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	before the stockholder became interested, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances, but not the outstanding voting stock owned by the interested stockholder; or

•	at or after the time the stockholder became interested, the business combination was approved by our board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

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Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, lease, pledge, or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges, or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Nasdaq Capital Market Listing

We have applied to list our common stock on the Nasdaq Capital Market under the trading symbol “MEEC.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock will be Transfer Online, Inc., 512 SE Salmon Street, Portland, Oregon 97214.

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SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, shares of our common stock were quoted on the OTCQB maintained by OTC Markets Group Inc. under the symbol “MEEC.” Future sales of our common stock in the public market, or the perception that these sales may occur, could adversely affect the prevailing market prices for our common stock and could impair our ability to raise equity capital in the future.

Based on the number of shares outstanding as of [ ], 2021, upon the completion of this offering, [ ] shares of our common stock will be outstanding, assuming no exercise of the underwriters’ option to purchase additional shares and no exercise of outstanding options. All of the shares of our common stock sold in this offering will be freely tradable without restrictions or further registration under the Securities Act, except for any shares sold to our “afﬁliates,” as that term is deﬁned under Rule 144 under the Securities Act. The remaining shares of our common stock held by existing stockholders are “restricted securities,” as that term is deﬁned in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if their resale qualiﬁes for exemption from registration described below under Rule 144 promulgated under the Securities Act.

As a result of contractual restrictions described below and the provisions of Rules 144 and 701, the shares sold in this offering and the restricted securities will be available for sale in the public market as follows:

•	the [ ] shares sold in this offering and [ ] of the existing restricted shares will be eligible for immediate sale upon the completion of this offering;

•	approximately [ ] restricted shares will be eligible for sale in the public market 90 days after the date of this prospectus, subject to the volume, manner of sale, and other limitations under Rule 144 and Rule 701; and

•	approximately [ ] restricted shares will be eligible for sale in the public market upon expiration of lock-up agreements [180] days after the date of this prospectus, subject in certain circumstances to the volume, manner of sale, and other limitations under Rule 144 and Rule 701.

Rule 144

In general, a person who has beneficially owned restricted stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, a sale and (ii) we are subject to the Securities Exchange Act of 1934, as amended, or the Exchange Act, periodic reporting requirements for at least 90 days before the sale. Persons who have beneficially owned restricted shares for at least six months but who are our affiliates at the time of, or any time during the 90 days preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

•	[ ]% of the number of shares then outstanding, which will equal approximately [ ] shares immediately after this offering and the concurrent private placements, assuming no exercise of the underwriters’ option to purchase additional shares, based on the number of shares outstanding as of [ ], 2021; or

•	the average weekly trading volume of our common stock on the Nasdaq Capital Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Such sales both by affiliates and by non-affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144.

Upon waiver or expiration of the [180]-day lock-up period described below, approximately [ ] shares of our common stock will be eligible for sale under Rule 144. We cannot estimate the number of shares of our common stock that our existing stockholders will elect to sell under Rule 144.

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Rule 701

Rule 701 under the Securities Act, as in effect on the date of this prospectus, permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions of Rule 144, including the holding period requirement. Most of our employees, executive officers, or directors who purchased shares under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701, but all holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling their shares.

However, substantially all Rule 701 shares are subject to lock-up agreements as described below and under the section titled “Underwriting” included elsewhere in this prospectus and will become eligible for sale upon the expiration of the restrictions set forth in those agreements.

Lock-Up Agreements

We and each of our directors and executive officers and our stockholders holding more than [3.0]% of our outstanding common stock have signed a lock-up agreement that prevents them from selling any of our common stock or any securities convertible into or exercisable or exchangeable for common stock for a period of not less than [180] days from the date of this prospectus without the prior written consent of the representatives, subject to certain exceptions. See the section entitled “Underwriting” appearing elsewhere in this prospectus for more information.

Registration Rights

Upon the completion of this offering, the holders of [ ] shares of our common stock will be entitled to rights with respect to the registration of their shares under the Securities Act, subject to the lock-up agreements described under “Lock-Up Agreements” above. Registration of these shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act, except for shares purchased by afﬁliates. Any sales of securities by these stockholders could have a material adverse effect on the trading price of our common stock.

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MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO U.S. AND NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax considerations relating to the purchase, ownership, and disposition of our common stock purchased in this offering, which we refer to collectively as our securities, but is for general information purposes only and does not purport to be a complete analysis of all the potential tax considerations. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary, and proposed Treasury regulations promulgated thereunder, administrative rulings and pronouncements and judicial decisions, all in effect as of the date hereof. These authorities may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those set forth below. There can be no assurance that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, and do not intend to obtain, an opinion of counsel or ruling from the IRS with respect to the U.S. federal income tax considerations relating to the purchase, ownership, or disposition of our securities.

This summary does not address any alternative minimum tax considerations, any considerations regarding the Medicare tax, any considerations regarding the tax on net investment income, or the tax considerations arising under the laws of any state, local, or non-U.S. jurisdiction, or under any non-income tax laws, including U.S. federal gift and estate tax laws, except to the limited extent set forth below. In addition, this summary does not address all of the tax consequences that may be relevant to investors, nor does it address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

●	banks, insurance companies, or other financial institutions;

●	investment funds;

●	tax-exempt entities or governmental organizations, including agencies or instrumentalities thereof;

●	regulated investment companies and real estate investment trusts;

●	controlled foreign corporations, passive foreign investment companies, and corporations that accumulate earnings to avoid U.S. federal income tax;

●	brokers or dealers in securities or currencies;

●	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

●	persons that own, or are deemed to own, more than five percent of our common stock (except to the extent specifically set forth below);

●	tax-qualified retirement plans;

●	certain expatriates and former citizens or long-term residents of the United States;

●

partnerships or entities or arrangements classified as partnerships for U.S. federal income tax purposes and other pass-through entities including S corporations and trusts (and any investors therein);

●	persons who hold our securities as a position in a hedging transaction, “straddle,” “conversion transaction,” or other risk reduction transaction or integrated investment;

●	persons who do not hold our securities as a capital asset within the meaning of Section 1221 of the Code;

●

persons deemed to sell our securities under the constructive sale provisions of the Code, or persons holding the securities as part of a “straddle,” hedge, conversion transaction, integrated transaction, or other similar transaction;

●	persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation; or

●	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.

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In addition, if a partnership (or entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds our securities, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold our securities, and partners in such partnerships, should consult their tax advisors regarding the U.S. federal income tax consequences to them.

This discussion is for informational purposes only and is not tax advice. You are urged to consult your own tax advisors with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership, and disposition of our securities arising under the U.S. federal estate or gift tax laws or under the laws of any state, local, non-U.S., or other taxing jurisdiction or under any applicable tax treaty.

CONSEQUENCES TO U.S. HOLDERS

The following is a summary of the U.S. federal income tax consequences that will apply to a U.S. holder of our securities. For purposes of this discussion, you are a U.S. holder if, for U.S. federal income tax purposes, you are a beneficial owner of our securities, other than a partnership, that is:

●	an individual citizen or resident of the United States;

●	a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States, any State thereof or the District of Columbia;

●	an estate or trust whose income is subject to U.S. federal income tax regardless of its source; or

●

a trust (x) whose administration is subject to the primary supervision of a U.S. court and which has one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust or (y) which has made a valid election to be treated as a “United States person.”

Distributions

As described in the section titled “Dividend Policy,” we currently intend to retain all available funds and any future earnings to support our operations and finance the growth and development of our business, and therefore do not intend to pay cash dividends on our common stock for the foreseeable future. However, if we do make distributions in cash or other property on our common stock, those payments will constitute dividends for U.S. tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent our distributions exceed both our current and our accumulated earnings and profits, the excess will constitute a return of capital that will first reduce your basis in our common stock, but not below zero, and then will be treated as gain from the sale or other disposition of stock as described below under “Sale, Exchange, or Other Taxable Disposition of Common Stock.”

Dividend income may be taxed to an individual U.S. holder at rates applicable to long-term capital gains, provided that a minimum holding period and other limitations and requirements are satisfied with certain exceptions. Any dividends that we pay to a U.S. holder that is a corporation will qualify for the dividends received deduction if the requisite holding period is satisfied, subject to certain limitations. U.S. holders should consult their own tax advisors regarding the holding period and other requirements that must be satisfied in order to qualify for the reduced tax rate on dividends or the dividends-received deduction.

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Sale, Exchange, or Other Taxable Disposition of Common Stock

A U.S. holder will generally recognize capital gain or loss on the sale, exchange, or other taxable disposition of our common stock. The amount of gain or loss will equal the difference between the amount realized on the sale and such U.S. holder’s adjusted tax basis in such common stock. The amount realized will include the amount of any cash and the fair market value of any other property received in exchange for such common stock. A U.S. holder’s adjusted tax basis in its common stock will generally equal the U.S. holder’s acquisition cost or purchase price, less any prior distributions treated as a return of capital. Gain or loss will be long-term capital gain or loss if the U.S. holder has held the common stock for more than one year. Long-term capital gains of non-corporate U.S. holders are generally taxed at preferential rates. The deductibility of capital losses is subject to certain limitations.

Information Reporting and Backup Withholding

In general, information reporting requirements may apply to dividends paid to a U.S. holder and to the proceeds of the sale or other disposition of our common stock, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Unearned Income Medicare Tax

A 3.8% Medicare contribution tax will generally apply to all or some portion of the net investment income of a U.S. holder that is an individual with adjusted gross income that exceeds a threshold amount ($200,000, or $250,000 if married filing jointly).

CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of the U.S. federal income tax consequences that will apply to a non-U.S. holder of our securities. A “non-U.S. holder” is a beneficial owner of our securities (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that, for U.S. federal income tax purposes, is not a U.S. holder. The term “non-U.S. holder” includes:

•	a non-resident alien individual (other than certain former citizens and residents of the U.S. subject to U.S. tax as expatriates);

•	a foreign corporation;

•	an estate or trust that is not a U.S. holder; or

•	any other person that is not a U.S. holder

but generally does not include an individual who is present in the U.S. for 183 days or more or who is otherwise treated as a U.S. resident in the taxable year. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership, or sale or other disposition of our securities.

Distributions

As described in the section titled “Dividend Policy,” we currently intend to retain all available funds and any future earnings to support our operations and finance the growth and development of our business, and therefore do not intend to pay cash dividends on our common stock for the foreseeable future. However, subject to the discussion below regarding effectively connected income, if we do make distributions of cash or property on our securities, any distribution paid to a non-U.S. holder, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) generally will constitute a dividend for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the non-U.S. holder’s conduct of a trade or business within the U.S., will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. In order to receive a reduced treaty rate, a non-U.S. holder must provide us with an IRS Form W-8BEN, IRS Form W-8BEN-E, or other applicable documentation properly certifying qualification for the reduced rate. These forms must be provided prior to the payment of dividends and must be updated periodically. A non-U.S. holder eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty should consult with its individual tax advisor to determine if you may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. If a non-U.S. holder holds our securities through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, which then may be required to provide certification to us or our paying agent, either directly or through other intermediaries.

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Dividends received by a non-U.S. holder that are effectively connected with its conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States) are generally exempt from such withholding tax if the non-U.S. holder satisfies certain certification and disclosure requirements. In order to obtain this exemption, the non-U.S. holder must provide us with an IRS Form W-8ECI or other applicable IRS Form W-8 properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are taxed at the same graduated U.S. federal income tax rates applicable to U.S. holders, net of certain deductions and credits. In addition, dividends received by a corporate non-U.S. holder that are effectively connected with its conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty. Non-U.S. holders should consult their own tax advisors regarding any applicable tax treaties that may provide for different rules.

Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. holder’s adjusted tax basis in its common stock and, to the extent such distribution exceeds the non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the common stock, which will be treated as described under “Gain on Sale, Exchange, or Other Taxable Disposition of Common Stock” below.

Gain on Sale, Exchange, or Other Taxable Disposition of Common Stock

Subject to the discussion below regarding backup withholding and foreign accounts, a non-U.S. holder generally will not be required to pay U.S. federal income tax on any gain realized upon the sale, exchange or other taxable disposition of our Common Stock unless:

●

the gain is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States);

●

the non-U.S. holder is a non-resident alien individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

●	shares of our common stock constitute U.S. real property interests by reason of our status as a “United States real property holding corporation” (a USRPHC) for U.S. federal income tax purposes.

If the non-U.S. holder is described in the first bullet above, it will be required to pay tax on the net gain derived from the sale, exchange or other taxable disposition under regular graduated U.S. federal income tax rates, and a corporate non-U.S. holder described in the first bullet above also may be subject to the branch profits tax at a rate of 30%, or (in each case) such lower rate as may be specified by an applicable income tax treaty.

An individual non-U.S. holder described in the second bullet above will be required to pay a flat 30% tax (or such lower rate specified by an applicable income tax treaty) on the gain derived from the sale, exchange or other taxable disposition, which gain may be offset by U.S. source capital losses for the year (provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses).

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With respect to the third bullet point above, we believe that we are not currently and will not become a USRPHC for U.S. federal income tax purposes, and the remainder of this discussion so assumes. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our common stock is regularly traded on an established securities market, such common stock will be treated as U.S. real property interests only if the non-U.S. holder actually or constructively hold more than five percent of such regularly traded common stock at any time during the shorter of the five-year period preceding the non-U.S. holder’s disposition of, or the non-U.S. holder’s holding period for, our common stock.

Non-U.S. holders should consult their own tax advisors regarding any applicable income tax or other treaties that may apply.

Federal Estate Tax

Common stock beneficially owned by an individual who is not a citizen or resident of the United States (as defined for U.S. federal estate tax purposes) at the time of their death will generally be includable in the decedent’s gross estate for U.S. federal estate tax purposes. Such shares, therefore, may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

Payments of dividends on our common stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E, or W-8ECI, or otherwise establishes an exemption. In addition, proceeds of the sale or other taxable disposition of our common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Generally, we must report annually to the IRS the amount of dividends paid to you, your name and address, and the amount of tax withheld, if any. A similar report will be sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence. A non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well for example, by properly certifying your non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E or other applicable IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that you are a U.S. person.

Backup withholding is not an additional tax; rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Foreign Account Tax Compliance

The Foreign Account Tax Compliance Act generally imposes withholding tax at a rate of 30% on dividends on and gross proceeds from the sale or other disposition of our securities paid to a “foreign financial institution” (as specially defined under these rules), unless any such institution (1) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (2) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our securities are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of our securities held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (1) certifies to us or the applicable withholding agent that such entity does not have any “substantial United States owners” or (2) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury. Non-U.S. holders should consult their own tax advisors regarding the possible implications of this legislation on their investment in our securities.

Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state, and local and non-U.S. tax consequences of purchasing, owning, and disposing of our securities, including the consequences of any proposed changes in applicable laws.

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UNDERWRITING

Subject to the terms and conditions of the underwriting agreement dated the date of this prospectus, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of shares of common stock set forth opposite the underwriter’s name.

Underwriter	Number of Shares of Common Stock
Roth Capital Partners, LLC	[__]
EF Hutton, division of Benchmark Investments, LLC	[__]
Total	[__]

The underwriting agreement provides that the obligation of the underwriters to purchase the shares of common stock offered in this offering are subject to approval of legal matters by counsel and certain other conditions. The underwriters are obligated to purchase all of the shares of common stock (other than those covered by the over-allotment option described below) offered hereby if any of the shares are purchased.

Common stock sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any common stock sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $[_____] per share of common stock. If all of the common stock is not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The underwriters have advised us that they do not intend to make sales to discretionary accounts.

If the underwriters sell more common stock than the total number set forth in the table above, we have granted to the underwriters an option, exercisable for [45] days from the date of this prospectus, to purchase up to [_____] additional shares of common stock at the public offering price less the underwriting discount. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, in connection with this offering. Any common stock issued or sold under the option will be issued and sold on the same terms and conditions as the other common stock that are the subject of this offering.

We and our officers and directors have agreed that, for a period of [90/180] days from the date of this prospectus, we and they will not, without the prior written consent of the representative, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to any shares of common stock warrants or any securities convertible into, or exercisable, or exchangeable for, shares of common stock, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of common stock, warrants or any securities convertible into, or exercisable, or exchangeable for, shares of common stock, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii), subject to certain exceptions. The underwriters in their sole discretion may release any of the securities subject to the lock-up agreement at any time without notice, other than in the case of the officers and directors, which shall be with notice.

Our shares of common stock are quoted on the OTCQB Venture Market operated by OTC Markets Group Inc. under the symbol “MEEC”. Over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

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Discounts, Commissions, and Expenses

The underwriters propose to offer to the shares of common stock purchased pursuant to the underwriting agreement to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $[ ] per share. After this offering, the public offering price and concession may be changed by the underwriters. No such change shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.

In connection with the sale of the common stock to be purchased by the underwriters, the underwriters will be deemed to have received compensation in the form of underwriting discounts. The underwriters’ discount will be [7]% of the gross proceeds of this offering, or $[ ] per share of common stock, based on the public offering price per share set forth on the cover page of this prospectus.

We estimate that the total expenses of the offering, excluding the underwriting discount, will be approximately $[ ] and are payable by us. We have also agreed to reimburse the underwriters at closing for legal expenses incurred by it in connection with the offering up to a maximum of $[ ].

The following table shows the underwriting discounts payable to the underwriters by us in connection with this offering (assuming both the exercise and non-exercise of the over-allotment option to purchase additional shares of common stock we have granted to the underwriters):

Total
	Per Share	Without Over- allotment	With Over- allotment
Underwriting discounts	$
Proceeds to us, before expenses	$

Indemnification

Pursuant to the underwriting agreement, we have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters or such other indemnified parties may be required to make in respect of those liabilities.

Lock-Up Agreements

We have agreed not to (i) offer, pledge, issue, sell, contract to sell, purchase, contract to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock; (ii) enter into any swap or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of shares of common stock; or (iii) file any registration statement with the SEC relating to the offering of any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock, without the prior written consent of the underwriters for a period of [180] days following the date of this prospectus (the “Lock-up Period”). This consent may be given at any time without public notice. These restrictions on future issuances are subject to exceptions for (i) the issuance of shares of our common stock sold in this offering, (ii) the issuance of shares of our common stock upon the exercise of outstanding options or warrants and the vesting of restricted stock awards or units, (iii) the issuance of employee stock options not exercisable during the Lock-up Period and the grant, redemption, or forfeiture of restricted stock awards or restricted stock units pursuant to our equity incentive plans or as new employee inducement grants, and (iv) the issuance of common stock or warrants to purchase common stock in connection with mergers or acquisitions of securities, businesses, property or other assets, joint ventures, strategic alliances, equipment leasing arrangements, or debt financing.

In addition, each of our directors, officers, and certain stockholders has entered into a lock-up agreement with the underwriters. Under the lock-up agreements, the directors, officers, and such stockholders may not, directly or indirectly, sell, offer to sell, contract to sell, or grant any option for the sale (including any short sale), grant any security interest in, pledge, hypothecate, hedge, establish an open “put equivalent position” (within the meaning of Rule 16a-1(h) under the Exchange Act), or otherwise dispose of, or enter into any transaction which is designed to or could be expected to result in the disposition of, any shares of our common stock or securities convertible into or exchangeable for shares of our common stock, or publicly announce any intention to do any of the foregoing, without the prior written consent of the underwriters for a period of [180] days from the closing date of this offering. This consent may be given at any time without public notice. These restrictions on future dispositions by our directors, officers, and such stockholders are subject to exceptions for (i) one or more bona fide gift transfers of securities to immediate family members who agree to be bound by these restrictions and (ii) transfers of securities to one or more trusts for bona fide estate planning purposes.

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Electronic Distribution

This prospectus may be made available in electronic format on websites or through other online services maintained by the underwriters or by their affiliates. In those cases, prospective investors may view offering terms online and prospective investors may be allowed to place orders online. Other than this prospectus in electronic format, the information on the underwriters’ website or our website and any information contained in any other websites maintained by the underwriters or by us is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriters in their capacity as underwriters, and should not be relied upon by investors.

Discretionary Accounts

The underwriters do not intend to confirm sales of the shares to any accounts over which they have discretionary authority.

Market Information

We have applied to list shares of our common stock on the Nasdaq Capital Market under the symbol “MEEC.”

Prior to the offering, there has been only a limited public market for our common stock. The initial public offering price will be determined by negotiations between us and the underwriters. In addition to prevailing market conditions, the factors to be considered in these negotiations will include:

•	the history of, and prospects for, our Company and the industry in which we compete;

•	our past and present financial information;

•	an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues;

•	the present state of our development; and

•	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

An active trading market for our shares may not develop. It is also possible that after the offering the shares will not trade in the public market at or above the initial public offering price.

Price Stabilization, Short Positions, and Penalty Bids

In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, and penalty bids in accordance with Regulation M under the Exchange Act:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters is obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

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•	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. A naked short position occurs if the underwriters sell more shares than could be covered by the over-allotment option. This position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions, and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be discontinued at any time.

In addition, the underwriters may engage in passive market making transactions in our common stock. Passive market making consists of displaying bids on a national securities exchange limited by the prices of independent market makers and effecting purchases limited by those prices in response to order flow. Rule 103 of Regulation M promulgated by the SEC limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of our common stock at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our shares of common stock. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that any transaction, if commenced, will not be discontinued without notice.

Other Activities and Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates, including in connection with acting in an advisory capacity or as a potential financing source in conjunction with our potential acquisition of a company. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

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Selling Restrictions

European Economic Area

This prospectus does not constitute an approved prospectus under Directive 2003/71/EC and no such prospectus is intended to be prepared and approved in connection with this offering. Accordingly, in relation to each Member State of the European Economic Area which has implemented Directive 2003/71/EC (each, a “Relevant Member State”) an offer to the public of any shares of common stock which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any shares of common stock may be made at any time under the following exemptions under the Prospectus Directive, if and to the extent that they have been implemented in that Relevant Member State:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representatives of the underwriters for any such offer; or

(c)	in any other circumstances which do not require any person to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of common stock to be offered so as to enable an investor to decide to purchase any shares of common stock, as the expression may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and any amendments thereto including the 2010 PD Amending Directive to the extent implemented in each Relevant Member State) and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

This prospectus is not an approved prospectus for purposes of the UK Prospectus Rules, as implemented under the EU Prospectus Directive (2003/71/EC), and have not been approved under section 21 of the Financial Services and Markets Act 2000 (as amended) (the “FSMA”) by a person authorized under FSMA. The financial promotions contained in this prospectus are directed at, and this prospectus is only being distributed to, (1) persons who receive this prospectus outside of the United Kingdom, and (2) persons in the United Kingdom who fall within the exemptions under articles 19 (investment professionals) and 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (all such persons together being referred to as “Relevant Persons”). This prospectus must not be acted upon or relied upon by any person who is not a Relevant Person. Any investment or investment activity to which this prospectus relates is available only to Relevant Persons and will be engaged in only with Relevant Persons. This prospectus and its contents are confidential and should not be distributed, published, or reproduced (in whole or in part) or disclosed by recipients to any other person that is not a Relevant Person.

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The underwriters have represented, warranted, and agreed that:

(a) they have only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) in connection with the issue or sale of any of the shares of common stock in circumstances in which section 21(1) of the FSMA does not apply to the issuer; and

(b) they have complied with and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of common stock in, from or otherwise involving the United Kingdom.

Canada

The common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.

Any resale of the common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Switzerland

The securities will not be offered, directly or indirectly, to the public in Switzerland and this prospectus does not constitute a public offering prospectus as that term is understood pursuant to article 652a or 1156 of the Swiss Federal Code of Obligations.

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LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for us by Nelson Mullins Riley & Scarborough LLP, Washington, D.C. Certain legal matters relating to this offering will be passed upon for the underwriters by Kelley Drye & Warren LLP, New York, NY.

EXPERTS

Rotenberg Meril Solomon Bertiger & Guttilla, P.C., independent registered public accounting firm, has audited our consolidated financial statements as of and for the year ended December 31, 2020 and Marcum LLP, independent registered public accounting firm, has audited our consolidated financial statements as of and for the year ended December 31, 2019. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Rotenberg Meril Solomon Bertiger & Guttilla, P.C.’s report and Marcum LLP’s report, given their authority as experts in accounting and auditing.

Effective June 3, 2020, our board of directors effected a change to our independent registered public accounting firm from Marcum LLP (the Former Auditor) to Rotenberg Meril Solomon Bertiger & Guttilla, P.C. (the New Auditor).

During our two most recent fiscal years and any subsequent interim period preceding the dismissal of the Former Auditor, there were (i) no “disagreements” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between us and the Former Auditor on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of the Former Auditor, would have caused the Former Auditor to make reference to the subject matter of the disagreement in its reports on our financial statements and (ii) no “reportable events” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K and the related instructions).

During our two most recent fiscal years and any subsequent interim period prior to engaging the New Auditor, neither we, nor anyone on our behalf, consulted the New Auditor regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, and neither a written report or oral advice was provided to us by the New Auditor that the New Auditor concluded was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue or (ii) any matter that was the subject of a “disagreement” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a “reportable event” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 (File Number 333-[ ]) under the Securities Act with respect to the common stock we are offering by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our common stock, you should refer to the registration statement and to its exhibits. Whenever we make reference in this prospectus to any of our contracts, agreements, or other documents, the references are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement, or other document.

Upon the completion of the offering, we will be subject to the informational requirements of the Exchange Act and will file annual, quarterly, and current reports, proxy statements, and other information with the SEC. You can read our SEC filings, including the registration statement, at the SEC’s website at www.sec.gov. We also maintain a website at http://www.me2cenvironmental.com. The information contained in or accessible from our website is not incorporated into this prospectus, and you should not consider it part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference. Upon completion of the offering, you may access, free of charge, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to those reports, as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC.

75

INDEX TO FINANCIAL STATEMENTS

MIDWEST ENERGY EMISSIONS CORP. AND SUBSIDIARY

Index to Financial Information for the Three and Six Months Ended June 30, 2021 and June 30, 2020 and the

Years Ended December 31, 2020 and 2019

F-1

MIDWEST ENERGY EMISSIONS CORP. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
JUNE 30, 2021 AND DECEMBER 31, 2020
(UNAUDITED)

	June 30, 2021	December 31, 2020
	(Unaudited)
ASSETS
Current assets
Cash	$1,689,352	$591,019
Accounts receivable	1,112,184	1,116,082
Inventory	543,743	560,127
Prepaid expenses and other assets	487,700	107,443
Total current assets	3,832,979	2,374,671

Security deposits	10,175	-
Property and equipment, net	1,842,653	1,887,029
Right of use asset	595,471	795,869
Intellectual property, net	2,216,496	2,318,796
Total assets	$8,497,774	$7,376,365

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities
Accounts payable and accrued expenses (related party of $206,250 and $168,750)	$2,253,088	$1,611,956
Current portion of equipment notes payable	13,845	29,255
Current portion of operating lease liability	409,201	407,975
Note payable	24,501	34,661
Accrued interest	2,118	259,230
Customer credits	167,000	167,000
Accrued salaries	747,270	848,706
Total current liabilities	3,617,023	3,358,783

Equipment notes payable, less current portion	-	789
Operating lease liability	191,965	394,625
Note payable	274,879	299,300
Convertible notes payable, net of discount and issuance costs	20,000	4,055,122
Profit share liability – related party	2,555,133	2,305,308
Secured note payable – related party	271,686	271,686
Unsecured note payable, net of discount and issuance costs – related party	10,874,645	9,894,284
Total liabilities	17,805,331	20,579,897

COMMITMENTS AND CONTINGENCIES (Note 11)

Stockholders’ deficit
Preferred stock, $0.001 par value: 2,000,000 shares authorized	-	-
Common stock; $0.001 par value; 150,000,000 shares authorized;89,245,951 and 78,096,326 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	89,246	78,096
Additional paid-in capital	56,234,920	50,202,478
Accumulated deficit	(65,631,723)	(63,484,106)

Total stockholders’ deficit	(9,307,557)	(13,203,532)

Total liabilities and stockholders’ deficit	$8,497,774	$7,376,365

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-2

MIDWEST ENERGY EMISSIONS CORP. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2021 AND 2020
(UNAUDITED)

	For the Three Months Ended June 30, 2021	For the Three Months Ended June 30, 2020	For the Six Months Ended June 30, 2021	For the Six Months Ended June 30, 2020

Revenues	$2,270,696	$1,883,502	$5,297,334	$3,000,178

Costs and expenses:
Cost of sales	1,489,833	1,385,849	2,980,566	2,316,383
Selling, general and administrative expenses (related party of $75,373, $62,500, $175,373, and $125,000)	1,260,411	1,133,470	2,713,636	2,305,445
Interest expense & letter of credit fees (related party of $497,660, $503,190, $1,000,851, and $1,006,015)	1,120,086	650,359	1,795,706	1,314,747
Gain on extinguishment of debt	-	-	(299,300)	-
(Gain) loss on change in fair value of profit share	128,771	(376,040)	249,825	(252,390)
Gain on sale of equipment	-	(5,919)	-	(5,919)
Total costs and expenses	3,999,101	2,787,719	7,440,433	5,678,266

Loss before provision for income taxes	(1,728,405)	(904,217)	(2,143,099)	(2,678,088)

Provision for income taxes	(1,278)	-	(4,518)	-

Net loss	$(1,729,683)	$(904,217)	$(2,147,617)	$(2,678,088)

Net loss per common share-basic and diluted:	$(0.02)	$(0.01)	$(0.03)	$(0.03)

Weighted average common shares outstanding - basic and diluted	84,190,073	77,747,750	82,320,840	77,742,225

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-3

MIDWEST ENERGY EMISSIONS CORP. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2021 AND 2020
(UNAUDITED)

Six Months Ended June 30, 2021
			Additional
	Common Stock		Paid-in	Accumulated
	Shares	Par Value	Capital	(Deficit)	Total

Balance - January 1, 2021	78,096,326	$78,096	$50,202,478	$(63,484,106)	$(13,203,532)

Stock issued for interest payable on convertible notes	494,400	494	246,706	-	247,200

Stock issued for conversion of convertible notes	3,700,000	3,700	1,846,300	-	1,850,000

Stock issued for exercise of warrants	705,166	705	246,103	-	246,808

Stock issued for cashless exercise of warrants	194,690	195	(195)	-	-

Stock issued for services	525,000	525	643,725	-	644,250

Share based compensation expense	-	-	5,878	-	5,878

Net loss	-	-	-	(417,934)	(417,934)

Balance - March 31, 2021	83,715,582	83,715	53,190,995	(63,902,040)	(10,627,330)

Stock issued for interest payable on convertible notes	229,500	230	367,909	-	368,139

Stock issued for conversion of convertible notes	5,160,000	5,160	2,574,840	-	2,580,000

Stock issued for exercise of stock options	125,000	125	101,125	-	101,250

Stock issued for cashless exercise of stock options	15,869	16	(16)	-	-

Share based compensation expense	-	-	67	-	67

Net loss	-	-	-	(1,729,683)	(1,729,683)

Balance - June 30, 2021	89,245,951	$89,246	$56,234,920	$(65,631,723)	$(9,307,557)

Six Months Ended June 30, 2020
			Additional
	Common Stock		Paid-in	Accumulated
	Shares	Par Value	Capital	(Deficit)	Total

Balance - January 1, 2020	76,747,750	$76,748	$48,708,085	$(57,658,484)	$(8,873,651)

Stock issued for prepaid services	1,000,000	1,000	199,000	-	200,000

Net loss	-	-	-	(1,773,871)	(1,773,871)

Balance - March 31, 2020	77,747,750	$77,748	$48,907,085	$(59,432,355)	$(10,447,522)

Issuance of stock options	-	-	19,921	-	19,921

Net loss	-	-	-	(904,217)	(904,217)

Balance - June 30, 2020	77,747,750	$77,748	$48,927,006	$(60,336,572)	$(11,331,818)

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-4

MIDWEST ENERGY EMISSIONS CORP. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2021 AND 2020
(UNAUDITED)

	For the Six Months Ended June 30, 2021	For the Six Months Ended June 30, 2020

Cash flows from operating activities
Net loss	$(2,147,617)	$(2,678,088)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Stock-based compensation – amortization of prepaid services	249,963	249,749
Stock-based compensation	5,945	-
Amortization of discount of notes payable	1,314,760	981,462
Amortization of debt issuance costs	60,478	60,812
Amortization of right to use assets	200,398	192,686
Amortization of patent rights	102,300	111,366
Depreciation expense	44,379	122,604
Gain on sale of equipment	-	(5,919)
Gain on forgiveness of debt	(299,300)	-
(Gain) Loss on change in fair value of profit share	249,825	(252,390)
Changes in operating assets and liabilities
Decrease in accounts receivable	3,898	288,826
Decrease in inventory	16,383	52,100
Decrease in prepaid expenses and other assets	1,775	13,862
Decrease in security deposits	2,080	-
(Decrease) Increase in accounts payable and accrued liabilities	897,922	(267,820)
Decrease in operating lease liability	(201,434)	(194,749)
Net cash provided by (used in) operating activities	501,755	(1,325,499)

Cash flows from investing activities
Cash received from sale of equipment	-	9,500
Net cash provided by investing activities	-	9,500

Cash flows from financing activities
Payments of notes payable	(34,661)	(64,691)
Payments of equipment notes payable	(16,199)	(22,559)
Proceeds from exercise of warrants	246,808	-
Proceeds from exercise of stock options	101,250	-
Proceeds from the issuance of notes payable	299,380	499,300
Net cash provided by financing activities	596,578	412,050

Net increase (decrease) in cash and cash equivalents	1,098,333	(903,949)

Cash and cash equivalents - beginning of period	591,019	1,499,287

Cash and cash equivalents - end of period	$1,689,352	$595,338

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$41,082	$228,458
Taxes	$4,518	$-

SUPPLEMENTAL DISCLOSURE OF NON-CASH TRANSACTIONS
Stock issued for prepaid services	$644,250	$200,000
Stock issued for conversion of convertible notes	$4,430,000	$-
Stock issued for interest payable	$615,339	$-

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-5

MIDWEST ENERGY EMISSIONS CORP. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Organization

Midwest Energy Emissions Corp.

Midwest Energy Emissions Corp. (the “Company”) is organized under the laws of the State of Delaware with 150,000,000 authorized shares of common stock, par value $0.001 per share and 2,000,000 authorized shares of preferred stock, par value $0.001 per share.

MES, Inc.

MES, Inc. is incorporated in the State of North Dakota. MES, Inc. is a wholly owned subsidiary of Midwest Energy Emissions Corp. and is engaged in the business of developing and commercializing state of the art control technologies relating to the capture and control of mercury emissions from coal fired boilers in the United States and Canada.

Note 2 - Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of Rule 8-03 of Regulation S-X promulgated by the United States Securities and Exchange Commission (“SEC”) for interim financial information. Accordingly, these financial statements do not include all of the information and footnotes required for complete financial statements and should be read in conjunction with the audited consolidated financial statements and accompanying notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 filed on April 5, 2021, from which the accompanying condensed consolidated balance sheet dated December 31, 2020 was derived.

In management’s opinion, the unaudited condensed consolidated financial statements reflect all adjustments necessary to present fairly the financial position as of June 30, 2021, and results of operations, changes in stockholders’ deficit and cash flows for all periods presented. The interim results presented are not necessarily indicative of results that can be expected for a full year.

Principles of Consolidation

The condensed consolidated financial statements include the accounts of Midwest Energy Emissions Corp. and its wholly-owned subsidiary, MES, Inc. Intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, valuation of equity issuances and disclosures of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. The Company uses estimates in accounting for, among other items, profit share liability, revenue recognition, allowance for doubtful accounts, stock-based compensation, income tax provisions, excess and obsolete inventory reserve and impairment of intellectual property. Actual results could differ from those estimates.

F-6

Recoverability of Long-Lived and Intangible Assets

Long-lived assets and certain identifiable intangibles held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Events relating to recoverability may include significant unfavorable changes in business conditions, recurring losses or a forecasted inability to achieve break-even operating results over an extended period. The Company evaluates the recoverability of long-lived assets based upon forecasted undiscounted cash flows. Should impairment in value be indicated, the carrying value of the long-lived and/or intangible assets would be adjusted, based on estimates of future discounted cash flows. The Company evaluated the recoverability of the carrying value of the Company’s property and equipment, right of use asset and intellectual property. No impairment charges were recognized for both of the three and six months ended June 30, 2021 and 2020.

Fair Value of Financial Instruments

The fair value hierarchy has three levels based on the inputs used to determine fair value, which are as follows:

☐	Level 1 — Unadjusted quoted prices available in active markets for the identical assets or liabilities at the measurement date.

☐

Level 2 — Unadjusted quoted prices in active markets for similar assets or liabilities, or unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or inputs other than quoted prices that are observable for the asset or liability.

☐

Level 3 — Unobservable inputs that cannot be corroborated by observable market data and reflect the use of significant management judgment. These values are generally determined using pricing models for which the assumptions utilize management’s estimates of market participant assumptions.

The fair value hierarchy requires the use of observable market data when available. In instances where the inputs used to measure fair value fall into different levels of the fair value hierarchy, the fair value measurement has been determined based on the lowest level input significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular item to the fair value measurement in its entirety requires judgment, including the consideration of inputs specific to the asset or liability.

Cash was the only asset measured at fair value on a recurring basis by the Company at June 30, 2021 and December 31, 2020 and is considered to be Level 1.

Financial instruments include cash, accounts receivable, accounts payable, customer credits and short-term debt. The carrying amounts of these financial instruments approximated fair value at June 30, 2021 and December 31, 2020 due to their short-term maturities.

The fair value of the promissory notes payable at June 30, 2021 and December 31, 2020 approximated the carrying amount as the notes were recently issued at interest rates prevailing in the market and interest rates have not significantly changed as of June 30, 2021 and December 31, 2020. The fair value of the promissory notes payable was determined on a Level 2 measurement. Discounts on issued debt, as well as debt issuance costs, are amortized over the term of the individual promissory notes.

The fair value of the profit share liability at June 30, 2021 and December 31, 2020 was calculated using a discounted cash flow model based on estimated future cash payments. The fair value of the profit share liability was determined on a Level 3 measurement. These values are determined using pricing models for which the assumptions utilized management’s estimates.

F-7

The following tables present the Company’s assets and liabilities that are measured at fair value on a recurring basis and are categorized using the fair value hierarchy.

		Fair Value Measurement as of
		June 30, 2021
	Total	Level 1	Level 2	Level 3
Assets:
Cash	1,689,352	1,689,352	-	-
Total Assets	$1,689,352	$1,689,352	$-	$-

Liabilities
Promissory notes	11,479,556	-	11,479,556	-
Profit share liability – related party	2,555,133	-	-	2,555,133
Total Liabilities	$14,034,689	$-	$11,479,556	$2,555,133

		Fair Value Measurement as of December 31, 2020
	Total	Level 1	Level 2	Level 3
Assets:
Cash	591,019	591,019	-	-
Total Assets	$591,019	$591,019	$-	$-

Liabilities
Promissory notes	14,585,097	-	14,585,097	-
Profit share liability	2,305,308	-	-	2,305,308
Total Liabilities	$16,890,405	$-	$14,585,097	$2,305,308

Foreign Currency Translation

The Company’s functional currency is the United States Dollar (the “U.S. Dollar”). The Company engages in foreign currency denominated transactions with customers that operate in functional currencies other than the U.S. Dollar. Assets and liabilities denominated in foreign currencies are translated into U.S. Dollar amounts at the period-end exchange rates. Sales and purchases and income and expense transactions that are denominated in foreign currencies are translated into U.S. Dollar amounts at the prevailing rates of exchange on the transaction date. Adjustments arising from foreign currency transactions are reflected in the statement of operations. For the three and six months ended June 30, 2021 and 2020, there were no material foreign exchange gains or losses recognized by the Company in its statements of operations.

Revenue Recognition

The Company records revenue in accordance with ASC 606, Revenue from Contracts with Customers. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, an entity should apply the following steps:

Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation.

Revenue is recognized when the Company satisfies its performance obligation under the contract by transferring the promised product to its customer that obtains control of the product. A performance obligation is a promise in a contract to transfer a distinct product to a customer. Most of the Company’s contracts have a single performance obligation, as the promise to transfer products or services is not separately identifiable from other promises in the contract and, therefore, not distinct.

Revenue is measured as the amount of consideration the Company expects to receive in exchange for transferring products. As such, revenue is recorded net of returns, allowances, customer discounts, and incentives. Sales and other taxes are excluded from revenues. Invoiced shipping and handling costs are included in revenue.

F-8

Disaggregation of Revenue

The Company generated revenue for the three and six months ended June 30, 2021 and 2020 by (i) delivering product to its commercial customers, (ii) completing and commissioning equipment projects at commercial customer sites and (iii) performing demonstrations of its technology at customers with the intent of entering into long term supply agreements based on the performance of the Company’s products during the demonstrations and (iv) licensing its technology to customers.

Revenue for product sales is recognized at the point of time in which the customer obtains control of the product, at the time title passes to the customer upon shipment or delivery of the product based on the applicable shipping terms.

Revenue for equipment sales is recognized upon commissioning and customer acceptance of the installed equipment per the terms of the purchase contract.

Revenue for demonstrations and consulting services is recognized when performance obligations contained in the contract have been completed, typically the completion of necessary field work and the delivery of any required analysis per the terms of the agreement.

The following table presents sales by operating segment disaggregated based on the type of product and geographic region for the three months ended June 30, 2021 and 2020.

	Three months ended June 30, 2021			Three months ended June 30, 2020
	United States	International	Total	United States	International	Total
Product revenue	$2,060,949	$-	$2,060,949	$1,809,115	$28,400	$1,837,515
License revenue	145,547	-	145,547	-	-	-
Demonstrations & Consulting revenue	27,000	-	27,000	39,335	-	39,335
Equipment revenue	37,200	-	37,200	2,895	3,757	6,652
	$2,270,696	$-	$2,270,696	$1,851,345	$32,157	$1,883,502

The following table presents sales by operating segment disaggregated based on the type of product and geographic region for the six months ended June 30, 2021 and 2020.

	Six months ended June 30, 2021			Six months ended June 30, 2020
	United States	International	Total	United States	International	Total
Product revenue	$4,092,050	$-	$4,092,050	$2,793,485	$113,600	$2,907,085
License revenue	1,091,094	-	1,091,094	-	-	-
Demonstrations & Consulting revenue	61,310	-	61,310	81,892	-	81,892
Equipment revenue	52,880	-	52,880	7,444	3,757	11,201
	$5,297,334	$-	$5,297,334	$2,882,821	$117,357	$3,000,178

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, Income Taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

F-9

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of June 30, 2021 and December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

In response to the COVID-19 pandemic, the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”) was signed into law in March 2020. The CARES Act lifts certain deduction limitations originally imposed by the Tax Cuts and Jobs Act of 2017 (“2017 Tax Act”). Corporate taxpayers may carryback net operating losses (“NOLs”) originating between 2018 and 2020 for up to five years, which was not previously allowed under the 2017 Tax Act. The CARES Act also eliminates the 80% of taxable income limitations by allowing corporate entities to fully utilize NOL carryforwards to offset taxable income in 2018, 2019 or 2020. Taxpayers may generally deduct interest up to the sum of 50% of adjusted taxable income plus business interest income (30% limit under the 2017 Tax Act) for 2019 and 2020. The CARES Act allows taxpayers with alternative minimum tax credits to claim a refund in 2020 for the entire amount of the credits instead of recovering the credits through refunds over a period of years, as originally enacted by the 2017 Tax Act.

In addition, the CARES Act raises the corporate charitable deduction limit to 25% of taxable income and makes qualified improvement property generally eligible for 15-year cost-recovery and 100% bonus depreciation. The enactment of the CARES Act did not result in any material adjustments to our income tax provision.

Basic and Diluted Loss Per Common Share

Basic net loss per common share is computed using the weighted average number of common shares outstanding. Diluted loss per share reflects the potential dilution from common stock equivalents, such as stock issuable pursuant to the exercise of stock options and warrants. There were no dilutive potential common shares as of June 30, 2021 and 2020, because the Company incurred net losses and basic and diluted losses per common share are the same. The following common stock equivalents were excluded from the computation of diluted net loss per share of common stock because they were anti-dilutive. The exercise of these common stock equivalents would dilute earnings per share if the Company becomes profitable in the future.

	June 30,	June 30,
	2021	2020

Stock Options	16,068,326	12,447,326
Warrants	4,285,000	5,690,378
Convertible debt	42,000	9,414,200
Total common stock equivalents excluded from diluted net loss per share	20,395,326	27,551,904

Concentration of Credit Risk

Financial instruments that subject the Company to credit risk consist of cash and equivalents on deposit with financial institutions and accounts receivable. The Company’s cash as of June 30, 2021 and December 31, 2020 is maintained at high-quality financial institutions and has not incurred any losses to date.

Customer and Supplier Concentration

For each of the six months ended June 30, 2021 and 2020, 100% of the Company’s revenue related to fifteen and nine customers respectively. At June 30, 2021 and 2020, 100% of the Company’s accounts receivable related to nine and seven customers, respectively.

F-10

For each of the six months ended June 30, 2021 and 2020, 94% and 83% of the Company’s purchases related to two suppliers, respectively. At June 30, 2021 and 2020, 61% and 59% of the Company’s accounts payable and accrued expenses related to two vendors, respectively. The Company believes there are numerous other suppliers that could be substituted should the supplier become unavailable or non-competitive.

Contingencies

Certain conditions may exist which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and its legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company, or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, the estimated liability would be accrued in the Company’s consolidated financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they arise from guarantees, in which case the guarantees would be disclosed.

Recently Adopted Accounting Standards

Effective January 1, 2020, the Company adopted ASU No. 2018-07, Compensation — Stock Compensation (Topic 718). ASU 2018-07 is intended to reduce cost and complexity and to improve financial reporting for nonemployee share based payments. Prior to the issuance of this guidance, the accounting requirements for nonemployee and employee share-based payment transactions were significantly different. ASU 2018-07 expands the scope of Topic 718, Compensation — Stock Compensation (which only included share-based payments to employees) to include share-based payments issued to nonemployees for goods or services. Consequently, the accounting for share-based payments to nonemployees and employees is substantially aligned. This ASU supersedes Subtopic 505-50, Equity — Equity-Based Payments to Nonemployees. The adoption of ASU 2018-07 did not have a material impact on its consolidated financial statements.

Effective January 1, 2020, the Company adopted ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement. The amendments in ASU 2018-13 modify the disclosure requirements associated with fair value measurements based on the concepts in the Concepts Statement, including the consideration of costs and benefits. The amendments on changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements, and the narrative description of measurement uncertainty should be applied prospectively for only the most recent interim or annual period presented in the initial fiscal year of adoption. All other amendments should be applied retrospectively to all periods presented upon their effective date. The adoption of ASU 2018-13 did not have a material impact on its consolidated financial statements.

In December 2019, the FASB issued authoritative guidance intended to simplify the accounting for income taxes (ASU 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes”). This guidance eliminates certain exceptions to the general approach to the income tax accounting model and adds new guidance to reduce the complexity in accounting for income taxes. This guidance is effective for annual periods after December 15, 2020, including interim periods within those annual periods (beginning with the quarter ended March 31, 2021 for the Company). The adoption of ASU 2019-12 did not have a material impact on its consolidated financial statements.

F-11

Recently Issued Accounting Standards

Management does not believe that any recently issued, but not yet effective accounting pronouncements, when adopted, will have a material effect on the accompanying consolidated financial statements.

Note 3 - Liquidity and Financial Condition

Under ASC 205-40, Presentation of Financial Statements—Going Concern, the Company has the responsibility to evaluate whether conditions and/or events raise substantial doubt about its ability to meet its future financial obligations as they become due within one year after the date that the financial statements are issued. As required by ASC 205-40, this evaluation shall initially not take into consideration the potential mitigating effects of plans that have not been fully implemented as of the date the financial statements are issued. Management has assessed the Company’s ability to continue as a going concern in accordance with the requirement of ASC 205-40.

As reflected in the condensed consolidated financial statements, the Company had $1.7 million in cash on its balance sheet at June 30, 2021. The Company had working capital of $216,000 and an accumulated deficit of $65.6 million. Additionally, the Company had a net loss in the amount of $2.1 million and cash provided by operating activities of $502,000 for the six months ended June 30, 2021.

The accompanying condensed consolidated financial statements as of June 30, 2021 have been prepared assuming the Company will continue as a going concern. During the first six months of 2021, the Company eliminated $4,430,000 of convertible notes through conversions to shares of common stock. In June 2021, the Company announced that it had entered into a Debt Repayment and Exchange Agreement with its principal lender which, subject to various closing conditions including but not limited to the completion of an offering of equity securities resulting in net proceeds of at least $12.0 million by December 31, 2021, will repay all existing secured and unsecured debt obligations held by such lender. Based upon the elimination of convertible notes in the principal amount of $4,430,000, the agreement entered into with its principal lender, the Company’s current cash position and recent positive cash flow trends, management believes substantial doubt regarding the Company’s ability to continue as a going concern has been mitigated. The Company believes it will have sufficient working capital to fund operations for at least the next twelve months from the date of issuance of these financial statements.

Note 4 - Inventory

Inventory was comprised of the following at June 30, 2021 and December 31, 2020:

	June 30, 2021	December 31, 2020
Raw Materials	$161,005	$169,803
Spare Parts	23,434	23,432
Finished goods	359,304	366,892
	$543,743	$560,127

Note 5 - Property and Equipment, Net

Property and equipment at June 30, 2021 and December 31, 2020 are as follows:

	June 30,	December 31,
	2021	2020

Equipment & installation	$1,965,659	$1,965,659
Trucking equipment	834,375	834,375
Computer equipment and software	14,768	67,126
Office equipment	5,528	27,155
Total equipment	2,820,330	2,894,315

Less: accumulated depreciation	(2,785,384)	(2,814,993)
Construction in process	1,807,707	1,807,707
Property and equipment, net	$1,842,653	$1,887,029

F-12

The Company uses the straight-line method of depreciation over 2 to 5 years. During the three months ended June 30, 2021 and 2020 depreciation expense was $20,575, and $56,015, respectively. During the six months ended June 30, 2021 and 2020 depreciation expense was $44,379, and $122,604, respectively.

Note 6 - Intellectual Property

On January 15, 2009, the Company entered into an “Exclusive Patent and Know-How License Agreement Including Transfer of Ownership” with the Energy and Environmental Research Center Foundation, a non-profit entity. Under the terms of the Agreement, the Company has been granted an exclusive license by the Energy and Environmental Research Center Foundation for the technology to develop, make, have made, use, sell, offer to sell, lease, and import the technology in any coal-fired combustion systems (power plant) worldwide and to develop and perform the technology in any coal-fired power plant in the world.

On April 24, 2017, the Company closed on the acquisition of all patent rights from the Energy and Environmental Research Center Foundation including all patents and patents pending, domestic and foreign, relating to the foregoing technology. A total of 42 domestic and foreign patents and patent applications were included in the acquisition. In accordance with the terms of the License Agreement, the patent rights were acquired for the purchase price of (i) $2,500,000 in cash, and (ii) 925,000 shares of common stock of which 628,998 shares were issued to the Energy and Environmental Research Center Foundation and 296,002 were issued to the inventors who had been designated by the Energy and Environmental Research Center Foundation. The shares issued were valued at $518,000 ($0.56 per share), representing the value as of the closing date.

License and patent costs capitalized as of June 30, 2021 and December 31, 2020 are as follows:

Amortization expense for the three months ended June 30, 2021 and 2020 was $51,150 and $61,066, respectively. Amortization expense for the six months ended June 30, 2021 and 2020 was $102,300 and $111,366, respectively. Estimated annual amortization for each of the next five years is $204,600.

	June 30,	December 31,
	2021	2020

Patents	$3,068,995	$3,068,995
Less: Accumulated amortization	(852,499)	(750,199)
License, net	$2,216,496	$2,318,796

Note 7 - Notes Payable

On February 25, 2020, and pursuant to a Business Loan Agreement entered into with a banking institution, the Company’s wholly owned subsidiary, MES, Inc. closed on a one-year secured loan in the principal amount of $200,000 bearing interest at 8.75% per annum. Principal and interest is to be paid in equal monthly installments until the loan is paid in full on February 26, 2021. The note is secured by substantially all of the assets of MES, Inc. In February 2021, the loan was repaid in full.

On April 14, 2020, the Company received loan proceeds in the amount of $299,300 from First International Bank & Trust pursuant to the Paycheck Protection Program (the “PPP Loan”) under the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”), which was enacted on March 27, 2020. The loan, which is in the form of a Note dated April 14, 2020, matures on April 14, 2022 and bears interest at a rate of 1.0% per annum, with one interest payment on April 14, 2021 and one principal and interest payment on maturity. The principal and accrued interest under the PPP Loan is forgivable after eight or twenty-four weeks if the Company uses the PPP Loan proceeds for eligible purposes, including payroll, benefits, rent and utilities, and otherwise complies with the PPP requirements. In order to obtain forgiveness of the PPP Loan, the Company must submit a request and provide satisfactory documentation regarding its compliance with applicable requirements. In January 2021, the PPP Loan was forgiven, and the Company recorded a gain on extinguishment of debt of $299,300.

F-13

In February 2021, the Company received second draw loan proceeds in the amount of $299,380 from First International Bank & Trust pursuant to the Paycheck Protection Program (the “Second PPP Loan”) under the CARES Act. The Second PPP Loan is in the form of a Note dated February 2, 2021, matures on April 14, 2026 and bears interest at a rate of 1.0% per annum, with one interest payment on February 2, 2022, 47 monthly consecutive principal and interest payments of $6,366.89 each, beginning March 2, 2022, and one final principal and interest payment of $6,366.92 on February 2, 2026. The principal and accrued interest under the Second PPP Loan is forgivable after eight or twenty-four weeks if the Company uses the Second PPP Loan proceeds for eligible purposes, including payroll, benefits, rent and utilities, and otherwise complies with the PPP requirements.

Note 8 - Convertible Notes Payable

The Company has the following convertible notes payable outstanding as of June 31, 2021 and December 31, 2020:

	June 30,	December 31,
	2021	2020

Secured convertible promissory notes which mature upon the retirement of the New AC Midwest Secured Debt (see Note 9), bear interest at 10% per annum, are convertible into shares of common stock at $0.50 per share, and are secured by the assets of the Company.	$20,000	$990,000

Unsecured convertible promissory notes which mature beginning on June 15, 2023 through October 31, 2023, bear interest at 12% per annum, and are convertible into shares of common stock at $0.50 per share.	-	860,000

Unsecured convertible promissory notes which mature beginning on June 18, 2024 through October 23, 2024, bear interest at 12% per annum, and are convertible into shares of common stock at $0.50 per share.	-	2,600,000

Total convertible notes payable before discount	20,000	4,450,000

Less discounts and debt issuance costs	-	(394,878)

Total convertible notes payable	20,000	4,055,122

Less current portion	-	-

Convertible notes payable, net of current portion	$20,000	$4,055,122

From July 30, 2013 through December 24, 2013, the Company sold convertible notes and warrants to unaffiliated accredited investors totaling $1,902,500. The notes bear interest at 10% per annum, are secured by the Company’s assets, and are convertible into one share of common stock, par value $0.001 per share, with the initial conversion ratio equal to $0.50 per share. The notes had an initial term of three years, but the maturity of the notes was extended during 2014 to match the retirement of the New AC Midwest Secured Debt. From February 8, 2021 to February 15, 2021, the Company issued 1,880,000 shares of common stock to certain holders of such convertible promissory notes issued in 2013 for the conversion of the outstanding principal of such notes in the aggregate amount of $940,000, based upon a conversion rate of $0.50 per share. On April 9, 2021, the Company issued 60,000 shares of common stock to another certain holder of such notes issued in 2013 for the conversion of outstanding principal in the amount of $30,000, based upon a conversion rate of $0.50 per share. As of June 30, 2021 and December 31, 2020, total principal of $20,000 and $990,000, respectively, was outstanding on these notes.

F-14

On June 15, 2018, the Company issued 2018 Unsecured Convertible Notes (the “2018 Unsecured Notes”) totaling $560,000 and warrants to certain holders of the 2013 Notes in exchange for their secured 2013 Notes. The 2018 Unsecured Notes have a term of five years, bear interest at 12% per annum, and are convertible into one share of common stock, par value $0.001 per share, with the initial conversion ratio equal to $0.50 per share. For each dollar exchanged, the investor received a warrant to purchase one share of common stock of the Company at an exercise price of $0.70 per share. The 2018 Unsecured Notes may be converted at any time and from time to time in whole or in part prior to the maturity date thereof. From August 31, 2018 through October 30, 2018, the Company issued additional 2018 Unsecured Notes totaling $300,000 and warrants to unaffiliated investors. Pursuant to the terms of the 2018 Unsecured Notes, if at any time after six months from the issuance of the 2018 Notes, the closing price of the Company’s common stock exceeds $1.00 per share for 10 consecutive trading days, the Company shall have the right to force convert all of the outstanding principal of such Notes. Pursuant to notice dated February 17, 2021, the Company notified all such holders that as a result closing price of the Company’s common stock having exceeded $1.00 per share for 10 consecutive trading days, the Company was electing to force convert all such outstanding principal. Between February 26, 2021 and March 8, 2021, the Company issued 690,000 shares of common stock to certain holders of the 2018 Unsecured Notes for conversion of the outstanding principal of such Notes in the aggregate amount of $345,000, and on March 17, 2021, the Company issued 1,030,000 shares of common stock to the remaining holders of the 2018 Unsecured Notes for the conversion of the remaining outstanding principal in the aggregate amount of $515,000, all based upon a conversion rate of $0.50 per share. As of June 30, 2021 and December 31, 2020, total principal of $0 and $860,000, respectively, was outstanding on the 2018 Unsecured Notes.

From June 18, 2019 through October 23, 2019, the Company sold 2019 Unsecured Convertible Notes (the “2019 Unsecured Notes”) totaling $2,600,000 and warrants to unaffiliated accredited investors. The 2019 Unsecured Notes bear interest at 12% per annum, and are convertible into one share of common stock, par value $0.001 per share, with the initial conversion ratio equal to $0.50 per share. The 2019 Unsecured Notes have a term of five years. On February 26, 2021, the Company issued 100,000 shares of common stock to a certain holder of the 2019 Unsecured Notes for the conversion of outstanding principal in the amount of $50,000, based upon a conversion rate of $0.50 per share. Pursuant to a letter dated June 14, 2021, the Company offered each of the holders of the 2019 Unsecured Notes the opportunity to voluntarily convert the outstanding principal into shares of common stock at conversion ratio of $0.50 per share and, if converted prior to June 30, 2021, still be paid interest through September 30, 2021. With such offer, all accrued and unpaid interest, and additional interest through September 30, 2021, would be paid in shares of common stock at a rate of $1.00 per share, in lieu of payment in cash. As a result thereof, and between June 17, 2021 and June 23, 2021, (i) the outstanding principal totaling $2,550,000 was voluntarily converted by the holders thereof into an aggregate of 5,100,000 shares of common stock of the Company at a conversion price of $0.50 per share, and (ii) all accrued and unpaid interest thereon, together with additional interest through September 30, 2021, which together totaled $229,500, was converted into an aggregate of 229,500 shares of common stock of the Company. The Company recognized a conversion inducement cost of $98,515 related to the conversion. As of June 30, 2021 and December 31, 2020, total principal of $0 and $2,600,000, respectively, was outstanding on the 2019 Unsecured Notes. There is no further liability related to the profit share due to the voluntary conversion of all of the 2019 Unsecured Notes.

As of June 30, 2021, remaining scheduled principal payments due on convertible notes payable are as follows:

Twelve months ended June 30,
2022	$-
2023	20,000
$20,000

F-15

Note 9 - Related Party

Secured Note Payable

On November 29, 2016, pursuant to a new restated financing agreement entered with AC Midwest Energy, LLC (“AC Midwest”) on November 1, 2016, the Company closed on a new secured note with AC Midwest (the “AC Midwest Secured Note”) in the original principal amount of $9,646,686, which was to mature on December 15, 2018. AC Midwest is wholly-owned by a stockholder of the Company. The AC Midwest Secured Note is guaranteed by MES, is non-convertible and bears interest at a rate of 15.0% per annum, payable quarterly in arrears on or before the last day of each fiscal quarter. Interest expense for the three months ended June 30, 2021 and 2020 was $10,302 and $10,301, respectively. Interest expense for the six months ended June 30, 2021 and 2020 was $20,490 and $20,238 respectively. On February 25, 2019, per Amendment No. 3 to the Amended and Restated Financing Agreement, AC Midwest agreed to waive compliance with a certain financial covenant of the Restated Financing Agreement and strike this covenant in its entirety as of the effective date of the amendment. Also, pursuant to Amendment No. 3, the parties agreed that the maturity date for the remaining principal balance due under the AC Midwest Secured Note would be extended from December 15, 2018 to August 25, 2022. The amendment was accounted for as an extinguishment in accordance with ASC 470-50 with no gain or loss recorded. As of both June 30, 2021 and December 31, 2020, total principal of $271,686 was outstanding on this note.

Unsecured Note Payable

The Company has the following unsecured note payable - related party outstanding as of June 30, 2021 and December 31, 2020:

	June 31,	December 31,
	2021	2020
Unsecured note payable	$13,154,931	$13,154,931

Less discounts and debt issuance costs	(2,280,286)	(3,260,647)

Total unsecured note payable	10,874,645	9,894,284

Less current portion	-	-

Unsecured note payable, net of current portion	$10,874,645	$9,894,284

On November 29, 2016, pursuant to a new restated financing agreement entered with AC Midwest on November 1, 2016, the Company closed on an unsecured note with AC Midwest (the “AC Midwest Subordinated Note”) in the principal amount of $13,000,000, which was to mature on December 15, 2020. On February 25, 2019, the Company, entered into an Unsecured Note Financing Agreement (the “Unsecured Note Financing Agreement”) with AC Midwest, pursuant to which AC Midwest issued an unsecured note in the principal amount of $13,154,931 (the “New AC Midwest Unsecured Note”), which represented the outstanding principal and accrued and unpaid interest at closing.

In accordance with ASC 470-60-15-5, since the present value of the cash flows under the new debt instrument was at least ten percent different from the present value of the remaining cash flows under the terms of the original debt instrument, the Company accounted for the amendment to note as a debt extinguishment. Accordingly, the Company wrote off the remaining debt discount on the original debentures of $1,070,819. Since the amendment was with a related party defined in ASC 470-50-40-2 the Company recorded a Capital contribution of $3,412,204 on this exchange which is primarily related to the difference in fair value of the note on the date of the exchange. The Company determined that the rate of interest on the AC Midwest Subordinated Note was a below market rate of interest and determined that a discount of $6,916,687 should be recorded. This discount is based on an applicable market rate for unsecured debt for the Company of 21% and will be amortized as interested expense over the life of the loan. Amortized discount recorded as interest expense for the six months ended June 30, 2021 and 2020 was $980,360 and $985,777, respectively. As of June 30, 2021, the unamortized balance of the discount was $2,139,618 and unamortized balance of the debt issuance costs was $140,668 at June 30, 2021.

F-16

The New AC Midwest Unsecured Note, which has been issued in exchange for the AC Midwest Subordinated Note which has now been cancelled, will mature on August 25, 2022 (the “Maturity Date”). It bears a zero cash interest rate.

AC Midwest shall be entitled to a profit participation preference equal to 1.0 times the original principal amount (the “Profit Share”). If the original principal amount had been paid in full on or prior to August 25, 2020, AC Midwest would have been entitled to a profit participation preference equal to 0.5 times the original principal amount.

The Profit Share is “non-recourse” and shall only be derived from and computed on the basis of, and paid from, Net Litigation Proceeds from claims relating to the Company’s intellectual property, Net Revenue Share and Adjusted Free Cash Flow (as such terms are defined in the Unsecured Note Financing Agreement).

The Profit Share

In connection with the New AC Midwest Unsecured Note the Company shall pay the principal outstanding, as well as the Profit Share, in an amount equal to 60.0% of Net Litigation Proceeds until such time as any litigation funder has been paid in full and, thereafter, in an amount equal to 75.0% of such Net Litigation Proceeds until the Unsecured Note and Profit Share have been paid in full. In addition, and within 30 days following the end of each fiscal quarter, the Company shall pay the principal outstanding and Profit Share in an aggregate amount equal to the Net Revenue Share (which means 60.0% of Net Licensing Revenue (as defined) from licensing the Company’s intellectual property) plus Adjusted Free Cash Flow until the Unsecured Note and Profit Share have been paid in full, provided, however, that such payments shall exclude the first $3,500,000 of Net Licensing Revenue and Adjusted Free Cash Flow achieved commencing with the fiscal quarter ending March 31, 2019. Any remaining principal balance due on the Unsecured Note shall be due and payable in full on the Maturity Date. The Profit Share, however, if not paid in full on or before the Maturity Date, shall remain subject to Unsecured Note Financing Agreement until full and final payment.

The Company is utilizing the methodology behind the ASC 815, Derivatives and Hedging and ASC 480, Distinguishing Liabilities from Equity to determine how to account for the profit-sharing portion of the note payable. Although the transaction is not indexed to MEEC’s common stock the profit sharing has the characteristics of a freestanding financial instrument because the profit sharing is not callable by the lender, it will be paid out past the maturity of the Unsecured Note Payable and, the fair value will fluctuate over time based on payment predictions. The Profit Share was determined to have a fair value of $1,954,383 upon grant. The discounted cash flow model assumptions used at June 30, 2021 to calculate the Profit Share liability included: estimated term of sixteen years with between $100,000 to $350,000 paid quarterly starting in February 2024, and an annual market interest rate of 21%. The profit share liability will be marked to market every quarter utilizing management’s estimates.

The following are the changes in the profit share liabilities during the six months ended June 30, 2021 and 2020.

Profit Share as of January 1, 2021	$2,305,308
Addition	-
Loss on change in fair value of profit share	249,825
Profit Share as of June 30, 2021	$2,555,133

Profit Share as of January 1, 2020	$2,328,845
Addition	-
Gain on change in fair value of profit share	(252,390)
Profit Share as of June 30, 2020	$2,076,455

F-17

Debt Repayment and Exchange Agreement

On June 1, 2021, the Company, along with MES, entered into a Debt Repayment and Exchange Agreement with AC Midwest, which will repay all existing secured and unsecured debt obligations presently held by AC Midwest (the “Debt Repayment Agreement”).

Pursuant to the Debt Repayment Agreement, the Company shall at closing repay the principal balance outstanding on the AC Midwest Secured Note in cash, together with any other amounts due and owing under such note, and repay the outstanding debt under the New AC Midwest Unsecured Note by paying and issuing a combination of cash and shares of common stock which AC Midwest has agreed to accept in full and complete repayment of the obligations thereunder.

At closing, and with regard to the New AC Midwest Unsecured Note, the Company shall pay AC Midwest $6,577,465.30 in cash representing 50.0% of the aggregate outstanding principal balance of such note, and issue shares of common stock to AC Midwest in exchange for the remaining 50.0% of the aggregate outstanding principal balance at an exchange price equal to 100% of the offering price of common stock in the Qualifying Offering (as defined below). With regard to the Profit Share, at closing the Company shall pay AC Midwest $2,305,308.00 in cash representing the Profit Share Valuation, and issue shares of common stock for $4,026,567.76 representing the Adjusted Profit Share Valuation (as such terms are defined in the Debt Repayment Agreement) at the same exchange price indicated above. The Company has agreed to provide certain registration rights with respect to the shares issued thereunder.

The closing is subject to various conditions including but not limited to the completion of an offering of equity securities resulting in net proceeds of at least $12.0 million by December 31, 2021 (the “Qualifying Offering”). In the event that the closing does not occur by December 31, 2021, either party may terminate the Debt Repayment Agreement and the existing notes with AC Midwest will continue in their current forms.

Related Party Transactions

Kaye Cooper Kay & Rosenberg, LLP provides certain legal services to the Company and was paid $137,500 and $100,000 for the six months ended June 30, 2021 and 2020, respectively, for legal services rendered and disbursement incurred. David M. Kaye, a Director and Secretary of the Company, is a partner of the law firm. At June 30, 2021 and December 31, 2020, $206,250 and $168,750, respectively, was owed to the firm for services rendered.

Note 10 - Operating Leases

In 2016, the Company entered into a six-year agreement to lease trailers used in the delivery of its products. Monthly payments currently total $32,820.

On January 27, 2015, the Company entered into a lease for office space in Lewis Center, Ohio, commencing February 1, 2015 which lease as amended expired in February 2020. The lease provides for the option to extend the lease for up to five additional years. Monthly rent is $1,575 through February 2020. The Company did not renew this lease.

On July 1, 2015, the Company entered into a five-year lease for warehouse space in Corsicana, Texas. Rent is $3,750 monthly throughout the term of the lease. The Company is also responsible for the pro rata share of the projected monthly expenses for the property taxes. The current pro rata share is $882. The lease was extended on June 1, 2019 for five years. The Company recorded a right of use asset and an operating lease liability of $145,267. This amount represents the difference between the value from the remaining lease and the extended lease.

On September 1, 2019, the Company entered into a one-year lease for office space in Grand Forks, North Dakota. Monthly rent is $590 a month through August 2020. The lease was not renewed and the Company vacated the space.

F-18

Future remaining minimum lease payments under these non-cancelable leases are as follows:

For the twelve months ended June 30,
2022	$429,760
2023	163,260
2024	33,760
Total	626,780
Less discount	(25,614)
Total lease liabilities	601,166
Less current portion	(409,201)
Operating lease obligation, net of current portion	$191,965

The weighted average remaining lease term for operating leases is 1.6 years and the weighted average discount rate used in calculating the operating lease asset and liability is 5.0%. For the six months ended June 30, 2021, payments on lease obligations were $219,420 and amortization on the right of use assets was $200,398.

For the three and six months ended June 30, 2021, the Company’s lease cost consists of the following components, each of which is included in costs and expenses within the Company’s consolidated statements of operations:

	Three Months Ended June 30, 2021	Six Months Ended June 30, 2021

Operating lease cost	$101,867	$201,434
Short-term lease cost (1)	1,770	3,540
Total lease cost	$103,637	$204,974

_____________

(1)	Short-term lease costs includes any lease with a term of less than 12 months

Note 11 - Commitments and Contingencies

Fixed Price Contract

The Company’s multi-year contracts with its commercial customers contain fixed prices for product. These contracts expire between 2021 and 2025 and expose the Company to the potential risks associated with rising material costs during that same period. Revenue reported during interim periods were recorded based on the facts and circumstances at the time and any differences noted when the final revenue is determined is considered to be a change in estimate for the period.

Legal proceedings

On July 17, 2019, the Company initiated patent litigation against certain defendants in the U.S. District Court for the District of Delaware for infringement of United States Patent Nos. 10,343,114 (the “‘114 Patent”) and 8,168,147 (the “‘147 Patent”) owned by the Company. These patents relate to the Company’s two-part Sorbent Enhancement Additive (SEA®) process for mercury removal from coal-fired power plants. Named as defendants in the lawsuit are (i) Vistra Energy Corp., AEP Generation Resources Inc., NRG Energy, Inc., Talen Energy Corporation, and certain of their respective affiliated entities, all of which are owners and/or operators of coal-fired power plants in the United States, and (ii) Arthur J. Gallagher & Co., DTE REF Holdings, LLC, CERT Coal Holdings LLC, Chem-Mod LLC, and certain of their respective affiliated entities, and additional named and unnamed defendants, all of which operate or are involved in operations of coal facilities in the United States. In the lawsuit, the Company alleges that each of the defendants has willfully infringed the Company’s ‘114 Patent and ‘147 Patent and seeks a permanent injunction from further acts of infringement and monetary damages.

F-19

During 2020, each of the four major utility defendants in the above action filed petitions for Inter Partes Review with the United States Patent and Trademark Office, seeking to invalidate certain claims to the patents which are subject to the litigation.

Between July 2020 and January 2021, we entered into agreements with each of the four major utility defendants in such action which included certain monetary arrangements and pursuant to which we have dismissed all claims brought against each of them and their affiliates, and such parties have withdrawn from petitions for Inter Partes Review with the United States Patent and Trademark Office. Such agreements entered into with such parties provide each of them and their affiliates with a non-exclusive license to certain Company patents (related to the Company’s two-part Sorbent Enhancement Additive (SEA®) process) for use in connection with such parties’ coal-fired power plants.

The above described proceedings are continuing with respect to the other parties involved. On May 20, 2021, a U.S. District Court Magistrate Judge issued a report and recommendation that the above action should be permitted to proceed against 16 refined coal defendants named in the action directly involved in the refined coal program and operations, and be dismissed against 12 other defendants, primarily affiliated entities of the refined coal operators. Such report was issued in connection with certain motions to dismiss filed by the refined coal defendants. Such report and recommendation is not a final decision and will be reviewed, along with objections by the parties, by the District Judge for the United States District Court for the District of Delaware.

Except for the foregoing disclosures, the Company is not presently aware of any other material pending legal proceedings to which the Company is a party or of which any of its property is the subject.

Litigation, including patent litigation, is inherently subject to uncertainties. As such, there can be no assurance that the Company will be successful in litigating and/or settling any of these claims.

Note 12 - Stock Based Compensation

Stock Based Compensation

Stock based compensation consists of the amortization of common stock, stock options and warrants issued for prepaid services. For the three months ended June 30, 2021 and 2020, stock based compensation expense amounted to $223,998 and $135,109, respectively. For the six months ended June 30, 2021 and 2020, stock based compensation expense amounted to $255,908 and $249,749, respectively. Such expense is classified in selling, general and administrative expenses.

Common Stock

As of January 1, 2020, and pursuant to an advisory agreement dated as of November 20, 2019 and effective as of January 1, 2020 for a term of one year with a nonaffiliated third party, the Company issued 1,000,000 shares of common stock of the Company to such third party as and for the entire compensation to be paid for all services to be rendered during the term. These shares of common stock were valued at $200,000 in accordance with FASB ASC Topic 718. The fair value of the shares is being amortized to selling, general and administrative expenses within the Company’s condensed consolidated statements of operations over one year.

On March 23, 2021, and pursuant to a consulting agreement dated November 1, 2020, as amended on March 19, 2021, with a nonaffiliated third party, the Company issued 500,000 shares of common stock to such party as part of its compensation thereunder. These shares of common stock were valued at $615,000 in accordance with FASB ASC Topic 718. The fair value of the shares is being amortized to selling, general and administrative expenses within the Company’s condensed consolidated statements of operations over ten months.

On March 30, 2021, and pursuant to a business development agreement dated March 30, 2021 with a nonaffiliated third party, the Company issued 25,000 shares of common stock to such party for its compensation thereunder. These shares of common stock were valued at $29,250 in accordance with FASB ASC Topic 718. The fair value of the shares is being amortized to selling, general and administrative expenses within the Company’s condensed consolidated statements of operations over three months.

F-20

Stock Options

The Company accounts for stock-based compensation awards in accordance with the provisions of ASC 718, which addresses the accounting for employee stock options which requires that the cost of all employee stock options, as well as other equity-based compensation arrangements, be reflected in the condensed consolidated financial statements over the vesting period based on the estimated fair value of the awards.

A summary of stock option activity for the six months ended June 30, 2021 is presented below:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (years)	Aggregate Intrinsic Value

January 1, 2021	16,218,326	$0.50	$3.57	$3,588,631
Grants	-	-	-	-
Exercises	(150,000)	0.75	-	-
Expirations	-	-	-	-
June 30, 2021	16,068,326	$0.49	$3.10	$8,720,095

Options exercisable at:
June 30, 2021	16,068,326	$0.49	$3.10	$8,720,095

The aggregate intrinsic value in the table above represents the total intrinsic value, based on the Company’s closing stock price of $1.02 as of June 30, 2021, which would have been received by the option holders had all option holders exercised their options as of that date.

On May 1, 2021, the Company issued 15,869 shares of common stock to a certain option holder upon the cashless exercise of an option to purchase 25,000 shares of common stock at an exercise price off $0.42 based upon a market price of $1.15 per share as determined under the terms of the option. On June 30, 2021, the Company issued 125,000 shares of common stock to a certain option holder upon a cash exercise of an option to purchase 125,000 shares of common stock at an exercise price of $0.81 or $101,250 in the aggregate.

Note 13 - Warrants

Sold and issued warrants are subject to the provisions of FASB ASC 815-10, the Company utilized a Black-Scholes options pricing model to value the warrants sold and issued. This model requires the input of highly subjective assumptions such as the expected stock price volatility and the expected period until the warrants are exercised. When calculating the value of warrants issued, the Company uses a volatility factor, a risk-free interest rate and the life of the warrant for the exercise period.

From January 23, 2021 to February 16, 2021, the Company issued 705,166 shares of common stock to certain warrant holders upon the cash exercise of warrants to purchase an aggregate of 705,166 shares of common stock at an exercise price of $0.35 per share or $246,808 in the aggregate.

On February 17, 2021, the Company issued 97,675 shares of common stock to a certain warrant holder upon the cashless exercise of a warrant to purchase 150,000 shares of common stock at an exercise price of $0.45 per share based upon a market value of $1.29 per share as determined under the terms of the warrant.

On March 8, 2021, the Company issued an aggregate of 97,015 shares of common stock to certain warrant holders upon the cashless exercise of warrants to purchase an aggregate of 175,000 shares of common stock at an exercise price of $0.70 per share based upon market values from $1.44 to $1.63 per share as determined under the terms of the warrants.

F-21

The following is a summary of the Company’s warrant activity:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (years)	Aggregate Intrinsic Value

January 1, 2021	5,595,378	$0.63	2.85	$314,260
Grants	-
Exercises	(1,030,166)	$0.42	-	-
Expirations	(280,212)	$0.35	-	-
June 30, 2021	4,285,000	$0.70	2.98	$1,371,200

Warrants exercisable at:
June 30, 2021	4,285,000	$0.70	2.98	$1,371,200

The aggregate intrinsic value in the table above represents the total intrinsic value, based on the Company’s closing stock price of $1.02 as of June 30, 2021, which would have been received by the option holders had all option holders exercised their options as of that date.

The following table summarizes information about common stock warrants outstanding at June 30, 2021:

Outstanding and Exercisable
Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise Price
$0.70	4,285,000	2.98	$0.70

$0.70	4,285,000	2.98	$0.70

Note 14 - Subsequent Events

On August 9, 2021, the Company notified the remaining holders of the secured convertible promissory notes issued in 2013 that the Company would be prepaying the remaining outstanding principal balance on such notes which totals $20,000 on August 24, 2021. Such holders shall have the option to convert the outstanding principal balance into shares of common stock of the Company at a conversion rate of $0.50 per share at any time before August 18, 2021.

F-22

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Midwest Energy Emissions Corp.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Midwest Energy Emissions Corp. and Subsidiary (the “Company”) as of December 31, 2020, and the related consolidated statements of operations, stockholders’ deficit and cash flows for the year then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As disclosed in the financial statements, the Company has incurred substantial net losses in recent years, has negative working capital and has an accumulated deficit at December 31, 2020 and is dependent on debt and equity financing to fund its operations, all of which raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are disclosed in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgements. The communication of critical audit matter does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinions on the critical audit matter or on the accounts or disclosures to which they relate.

F-23

Valuation of Profit Share Liability – Refer to Notes 2 and 9 to the financial statements

Critical Audit Matter Description

In connection with the Unsecured Note disclosed in Note 9 to the financial statements, the Company shall pay the principal outstanding, as well as a profit participation preference (the “profit share liability”). The Company calculates the fair value of the profit share liability every quarter utilizing management estimates. The fair value of the profit share liability is calculated using a discounted cash flow model based on estimated future cash payments. The fair value of the profit share liability is determined on a Level 3 measurement. The fair value of the profit share liability fluctuates over time based on management estimates. As of December 31, 2020, the fair value of the profit share liability was approximately $2.3 million.

Inherent in the valuation of Level 3 financial instruments are certain significant judgments and estimates related to forecasted cash flows. Changes in these assumptions can significantly impact the valuation of the profit share liability, and the gain or loss on the change in fair value that is recorded. This required a high degree of auditor judgment and an increased extent of effort, when performing audit procedures to evaluate the reasonableness of management’s forecasted cash flows. Accordingly, we believe that auditing the fair value of the profit share liability is a critical audit matter.

How the Critical Audit Matter Was Addressed in the Audit

The primary procedures we performed to address this critical audit matter included:

•	Obtaining an understanding of the Company’s process to determine the fair value of the profit share liability;

•	Obtaining and reading the Unsecured Note Agreement and evaluated management’s assessment of the terms which included an analysis of valuation of the profit share liability;

•	Evaluating the reasonableness of management’s sales, costs and expenses forecast by comparing the forecast to historical sales and cost and expense data, historical profit margins and trends;

•	Utilizing our valuation professionals to assist in (i) assessing the appropriateness of the valuation methodology and (ii) evaluating the reasonableness of the discount rate;

•	Performing sensitivity analyses to evaluate the impact that changes in the significant assumptions would have on the fair value of the profit share liability;

•	Testing the mathematical accuracy of the profit share liability calculation.

The outcome of the audit procedures resulted in determining that the fair value of the profit share liability recorded by management is reasonable.

/s/ Rotenberg Meril Solomon Bertiger & Guttilla, P.C.

We have served as the Company's auditor since 2020.

Saddle Brook, New Jersey

April 5, 2021

F-24

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

Midwest Energy Emissions Corp.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Midwest Energy Emissions Corp. (the “Company”) as of December 31, 2019, the related consolidated statements of operations, stockholders’ deficit and cash flows for the year ended December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019, and the results of its operations and its cash flows for the year ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 3, the Company has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Adoption of New Accounting Standards

As discussed in Note 2 to the financial statements, the Company changed its method of accounting for leases in 2019 due to the adoption of ASU No. 2016-02, Leases (Topic 842), as amended, effective January 1, 2019, using the modified retrospective approach.

Restatement of Previously Issued Unaudited Financial Statements

As discussed in Note 15 to the financial statements, the Company concluded that a gain on debt restructuring recognized during the first quarter of 2019 should have been accounted for as a capital transaction. The effect of restatement, which resulted in a reduction in net gain and no effect on ending equity, on the specific items presented in the Company’s historical unaudited interim condensed consolidated financial statements previously included in the Company’s Quarterly Reports on Form 10-Q have been restated within these financial statements for the periods ended March 31, 2019, June 30, 2019 and September 30, 2019; as further described in Note 15.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We served as the Company’s auditor from 2018 to 2020.

Houston, Texas
May 14, 2020

F-25

MIDWEST ENERGY EMISSIONS CORP. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2020 AND 2019

	December 31, 2020	December 31, 2019
ASSETS
Current assets
Cash	$591,019	$1,499,287
Accounts receivable	1,116,082	1,222,874
Inventory	560,127	513,498
Prepaid expenses and other assets	107,443	316,199
Total current assets	2,374,671	3,551,858

Property and equipment, net	1,887,029	2,082,343
Right of use asset	795,869	1,106,575
Intellectual property	2,318,796	2,532,462
Total assets	$7,376,365	$9,273,238

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued expenses (related party of $168,750 and $43,750)	$1,611,956	$1,676,757
Current portion of equipment notes payable	29,255	53,304
Current portion of operating lease liability	407,975	383,307
Current portion of note payable	34,661	-
Current portion of convertible notes payable, net of discount and issuance costs	-	990,000
Accrued interest	259,230	226,065
Customer credits	167,000	167,000
Accrued salaries	848,706	357,095
Total current liabilities	3,358,783	3,853,528

Equipment notes payable, less current portion	789	22,386
Operating lease liability	394,625	807,409
Note payable	299,300	-
Convertible notes payable, net of discount and issuance costs	4,055,122	2,951,137
Profit share liability – related party	2,305,308	2,328,845
Secured note payable – related party	271,686	271,686
Unsecured note payable, net of discount and issuance costs – related party	9,894,284	7,911,898
Total liabilities	20,579,897	18,146,889

COMMITMENTS AND CONTINGENCIES (Note 11)

Stockholders’ deficit
Preferred stock, $0.001 par value: 2,000,000 shares authorized, no shares issued	-	-
Common stock; $0.001 par value; 150,000,000 shares authorized; 78,096,326 and 76,747,750 shares issued and outstanding as of December 31, 2020 and 2019, respectively	78,096	76,748
Additional paid-in capital	50,202,478	48,708,085
Accumulated deficit	(63,484,106)	(57,658,484)

Total stockholders’ deficit	(13,203,532)	(8,873,651)

Total liabilities and stockholders’ deficit	$7,376,365	$9,273,238

The accompanying notes are an integral part of these consolidated financial statements.

F-26

MIDWEST ENERGY EMISSIONS CORP. AND SUBSIDIARY
STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

	For the Year Ended December 31, 2020	For the Year Ended December 31, 2019

Revenues	$8,158,448	$11,417,027

Costs and expenses:
Cost of sales	5,440,395	8,335,436
Selling, general and administrative expenses (related party of $175,275 and $329,729)	5,935,517	6,428,580
Interest expense & letter of credit fees (related party of $2,023,818 and $2,061,954)	2,657,554	2,391,395
(Gain) Loss on change in fair value of profit share liability	(23,537)	374,462
Gain on sale of equipment	(35,859)	(29,560)
Total costs and expenses	13,974,070	17,500,313

Net loss before provision for income taxes	(5,815,622)	(6,083,286)

Provision for income taxes	(10,000)	(14,000)

Net loss	$(5,825,622)	$(6,097,286)

Net loss per common share-basic and diluted:	$(0.07)	$(0.08)

Weighted average common shares outstanding	77,818,780	76,534,957

The accompanying notes are an integral part of these consolidated financial statements.

F-27

MIDWEST ENERGY EMISSIONS CORP. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

			Additional
	Common Stock		Paid-in	Accumulated
	Shares	Par Value	Capital	(Deficit)	Total

Balance - December 31, 2018	76,246,113	$76,246	$42,785,990	$(51,483,332)	$(8,621,096)

Cumulative effect of change in accounting principle related to accounting for leases	-	-	-	(77,866)	(77,866)

Issuance of warrants, recorded as discount on convertible notes payable	-	-	485,640	-	485,640

Issuance of stock options	-	-	898,207	-	898,207

Extension of certain stock option expiration	-	-	745,989	-	745,989

Stock issued per resignation agreements	464,517	465	118,075	-	118,540

Stock issued upon cashless warrant exercise	37,120	37	(37)	-	-

Stock warrants issued for prepaid services	-	-	243,294	-	243,294

Stock options issued for prepaid services	-	-	18,723	-	18,723

Capital contribution related to debt restructuring Note 8	-	-	3,412,204	-	3,412,204

Net loss	-	-	-	(6,097,286)	(6,097,286)

Balance - December 31, 2019	76,747,750	$76,748	$48,708,085	$(57,658,484)	$(8,873,651)

Stock issued for prepaid services	1,000,000	1,000	199,000	-	200,000

Cashless exercise of stock options/warrants	48,576	48	(48)	-	-

Issuance of stock options	-	-	1,163,168	-	1,163,168

Modification of stock warrant	-	-	30,573	-	30,573

Stock issued for consulting services	300,000	300	101,700	-	102,000

Net loss	-	-	-	(5,825,622)	(5,825,622)

Balance – December 31, 2020	78,096,326	$78,096	$50,202,478	$(63,484,106)	$(13,203,532)

The accompanying notes are an integral part of these consolidated financial statements.

F-28

MIDWEST ENERGY EMISSIONS CORP. AND SUBSIDIARY
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

	For the Year Ended December 31, 2020	For the Year Ended December 31, 2019

Cash flows from operating activities
Net loss	$(5,825,622)	$(6,097,286)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	1,710,226	1,810,267
Amortization of discount on notes payable	1,974,080	1,752,639
Amortization of debt issuance costs	122,291	101,852
Amortization of right to use assets	310,706	378,261
Amortization of customer acquisition costs	-	34,467
Amortization of patent rights	213,666	201,200
Depreciation expense	188,675	314,908
(Gain) Loss on change in fair value of profit share	(23,537)	374,462
Gain on sale of equipment	(35,859)	(29,560)
Changes in operating assets and liabilities
Decrease in accounts receivable	106,792	419,252
Increase in inventory	(46,629)	(4,082)
(Increase) Decrease in prepaid expenses and other assets	(5,730)	34,915
Decrease in accounts payable and accrued liabilities	(64,802)	(426,638)
Increase (Decrease) in accrued salaries	491,610	(198,782)
Increase in accrued interest	33,164	129,163
Decrease in operating lease liability	(388,116)	(371,986)
Net cash used in operating activities	(1,239,085)	(1,576,948)

Cash flows from investing activities
Cash received from sale of equipment	42,500	30,000
Net cash provided by investing activities	42,500	30,000

Cash flows from financing activities
Payments of notes payable	(165,339)	-
Proceeds from the issuance of notes payable	499,300	-
Payments on secured promissory note	-	(46,682)
Payments of equipment notes payable	(45,646)	(91,960)
Proceeds from the issuance of convertible promissory notes and related warrants	-	2,600,000
Net cash provided by financing activities	288,315	2,461,358

Net increase (decrease) in cash and cash equivalents	(908,268)	914,410

Cash and cash equivalents - beginning of year	1,499,287	584,877

Cash and cash equivalents - end of year	$591,019	$1,499,287

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$534,960	$-
Income taxes	$-	$14,000

SUPPLEMENTAL DISCLOSURE OF NON-CASH TRANSACTIONS
Cumulative effect on accumulated deficit of lease accounting change	$-	$77,866
Discount on convertible promissory notes payable	$-	$485,640
Net adjustment for extension of lease	$-	$145,267
Stock Issued for consulting services	$102,000	$-
Stock issued for prepaid services	$200,000	$-
Stock warrants issued for prepaid services	$-	$243,294
Stock options issued for prepaid services	$-	$18,723
Capital contribution	$-	$(3,412,204)

The accompanying notes are an integral part of these consolidated financial statements.

F-29

MIDWEST ENERGY EMISSIONS CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

Note 1 - Organization

Midwest Energy Emissions Corp.

Midwest Energy Emissions Corp. (the “Company”) is organized under the laws of the State of Delaware with 150,000,000 authorized shares of common stock, par value $.001 per share and 2,000,000 authorized shares of preferred stock, par value $0.001 per share.

MES, Inc.

MES, Inc. is incorporated in the State of North Dakota. MES, Inc. is a wholly owned subsidiary of Midwest Energy Emissions Corp. and is engaged in the business of developing and commercializing state of the art control technologies relating to the capture and control of mercury emissions from coal fired boilers in the United States and Canada.

Note 2 - Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with the Generally Accepted Accounting Principles in the United States of America (“GAAP”).

Principles of Consolidation

The consolidated financial statements include the accounts of Midwest Energy Emissions Corp. and its wholly owned subsidiary, MES, Inc. Intercompany balances and transactions have been eliminated in consolidation.

Restatement of previously issued financial statements

On April 13, 2020, the Company concluded that a gain on debt restructuring recognized during the first quarter of 2019 (relating to the New AC Midwest Unsecured Note) should have been accounted for as a capital transaction. Since the New AC Midwest Unsecured Note was held by a related party, the gain should have been recorded as a capital transaction under ASC 470-50-40. The profit-sharing portion also should have been bifurcated from the loan and shown separately on the unaudited condensed consolidated balance sheets of the financial statements for the quarters ended March 31 2019, June 30, 2019 and September 30, 2019. For more information please see Note 15.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, valuation of equity issuances and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. The Company uses estimates in accounting for, among other items, revenue recognition, profit share liability, allowance for doubtful accounts, stock-based compensation, income tax provision, excess and obsolete inventory reserve and impairment of intellectual property. Actual results could differ from those estimates.

Cash

Cash and cash equivalents include all highly liquid monetary instruments with original maturities of three months or less when purchased. These investments are carried at cost, which approximates fair value. Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash deposits. The Company maintains its cash in institutions insured by the Federal Deposit Insurance Corporation (“FDIC”). At times, the Company’s cash and cash equivalent balances may be uninsured or in amounts that exceed the FDIC insurance limits. The Company has not experienced any loses on such accounts. At December 31, 2020 and 2019, the Company had no cash equivalents.

F-30

As of December 31, 2020, approximately $91,000 of cash exceeded the FDIC insurance limits.

Accounts Receivable

Trade accounts receivable are stated at the amount the Company expects to collect. The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. Management considers the following factors when determining the collectability of specific customer accounts: customer credit-worthiness, past transaction history with the customer, current economic industry trends, and changes in customer payment terms. Past due balances over 90 days and other higher risk amounts are reviewed individually for collectability. If the financial condition of the Company’s customers were to deteriorate, adversely affecting their ability to make payments, additional allowances would be required. Based on management’s assessment, the Company provides for estimated uncollectible amounts through a charge to earnings and a credit to a valuation allowance. Balances that remain outstanding after the Company has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to accounts receivable. At December 31, 2020 and 2019, the allowance for doubtful accounts was zero.

Inventory

Inventories are stated at the lower of cost (first-in, first-out basis) or net realizable value. Inventories are periodically evaluated to identify obsolete or otherwise impaired products and are written off when management determines usage is not probable. The Company estimates the balance of excess and obsolete inventory by analyzing inventory by age using last used and original purchase date and existing sales pipeline for which the inventory could be used. As of December 31, 2020 and 2019, the Company has no valuation allowance.

Property and Equipment

Property and equipment are stated at cost. When retired or otherwise disposed, the related carrying value and accumulated depreciation are removed from the respective accounts and the net difference less any amount realized from disposition, is reflected in earnings. For consolidated financial statement purposes, equipment is recorded at cost and depreciated using the straight-line method over their estimated useful lives of 2 to 5 years. Leasehold improvements are recorded at cost and depreciated using the straight-line method over the lesser of their estimated useful lives or the remaining term of the lease.

Expenditures for repairs and maintenance which do not materially extend the useful lives of property and equipment are charged to operations. Management reviews the carrying value of its property and equipment for impairment on an annual basis.

Intellectual Property

Intellectual property is recorded at cost and amortized over its estimated useful life of 15 years. Management reviews intellectual property for impairment when events or changes in circumstances indicate the carrying amount of an asset or asset group may not be recoverable. In the event that impairment indicators exist, a further analysis is performed and if the sum of the expected undiscounted future cash flows resulting from the use of the asset or asset group is less than the carrying amount of the asset or asset group, an impairment loss equal to the excess of the asset or asset group’s carrying value over its fair value is recorded. Management considers historical experience and all available information at the time the estimates of future cash flows are made, however, the actual cash values that could be realized may differ from those that are estimated.

F-31

Recoverability of Long-Lived and Intangible Assets

Long-lived assets and certain identifiable intangibles held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Events relating to recoverability may include significant unfavorable changes in business conditions, recurring losses or a forecasted inability to achieve break-even operating results over an extended period. The Company evaluates the recoverability of long-lived assets based upon forecasted undiscounted cash flows. Should impairment in value be indicated, the carrying value of the long-lived and or intangible assets would be adjusted, based on estimates of future discounted cash flows. The Company evaluated the recoverability of the carrying value of the Company’s equipment. No impairment charges were recognized for the years ended December 31, 2020 and 2019, respectively.

Leases

In February 2016, the FASB issued new guidance which requires lessees to recognize a lease liability for the obligation to make lease payments and a right-of-use asset for the right to use the underlying asset for the lease term. The accounting standard, effective January 1, 2019, requires virtually all leases to be recognized on the Balance Sheet. Effective January 1, 2019, we adopted the standard using the modified retrospective method, under which we elected the package of practical expedients and transition provisions allowing us to bring our existing operating leases onto the Consolidated Balance Sheet without adjusting comparative periods, but recognizing a cumulative-effect adjustment to the opening balance of accumulated deficit on January 1, 2019. Under the guidance, we have also elected not to separate lease and non-lease components in recognition of the lease-related assets and liabilities, as well as the related lease expense.

We have operating leases for office space in two multi-tenant facilities, which are not recorded as assets and liabilities as those leases do not have terms greater than 12 months. We have an operating leases for a multi-purpose facility and bulk trailers used in operations which is recorded as an asset and liability as the lease has a terms greater than 12 months. Lease-related assets, or right-of-use assets, are recognized at the lease commencement date at amounts equal to the respective lease liabilities, adjusted for prepaid lease payments, initial direct costs, and lease incentives received. Lease-related liabilities are recognized at the present value of the remaining contractual fixed lease payments, discounted using our incremental borrowing rate. Operating lease expense is recognized on a straight-line basis over the lease term, while variable lease payments are expensed as incurred.

Upon adoption of the standard on January 1, 2019, we recorded $1,339,569 of right of use assets and $1,417,435 of lease-related liabilities, with the difference charged to accumulated deficit at that date.

Stock-Based Compensation

The Company accounts for stock-based compensation awards in accordance with the provisions of Accounting Standards Codification (“ASC”) 718, Compensation-Stock Compensation, which requires equity-based compensation, be reflected in the consolidated financial statements over the period of service which is typically the vesting period based on the estimated fair value of the awards.

Fair Value of Financial Instruments

The fair value hierarchy has three levels based on the inputs used to determine fair value, which are as follows:

☐	Level 1 — Unadjusted quoted prices available in active markets for the identical assets or liabilities at the measurement date.

☐

Level 2 — Unadjusted quoted prices in active markets for similar assets or liabilities, or unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or inputs other than quoted prices that are observable for the asset or liability.

☐

Level 3 — Unobservable inputs that cannot be corroborated by observable market data and reflect the use of significant management judgment. These values are generally determined using pricing models for which the assumptions utilize management’s estimates of market participant assumptions.

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The fair value hierarchy requires the use of observable market data when available. In instances where the inputs used to measure fair value fall into different levels of the fair value hierarchy, the fair value measurement has been determined based on the lowest level input significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular item to the fair value measurement in its entirety requires judgment, including the consideration of inputs specific to the asset or liability.

Cash was the only asset measured at fair value on a recurring basis by the Company at December 31, 2020 and 2019 and is considered to be Level 1.

Financial instruments include cash, accounts receivable, accounts payable, customer credits and short-term debt. The carrying amounts of these financial instruments approximated fair value at December 31, 2020 and 2019 due to their short-term maturities.

The fair value of the promissory notes payable at December 31, 2020 and 2019 approximated the carrying amount as the notes were recently issued at interest rates prevailing in the market and interest rates have not significantly changed as of December 31, 2020 and 2019. The fair value of the promissory notes payable was determined on a Level 2 measurement. Discounts on issued debt, as well as debt issuance costs, are amortized over the term of the individual promissory notes.

The fair value of the profit share liability at December 31, 2020 was calculated using a discounted cash flow model based on estimated future cash payments. The fair value of the profit share liability was determined on a Level 3 measurement. These values are determined using pricing models for which the assumptions utilized management’s estimates.

The following tables present the Company’s assets and liabilities that are measured at fair value on a recurring basis and are categorized using the fair value hierarchy.

		Fair Value Measurement as of December 31, 2020
	Total	Level 1	Level 2	Level 3
Assets:
Cash	$591,019	$591,019	$-	$-
Total Assets	$591,019	$591,019	$-	$-

Liabilities:
Promissory notes	$14,585,097	$-	$14,585,097	$-
Profit share liability	2,305,308	-	-	2,305,308
Total Liabilities	$16,890,405	$-	$14,585,097	$2,305,308

		Fair Value Measurement as of December 31, 2019
	Total	Level 1	Level 2	Level 3
Assets:
Cash	$1,499,287	$1,499,287	$-	$-
Total Assets	$1,499,287	$1,499,287	$-	$-

Liabilities:
Promissory notes	$12,200,411	$-	$12,200,411	$-
Profit share liability	2,328,845	-	-	2,328,845
Total Liabilities	$14,529,256	$-	$12,200,411	$2,328,845

F-33

Foreign Currency Translation

The Company’s functional currency is the United States Dollar (the “U.S. Dollar”). The Company engages in foreign currency denominated transactions with customers that operate in functional currencies other than the U.S. Dollar. Assets and liabilities denominated in foreign currencies are translated into U.S. Dollar amounts at the period-end exchange rates. Sales and purchases and income and expense transactions that are denominated in foreign currencies are translated into U.S. Dollar amounts at the prevailing rates of exchange on the transaction date. Adjustments arising from foreign currency transactions are reflected in the statement of operations. For the years ended December 31, 2020 and 2019, there were no material foreign exchange gains or losses recognized by the Company in its statements of operations.

Revenue Recognition

The Company records revenue in accordance with ASC 606, Revenue from Contracts with Customers. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, an entity should apply the following steps:

Step 1: Identify the contract(s) with a customer.

Step 2: Identify the performance obligations in the contract.

Step 3: Determine the transaction price.

Step 4: Allocate the transaction price to the performance obligations in the contract.

Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation.

Revenue is recognized when the Company satisfies its performance obligation under the contract by transferring the promised product to its customer that obtains control of the product. A performance obligation is a promise in a contract to transfer a distinct product to a customer. Most of the Company’s contracts have a single performance obligation, as the promise to transfer products or services is not separately identifiable from other promises in the contract and, therefore, not distinct.

Revenue is measured as the amount of consideration the Company expects to receive in exchange for transferring products. As such, revenue is recorded net of returns, allowances, customer discounts, and incentives. Sales and other taxes are excluded from revenues. Invoiced shipping and handling costs are included in revenue. The adoption of this standard did not have a material impact on the Company’s financial statements.

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Disaggregation of Revenue

The Company generated revenue for the years ended December 31, 2020 and 2019 by (i) delivering product to its commercial customers, (ii) completing and commissioning equipment projects at commercial customer sites, (iii) performing demonstrations of its technology at customers with the intent of entering into long term supply agreements based on the performance of the Company’s products during the demonstrations and (iv) licensing its technology to customers.

Revenue for product sales is recognized at the point of time in which the customer obtains control of the product, at the time title passes to the customer upon shipment or delivery of the product based on the applicable shipping terms.

Revenue for licensing is recognized at the point of time in which the customer obtains the license. Lump sum payments made pursuant to agreements in which the primary consideration is a license to the company’s technology is accounted for as license revenue. Certain arrangements provide for repayment of license fees in the event the company enters into a supply agreement that results in a specified amount of sales. Nothing is recognized for this contingency.

Revenue for equipment sales is recognized upon commissioning and customer acceptance of the installed equipment per the terms of the purchase contract.

Revenue for demonstrations and consulting services is recognized when performance obligations contained in the contract have been completed, typically the completion of necessary field work and the delivery of any required analysis per the terms of the agreement.

The following table presents sales by operating segment disaggregated based on the type of product and geographic region for the years ended December 31, 2020, and 2019.

	Year ended December 31, 2020			Year ended December 31, 2019
	United States	International	Total	United States	International	Total
Product revenue	$7,306,382	$113,600	$7,419,982	$10,746,715	$297,840	$11,044,555
License revenue	545,547	-	545,547	-	-	-
Demonstrations & Consulting revenue	148,553	-	148,553	183,448	95,543	278,991
Equipment revenue	38,000	6,366	44,366	93,481	-	93,481
	$8,038,482	$119,966	$8,158,448	$11,023,644	$393,383	$11,417,027

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

The Company may be subject to potential examination by federal, state, and city taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions, and compliance with federal, state, and city tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

The Company is no longer subject to tax examinations by tax authorities for years prior to 2017.

Basic and Diluted Loss Per Common Share

Basic net loss per common share is computed using the weighted average number of common shares outstanding. Diluted loss per share reflects the potential dilution from common stock equivalents, such as stock issuable pursuant to the exercise of stock options and warrants. For the years ended December 31, 2020 and 2019 basic and diluted earnings per share approximated each other. There were no dilutive potential common shares as of December 31, 2020 and 2019, because the Company incurred net losses and basic and diluted losses per common share are the same. The following common stock equivalents were excluded from the computation of diluted net loss per share of common stock because they were anti-dilutive. The exercise of these common stock equivalents would dilute earnings per share if the Company becomes profitable in the future.

F-35

	December 31,	December 31,
	2020	2019

Stock Options	16,093,326	12,553,326
Warrants	5,595,378	5,690,378
Convertible debt	9,414,200	9,351,400
Total common stock equivalents excluded from diluted net loss per share	31,102,904	27,595,104

Concentration of Credit Risk

Financial instruments that subject the Company to credit risk consist of cash and equivalents on deposit with financial institutions and accounts receivable. The Company’s cash as of December 31, 2020 is maintained at high-quality financial institutions and has not incurred any losses to date.

Customer and Supplier Concentration

For each of the years ended December 31, 2020 and 2019, 100% of the Company’s revenue related to thirteen and eleven customers, respectively. At December 31, 2020 and 2019, 100% of the Company’s accounts receivable related to nine and eight customers, respectively.

For each of the years ended December 31, 2020 and 2019, 88% and 91% of the Company’s purchases related to two suppliers, respectively. At December 31, 2020 and 2019, 45% and 74% of the Company’s accounts payable and accrued expenses related to two vendors. The Company believes there are numerous other suppliers that could be substituted should the supplier become unavailable or non-competitive.

Contingencies

Certain conditions may exist which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and its legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company, or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, the estimated liability would be accrued in the Company’s consolidated financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they arise from guarantees, in which case the guarantees would be disclosed.

Recently Adopted Accounting Standards

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). Under ASU 2016-02, lessees will, among other things, require lessees to recognize a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. ASU 2016-02 does not significantly change lease accounting requirements applicable to lessors; however, certain changes were made to align, where necessary, lessor accounting with the lessee accounting model and ASC Topic 606, “Revenue from Contracts with Customers.” ASU 2016-02 became effective for us on January 1, 2019 and initially required transition using a modified retrospective approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. In July 2018, the FASB issued ASU 2018-11, “Leases (Topic 842) - Targeted Improvements,” which, among other things, provides an additional transition method that would allow entities to not apply the guidance in ASU 2016-02 in the comparative periods presented in the financial statements and instead recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. In December 2018, the FASB also issued ASU 2018-20, “Leases (Topic 842) - Narrow-Scope Improvements for Lessors,” which provides for certain policy elections and changes lessor accounting for sales and similar taxes and certain lessor costs. As of January 1, 2019, the Company adopted ASU 2016-02 and has recorded a right-of-use asset and lease liability on the balance sheet for its operating leases. We elected to apply certain practical expedients provided under ASU 2016-02 whereby we will not reassess (i) whether any expired or existing contracts are or contain leases, (ii) the lease classification for any expired or existing leases and (iii) initial direct costs for any existing leases. The Company did not apply the recognition requirements of ASU 2016-02 to any short-term leases (as defined by related accounting guidance). The Company accounted for lease and non-lease components separately because such amounts are readily determinable under our lease contracts and because we expect this election will result in a lower impact on our balance sheet.

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In July 2017, the FASB issued ASU 2017-11, Earnings Per Share (Topic 260); Distinguishing Liabilities from Equity (Topic 480); Derivatives and Hedging (Topic 815): (Part I) Accounting for Certain Financial Instruments with Down Round Features, (Part II) Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception. ASU 2017-11 allows companies to exclude a down round feature when determining whether a financial instrument (or embedded conversion feature) is considered indexed to the entity’s own stock. As a result, financial instruments (or embedded conversion features) with down round features may no longer be required to be accounted for as derivative liabilities. A company will recognize the value of a down round feature only when it is triggered and the strike price has been adjusted downward. For equity-classified freestanding financial instruments, an entity will treat the value of the effect of the down round as a dividend and a reduction of income available to common shareholders in computing basic earnings per share. For convertible instruments with embedded conversion features containing down round provisions, entities will recognize the value of the down round as a beneficial conversion discount to be amortized to earnings.

The guidance in ASU 2017-11 is effective for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early adoption is permitted, and the guidance is to be applied using a full or modified retrospective approach. The Company early adopted ASU 2017-11 and changed its method of accounting for certain warrants that were initially recorded as liabilities during the year ended December 31, 2014 on a full retrospective basis. The adoption of ASU 2017-11 did not have a material impact on the Company’s consolidated financial statements.

Effective January 1, 2020, the Company adopted ASU No. 2018-07, Compensation — Stock Compensation (Topic 718). ASU 2018-07 is intended to reduce cost and complexity and to improve financial reporting for nonemployee share based payments. Prior to the issuance of this guidance, the accounting requirements for nonemployee and employee share-based payment transactions were significantly different. ASU 2018-07 expands the scope of Topic 718, Compensation — Stock Compensation (which only included share-based payments to employees) to include share-based payments issued to nonemployees for goods or services. Consequently, the accounting for share-based payments to nonemployees and employees is substantially aligned. This ASU supersedes Subtopic 505-50, Equity — Equity-Based Payments to Nonemployees. The adoption of ASU 2018-07 did not have a material impact on the Company’s consolidated financial statements.

Effective January 1, 2020, the Company adopted ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement. The amendments in ASU 2018-13 modify the disclosure requirements associated with fair value measurements based on the concepts in the Concepts Statement, including the consideration of costs and benefits. The amendments on changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements, and the narrative description of measurement uncertainty should be applied prospectively for only the most recent interim or annual period presented in the initial fiscal year of adoption. All other amendments should be applied retrospectively to all periods presented upon their effective date. The adoption of ASU 2018-13 did not have a material impact on the Company’s consolidated financial statements.

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Recently Issued Accounting Standards

In December 2019, the FASB issued authoritative guidance intended to simplify the accounting for income taxes (ASU 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes”). This guidance eliminates certain exceptions to the general approach to the income tax accounting model and adds new guidance to reduce the complexity in accounting for income taxes. This guidance is effective for annual periods after December 15, 2020, including interim periods within those annual periods. The Company is currently evaluating the potential impact of this guidance on its consolidated financial statements.

Management does not believe that any recently issued, but not yet effective accounting pronouncements, when adopted, will have a material effect on the accompanying consolidated financial statements.

Note 3 – Going Concern and Financial Condition

Under ASC 205-40, Presentation of Financial Statements—Going Concern, the Company has the responsibility to evaluate whether conditions and/or events raise substantial doubt about its ability to meet its future financial obligations as they become due within one year after the date that the financial statements are issued. As required by ASC 205-40, this evaluation shall initially not take into consideration the potential mitigating effects of plans that have not been fully implemented as of the date the financial statements are issued. Management has assessed the Company’s ability to continue as a going concern in accordance with the requirement of ASC 205-40.

The accompanying consolidated financial statements as of December 31, 2020 have been prepared assuming the Company will continue as a going concern. As reflected in the consolidated financial statements, the Company had an accumulated deficit of $63 million and a negative working capital of $984,112 at December 31, 2020. Additionally, the Company had a net loss in the amount of $5.8 million and cash used by operating activities of $1.2 million for the year ended December 31, 2020. These factors raise substantial doubt about the Company’s ability to continue as a going concern for the next twelve months from the issuance of these consolidated financial statements within the Company’s Annual Report on Form 10-K. Although we anticipate continued significant revenues for products used in MATS compliance activities and from licensing of our technologies, no assurances can be given that the Company can obtain sufficient working capital through these activities and additional financing may be needed to meet its obligations. In February 2021, the Company received second draw loan proceeds in the amount of $299,380 pursuant to the Paycheck Protection Program under the CARES Act which was enacted on March 27, 2020 as a result of the COVID-19 pandemic. In January and February 2021, certain warrant holders exercised warrants for cash and the Company received proceeds of approximately $246,808. Also, in January and February 2021, the Company substantially reduced the aggregate principal amount outstanding on various debt obligations. In this regard, $940,000 of the outstanding principal amount of convertible promissory notes issued in 2013 was converted to common stock, leaving $50,000 remaining outstanding on such notes issued in 2013. In March 2021, the Company eliminated $860,000 of outstanding convertible notes issued in 2018 by force converting all of such notes based on the terms thereof. Nevertheless, the Company may need to raise additional equity or debt financing. While the Company believes in its ability to raise additional funds, no assurances can be given that the Company can maintain sufficient working capital through these efforts, or that the continued implementation of its business plan will generate sufficient revenues in the future to sustain ongoing operations.

The accompanying consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the possible inability of the Company to continue as a going concern.

Note 4 - Inventory

Inventory was comprised of the following at December 31, 2020 and 2019:

	December 31, 2020	December 31, 2019
Raw Materials	$169,803	$223,790
Work in Process	-	43,814
Spare Parts	23,432	27,632
Finished goods	366,892	218,262
	$560,127	$513,498

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Note 5 - Property and Equipment, Net

Property and equipment at December 31, 2020 and 2019 are as follows:

	December 31,	December 31,
	2020	2019

Equipment & Installation	$1,965,659	$1,965,659
Trucking equipment	834,375	922,441
Computer equipment and software	67,126	67,126
Office equipment	27,155	27,155
Total equipment	2,894,315	2,982,381

Less: accumulated depreciation	(2,814,993)	(2,707,745)
Construction in process	1,807,707	1,807,707
Property and equipment, net	$1,887,029	$2,082,343

The Company uses the straight-line method of depreciation over 2 to 5 years. During the years ended December 31, 2020 and 2019 depreciation expense was $188,675, and $314,908, respectively.

Note 6 – Intellectual Property

On January 15, 2009, the Company entered into an “Exclusive Patent and Know-How License Agreement Including Transfer of Ownership” with the Energy and Environmental Research Center Foundation, a non-profit entity. Under the terms of the Agreement, the Company has been granted an exclusive license by the Energy and Environmental Research Center Foundation for the technology to develop, make, have made, use, sell, offer to sell, lease, and import the technology in any coal-fired combustion systems (power plant) worldwide and to develop and perform the technology in any coal-fired power plant in the world.

On April 24, 2017, the Company closed on the acquisition of all patent rights from the Energy and Environmental Research Center Foundation including all patents and patents pending, domestic and foreign, relating to the foregoing technology. A total of 42 domestic and foreign patents and patent applications were included in the acquisition. In accordance with the terms of the License Agreement, the patent rights were acquired for the purchase price of (i) $2,500,000 in cash, and (ii) 925,000 shares of common stock of which 628,998 shares were issued to the Energy and Environmental Research Center Foundation and 296,002 were issued to the inventors who had been designated by the Energy and Environmental Research Center Foundation. The shares issued were valued at $518,000 ($0.56 per share), representing the value as of the closing date.

License and patent costs capitalized as of December 31, 2020 and 2019 are as follows:

	December 31	December 31
	2020	2019

Patents	$3,068,995	$3,068,995
Less: Accumulated amortization	(750,199)	(536,533)
License, net	$2,318,796	$2,532,462

Amortization expense for the years ended December 31, 2020 and 2019 was $213,666 and $201,200, respectively. Estimated annual amortization for each of the next five years is $204,600.

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Note 7 –Notes Payable

On February 25, 2020, and pursuant to a Business Loan Agreement entered into with a banking institution, the Company’s wholly owned subsidiary, MES, Inc. closed on a one-year secured loan in the principal amount of $200,000 bearing interest at 8.75% per annum. Principal and interest is to be paid in equal monthly installments until the loan is paid in full on February 26, 2021. The note is secured by substantially all of the assets of MES, Inc. During the year ended December 31, 2020 the Company repaid $165,339 of principal and $9,428 of interest. In February 2021, the loan was repaid in full. See Note 16.

On April 14, 2020, the Company received loan proceeds in the amount of $299,300 from First International Bank & Trust pursuant to the Paycheck Protection Program (the “PPP Loan”) under the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”), which was enacted on March 27, 2020. The PPP Loan, which is in the form of a Note dated April 14, 2020, matures on April 14, 2022 and bears interest at a rate of 1.0% per annum, with one interest payment on April 14, 2021 and one principal and interest payment on maturity. The principal and accrued interest under the PPP Loan is forgivable after eight or twenty-four weeks if the Company uses the PPP Loan proceeds for eligible purposes, including payroll, benefits, rent and utilities, and otherwise complies with the PPP requirements. In order to obtain forgiveness of the PPP Loan, the Company must submit a request and provide satisfactory documentation regarding its compliance with applicable requirements. In January 2021, the PPP Loan was forgiven. See Note 16.

Note 8 –Convertible Notes Payable

The Company has the following convertible notes payable outstanding as of December 31, 2020 and 2019:

	December 31,	December 31,
	2020	2019

Secured convertible promissory notes which mature upon the retirement of the New AC Midwest Secured Debt (see Note 9) bear interest at 10% per annum, and are convertible into shares of common stock at $0.50 per share, and are secured by the assets of the Company.	$990,000	$990,000

Unsecured convertible promissory notes which mature beginning on June 15, 2023 through October 31, 2023, bear interest at 12% per annum, and are convertible into shares of common stock at $0.50 per share.	860,000	860,000

Unsecured convertible promissory notes which mature beginning on June 18, 2024 through October 23, 2024, bear interest at 12% per annum, and are convertible into shares of common stock at $0.50 per share.	2,600,000	2,600,000

Total convertible notes payable before discount	4,450,000	4,450,000

Less unamortized discounts and debt issuance costs	(394,878)	(508,863)

Total convertible notes payable	4,055,122	3,941,137

Less current portion	-	(990,000)

Convertible notes payable, net of current portion	$4,055,122	$2,951,137

F-40

As of December 31, 2020, remaining scheduled principal payments due on convertible notes payable are as follows:

Twelve months ended December 31,
2021	$-
2022	990,000
2023	860,000
2024	2,600,000
$4,450,000

As of December 31, 2020, the remaining future amortization of discounts are as follows:

Twelve months ended December 31,	Discounts
2021	$114,334
2022	114,334
2023	105,477
2024	60,733
$394,878

From July 30, 2013 through December 24, 2013, the Company sold convertible notes and warrants to unaffiliated accredited investors totaling $1,902,500. The notes bear interest at 10% per annum, are secured by the Company’s assets, and are convertible into one share of common stock, par value $0.001 per share, with the initial conversion ratio equal to $0.50 per share. The notes had an initial term of three years, but the maturity of the notes was extended during 2014 to match the retirement of the New AC Midwest Secured Debt. These securities were sold in reliance upon the exemption provided by Section 4(2) of the Securities Act and the safe harbor of Rule 506 under Regulation D promulgated under the Securities Act. Interest expense for the years ended December 31, 2020 and 2019, was $99,000 and $99,000, respectively. A discount on the notes payable of $841,342 was recorded based on the value of the warrants issued using a Black-Scholes options pricing model and was amortized over the initial five year life of the notes. Amortized interest expense for the years ended December 31, 2020 and 2019 on this discount was $0. As of December 31, 2020 and 2019, total principal of $990,000, was outstanding on these notes. See Note 16 for information on the conversion of $940,000 of the principal of these notes which have been converted into shares of common stock.

On June 15, 2018, the Company issued 2018 Unsecured Convertible Notes (the “2018 Unsecured Notes”) totaling $560,000 and warrants to certain holders of the 2013 Notes in exchange for their secured 2013 Notes (see description above of the private placement offering commenced during the second quarter of 2018). The 2018 Unsecured Notes have a term of five years, bear interest at 12% per annum, and are convertible into one share of common stock, par value $0.001 per share, with the initial conversion ratio equal to $0.50 per share. For each dollar exchanged, the investor received a warrant to purchase one share of common stock of the Company at an exercise price of $0.70 per share. The 2018 Unsecured Notes may be converted at any time and from time to time in whole or in part prior to the maturity date thereof. Loss on this debt exchange was $44,036. A discount on the notes payable of $89,500 was recorded based on the value of the fair value of the note and warrants exchanged. The included warrants were valued using a Black-Scholes options pricing model. From August 31, 2018 through October 30, 2018, the Company issued additional 2018 Notes totaling $300,000 and warrants to unaffiliated accredited investors. A discount on the notes payable of $40,350 was recorded based on the fair value of the warrants issued with this note using a Black-Scholes options pricing model. Amortized interest expense for the years ended December 31, 2020 and 2019 on these discounts was $16,176 and $24,323, respectively. Interest expense for the years ended December 31, 2020 and 2019, was $103,200 and $202,200, respectively. As of December 31, 2020 and 2019, total principal of $860,000 was outstanding on the 2018 Unsecured Notes. The significant assumptions utilized for these Black-Scholes calculations consist of an expected life of equal to the expiration term of the option, historical volatility of 100% respectively, and a risk free interest rate of 3%. See Note 16 for information on the forced conversion of all of the outstanding principal of the 2018 Unsecured Notes.

F-41

From June 18, 2019 through October 23, 2019, the Company sold 2019 Unsecured Convertible Notes (the “2019 Unsecured Notes”) totaling $2,600,000 and warrants to unaffiliated accredited investors. The 2019 Unsecured Notes bear interest at 12% per annum, and are convertible into one share of common stock, par value $0.001 per share, with the initial conversion ratio equal to $0.50 per share. The 2019 Unsecured Notes have a term of five years. Interest expense for the years ended December 31, 2020 and 2019 was $312,000 and $124,600, respectively. A discount on the notes payable of $488,245 was recorded based on the relative fair value of the warrants issued using a Black-Scholes options pricing model and was amortized over the initial five year life of the notes. Amortized interest expense for the years ended December 31, 2020 and 2019 on this discount was $97,809 and $37,737, respectively. As of December 31, 2020 and 2019, total principal of $2,600,000 was outstanding on the 2019 Unsecured Notes.

Note 9 - Related Party

Secured Note Payable

On November 29, 2016, pursuant to a new restated financing agreement entered with AC Midwest Energy, LLC (“AC Midwest”) on November 1, 2016, the Company closed on a new secured note with AC Midwest (the “New AC Midwest Secured Note”) in the original principal amount of $9,646,686, which was to mature on December 15, 2018. The New AC Midwest Secured Note is guaranteed by MES, is non-convertible and bears interest at a rate of 15.0% per annum, payable quarterly in arrears on or before the last day of each fiscal quarter. The New AC Midwest Secured Note is secured by all of the assets of the Company. Interest expense for the years ended December 31, 2020 and 2019 was $41,432 and $40,753, respectively. On February 25, 2019, per Amendment No. 3 to the Amended and Restate Financing Agreement, AC Midwest agreed to waive compliance with a certain financial covenant of the Restated Financing Agreement and strike this covenant in its entirety as of the effective date of the amendment. Also, pursuant to Amendment No. 3, the parties agreed that the maturity date for the remaining principal balance due under the AC Midwest Secured Note would be extended from December 15, 2018 to August 25, 2022. The amendment was accounted for as an extinguishment in accordance with ASC 470-50 with no gain or loss recorded. As of December 31, 2020 and 2019, total principal of $271,686 was outstanding on this note.

Unsecured Note Payable

The Company has the following unsecured note payable - related party outstanding as of December 31, 2020 and 2019:

	December 31, 2020	December 31, 2019
Unsecured Note Payable	$13,154,931	$13,154,931

Less unamortized discounts and debt issuance costs	(3,260,647)	(5,243,033)

Total unsecured notes payable	9,894,284	7,911,898

Less current portion	-	-

Unsecured notes payable, net of current portion	$9,894,284	$7,911,898

On November 29, 2016, pursuant to a new restated financing agreement entered with AC Midwest on November 1, 2016, the Company closed on an unsecured note with AC Midwest (the “AC Midwest Subordinated Note”) in the principal amount of $13,000,000, which was to mature on December 15, 2020. On February 25, 2019, the Company, entered into an Unsecured Note Financing Agreement (the “Unsecured Note Financing Agreement”) with AC Midwest, pursuant to which AC Midwest issued an unsecured note in the principal amount of $13,154,931 (the “New AC Midwest Unsecured Note”), which represented the outstanding principal and accrued and unpaid interest at closing.

F-42

In accordance with ASC 470-60-15-5, since the present value of the cash flows under the new debt instrument was at least ten percent different from the present value of the remaining cash flows under the terms of the original debt instrument, the Company accounted for the amendment to note as a debt extinguishment. Accordingly, the Company wrote off the remaining debt discount on the original Debentures of $1,070,819. Since the amendment was with a related party defined in ASC 470-50-40-2 the Company recorded a Capital contribution of $3,412,204 on this exchange which is primarily related to the difference in fair value of the note on the date of the exchange. The Company determined that the rate of interest on the AC Midwest Subordinated Note was a below market rate of interest and determined that a discount of $6,916,687 should be recorded. This discount is based on an applicable market rate for unsecured debt for the Company of 21% and will be amortized as interested expense over the life of the loan. Amortized discount recorded as interest expense for the years ended December 31, 2020 and 2019 was $1,860,096 and $1,763,024, respectively. As of December 31, 2020 and 2019, the unamortized balance of the discount was $3,260,647 and $5,243,033, respectively.

The New AC Midwest Unsecured Note, which has been issued in exchange for the AC Midwest Subordinated Note which has now been cancelled, will mature on August 25, 2022 (the “Maturity Date”). It bears a zero cash interest rate.

AC Midwest shall be entitled to a profit participation preference equal to 1.0 times the original principal amount (the “Profit Share”). If the original principal amount had been paid in full on or prior to August 25, 2020, AC Midwest would have been entitled to a profit participation preference equal to 0.5 times the original principal amount.

The Profit Share is “non-recourse” and shall only be derived from and computed on the basis of, and paid from, Net Litigation Proceeds from claims relating to the Company’s intellectual property, Net Revenue Share and Adjusted Free Cash Flow (as such terms are defined in the Unsecured Note Financing Agreement).

The Profit Share

In connection with the New AC Midwest Unsecured Note the Company shall pay the principal outstanding, as well as the Profit Share, in an amount equal to 60.0% of Net Litigation Proceeds until such time as any litigation funder has been paid in full and, thereafter, in an amount equal to 75.0% of such Net Litigation Proceeds until the Unsecured Note and Profit Share have been paid in full. In addition, and within 30 days following the end of each fiscal quarter, the Company shall pay the principal outstanding and Profit Share in an aggregate amount equal to the Net Revenue Share (which means 60.0% of Net Licensing Revenue (as defined) from licensing the Company’s intellectual property) plus Adjusted Free Cash Flow until the Unsecured Note and Profit Share have been paid in full, provided, however, that such payments shall exclude the first $3,500,000 of Net Licensing Revenue and Adjusted Free Cash Flow achieved commencing with the fiscal quarter ending March 31, 2019. Any remaining principal balance due on the Unsecured Note shall be due and payable in full on the Maturity Date. The Profit Share, however, if not paid in full on or before the Maturity Date, shall remain subject to Unsecured Note Financing Agreement until full and final payment.

The Company is utilizing the methodology in ASC 815 and ASC 480 to determine how to account for the profit-sharing portion of the note payable. Although the transaction is not indexed to MEEC’s stock the profit sharing seems like a freestanding financial instrument because the profit sharing is not callable by the lender, it will be paid out past the maturity of the note payable and, the fair value will fluctuate over time based on payment predictions. The Profit Share was determined to have a fair value of $1,954,383 upon grant. The discounted cash flow model assumptions used at December 31, 2020 to calculate the Profit Share liability included: estimated term of sixteen years with between $100,000 to $350,000 paid quarterly after the first three years, and an annual market interest rate of 21%. The profit share liability will be marked to market every quarter utilizing management’s estimates.

The following are the changes in the profit share liabilities during the years ended December 31, 2020 and 2019.

Profit Share as of January 1, 2020	$2,328,845
Addition	-
Gain on change in fair value of profit share	(23,537)
Profit Share as of December 31, 2020	$2,305,308

F-43

Profit Share as of January 1, 2019	$-
Addition	1,954,383
Loss on change in fair value of profit share	374,462
Profit Share as of December 31, 2019	$2,328,845

Related Party Transactions

Kaye Cooper Kay & Rosenberg, LLP provides certain legal services to the Company and was paid $175,275 and $329,729 in 2020 and 2019, respectively, for legal services rendered and disbursements incurred. David M. Kaye, a Director and Secretary of the Company, is a partner of the law firm. At December 31, 2020 and 2019, $168,750 and $43,750, respectively, was owed to the firm for services rendered.

Note 10 - Operating Leases

In 2016, the Company entered into a six-year agreement to lease trailers used in the delivery of its products. Monthly payments currently total $32,820.

On January 27, 2015, the Company entered into a lease for office space in Lewis Center, Ohio, commencing February 1, 2015 which lease as amended expired in February 2020. The lease provides for the option to extend the lease for up to five additional years. Monthly rent is $1,575 through February 2020. The Company did not renew this lease.

On July 1, 2015, the Company entered into a five-year lease for warehouse space in Corsicana, Texas. Rent is $3,750 monthly throughout the term of the lease. The Company is also responsible for the pro rata share of the projected monthly expenses for the property taxes. The current pro rata share is $882. The lease was extended on June 1, 2019 for five years. The company recorded a right of use asset and an operating lease liability of $145,267. This amount represents the difference between the value from the remaining lease and the extended lease.

On September 1, 2019, the Company entered into a one-year lease for office space in Grand Forks, North Dakota. Monthly rent is $590 a month through August 2020. This lease was not renewed and the Company vacated the space.

Future remaining minimum lease payments under these non-cancelable leases are as follows:

For the twelve months ended December 31
2021	$438,840
2022	351,100
2023	45,000
2024	11,250
Total	846,190
Less discount	(43,590)
Total lease liabilities	802,600
Less current portion	(407,975)
Operating lease obligation, net of current portion	$394,625

The weighted average remaining lease term for operating leases is 2 years and the weighted average discount rate used in calculating the operating lease asset and liability is 5%. For the year ended December 31, 2020, payments on lease obligations were $438,840 and amortization on the right of use assets was $310,706.

F-44

For the year ended December 31, 2020, the Company’s lease cost consists of the following components, each of which is included in costs and expenses within the Company’s consolidated statements of operations:

Year Ended December 31, 2020

Operating lease cost	$363,100
Short-term lease cost (1)	7,080
Total lease cost	$370,180

(1)	Short-term lease costs includes any lease with a term of less than 12 months

Note 11 – Commitments and Contingencies

Fixed Price Contract

The Company’s multi-year contracts with its commercial customers contain fixed prices for product. These contracts expire through 2020 and 2025 and expose the Company to the potential risks associated with rising material costs during that same period. Revenue reported during interim periods were recorded based on the facts and circumstances at the time and any differences noted when the final revenue is determined is considered to be a change in estimate for the period.

Legal proceedings

On July 17, 2019, the Company initiated patent litigation against certain defendants in the U.S. District Court for the District of Delaware for infringement of United States Patent Nos. 10,343,114 (the “‘114 Patent”) and 8,168,147 (the “‘147 Patent”) owned by the Company. These patents relate to the Company’s two-part Sorbent Enhancement Additive (SEA®) process for mercury removal from coal-fired power plants. Named as defendants in the lawsuit are (i) Vistra Energy Corp., AEP Generation Resources Inc., NRG Energy, Inc., Talen Energy Corporation, and certain of their respective affiliated entities, all of which are owners and/or operators of coal-fired power plants in the United States, and (ii) Arthur J. Gallagher & Co., DTE REF Holdings, LLC, CERT Coal Holdings LLC, Chem-Mod LLC, and certain of their respective affiliated entities, and additional named and unnamed defendants, all of which operate or are involved in operations of coal facilities in the United States. In the lawsuit, the Company alleges that each of the defendants has willfully infringed the Company’s ‘114 Patent and ‘147 Patent and seeks a permanent injunction from further acts of infringement and monetary damages.

During 2020, each of the four major utility defendants in the above action filed petitions for Inter Partes Review with the United States Patent and Trademark Office, seeking to invalidate certain claims to the patents which are subject to the litigation.

Between July 2020 and January 2021, we entered into agreements with each of the four major utility defendants in such action which included certain monetary arrangements and pursuant to which we have dismissed all claims brought against each of them and their affiliates, and such parties have withdrawn from petitions for Inter Partes Review with the United States Patent and Trademark Office. Such agreements entered into with such parties provide each of them and their affiliates with a non-exclusive license to certain Company patents (related to the Company’s two-part Sorbent Enhancement Additive (SEA®) process) for use in connection with such parties’ coal-fired power plants.

The above described proceedings will continue with respect to the other parties involved.

Except for the foregoing disclosures, the Company is not presently aware of any other material pending legal proceedings to which the Company is a party or of which any of its property is the subject.

Litigation, including patent litigation, is inherently subject to uncertainties. As such, there can be no assurance that the Company will be successful in litigating and/or settling any of these claims.

F-45

Note 12 - Stock Based Compensation

Common Stock

As of January 1, 2020, and pursuant to an advisory agreement dated as of November 20, 2019 and effective as of January 1, 2020 for a term of one year with a nonaffiliated third party, the Company issued 1,000,000 shares of common stock of the Company to such third party as and for the entire compensation to be paid for all services to be rendered during the term. These shares of common stock were valued at $200,000 in accordance with FASB ASC Topic 718. The fair value of the shares was amortized to selling, general and administrative expenses within the Company’s condensed consolidated statements of operations during 2020.

On October 5, 2020, the Company issued 300,000 shares of common stock of the Company to a nonaffiliated third-party pursuant to a consulting agreement entered into on October 1, 2020. The value of the stock award was $102,000 and was charged to selling, general and administrative expenses in the statement of operations.

Stock. Options

The Company accounts for stock-based compensation awards in accordance with the provisions of ASC 718, which addresses the accounting for employee stock options which requires that the cost of all employee stock options, as well as other equity-based compensation arrangements, be reflected in the consolidated financial statements over the vesting period based on the estimated fair value of the awards.

A summary of stock option activity for the years ended December 31, 2020 and 2019 is presented below:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (years)	Aggregate Intrinsic Value

December 31, 2018	9,161,510	$1.15	2.00	$-
Grants	4,700,000	0.27	5.00	-
Expirations	(1,308,184)	0.27	-	-
December 31, 2019	12,553,326	$0.55	4.02	$927

Grants	4,425,000	$0.38	4.73	$-
Exercised	(1,500)	0.17	-	-
Expirations	(758,500)	0.68	-	-
December 31, 2020	16,218,326	$0.50	3.57	$3,588,631

Options exercisable at:
December 31, 2019	12,563,326	$0.55	4.02	$927
December 31, 2020	16,093,326	$0.50	3.56	$3,532,381

F-46

The Company utilized the Black-Scholes options pricing model to value its options granted. The assumptions used for options granted during the years ended December 31, 2020 and 2019 are as follows:

	December 31, 2020	December 31, 2019
Exercise price	$0.19 - $0.58	$0.25-$0.27
Expected dividends	0%	0%
Expected volatility	84%-103%	100%-109%
Risk free interest rate	0.30-0.37%	1.73-3%
Expected life	4.12-5 years	5 years

On May 14, 2019, Frederick Van Zijl resigned as a director of the Company. In connection with such resignation, the Company has agreed to issue, and Mr. Van Zijl has agreed to accept, an aggregate of 235,184 shares of common stock of the Company in full and complete payment for service on the Board since his appointment in October 2018. Compensation of $63,500 based on the market price of the shares on the date of issuance was included in selling, general and administrative expenses within the Company’s consolidated statements of operations.

On June 4, 2019, Allan T. Grantham resigned as a director of the Company. In connection with such resignation, the Company has agreed to issue, and Mr. Grantham has agreed to accept, an aggregate of 229,333 shares of common stock of the Company in full and complete payment for service on the Board for 2018 and 2019. Compensation of $55,040 based on the market price of the shares on the date of issuance was included in selling, general and administrative expenses within the Company’s consolidated statements of operations.

On June 28, 2019, the Company granted nonqualified stock options to acquire an aggregate of 4,600,000 shares of the Company’s common stock under the Company’s 2017 Equity Plan to certain executive officers, employees and others. The options granted are exercisable at $0.27 per share, representing the fair market value of the common stock on the date of grant as determined under the 2017 Equity Plan. The options are fully vested and exercisable as of the date of grant and will expire five years thereafter. Based on a Black-Scholes valuation model, these options were valued at $898,207 in accordance with FASB ASC Topic 718 which was included in selling, general and administrative expenses within the Company’s consolidated statements of operations.

Also on June 28, 2019, the Company extended the expiration dates of previously granted nonqualified stock options to acquire an aggregate of 4,675,000 shares of the Company’s common stock under the Company’s 2014 Equity Plan to certain executive officers, employees and others. The extended options are exercisable from $0.42 to $1.36 per share, representing the original fair market value of the common stock on the date of grant as determined under the 2014 Equity Plan. The options are fully vested and exercisable and will now expire five years from the date of the extension. Based on a Black-Scholes valuation model, the stock option modification was valued at $745,989 in accordance with FASB ASC Topic 718 which was included in selling, general and administrative expenses within the Company’s consolidated statements of operations.

On December 20, 2019, the Company granted nonqualified stock options to acquire an aggregate of 100,000 shares of the Company’s common stock under the Company’s 2017 Equity Plan. The options were granted as compensation for a one year consulting agreement. The options granted are exercisable at $0.25 per share, representing the fair market value of the common stock on the date of grant as determined under the 2017 Equity Plan. The options are fully vested and exercisable as of the date of grant and will expire five years thereafter. Based on a Black-Scholes valuation model, these options were valued at $18,723 in accordance with FASB ASC Topic 718. The fair value of the option will be amortized to selling, general and administrative expenses within the Company’s consolidated statements of operations over one year.

On June 15, 2020, the Company granted nonqualified stock options to acquire an aggregate of 250,000 shares of the Company’s common stock under the Company’s 2017 Equity Incentive Plan (the “2017 Plan”) to an employee. The options granted are exercisable at $0.19 per share, representing the fair market value of the common stock on the date of grant as determined under the 2017 Plan. Fifty percent of the options are fully vested and exercisable as of the date of grant and fifty percent of the options vest on April 1, 2021. The options will expire five years from the date of grant. Based on a Black-Scholes valuation model, these options were valued at $37,882 in accordance with FASB ASC Topic 718 which will be expensed over the vesting period in selling, general and administrative expenses within the Company’s consolidated statements of operations.

F-47

On July 8, 2020, the Board of Directors of the Company approved an amendment to the 2017 Plan to increase the maximum number of shares of common stock that may be issued under the 2017 Plan from 8,000,000 to 12,000,000 shares. On the same date, the Company granted nonqualified stock options to the following executive officers to each acquire 500,000 shares of the Company’s common stock: Richard MacPherson (President and Chief Executive Officer), John Pavlish (Senior Vice President and Chief Technology Officer) and James Trettel (Vice President of Operations); and, also granted nonqualified stock options to the following persons to each acquire 250,000 shares of the Company’s common stock: Christopher Greenberg (Chairman of the Board) and David M. Kaye (director). All of such options were granted under the 2017 Plan and are exercisable at $0.19 per share, representing the fair market value of the common stock on the date of grant as determined under the 2017 Plan. The options are fully vested and exercisable as of the date of grant and will expire five years thereafter. Based on a Black-Scholes valuation model, these options were valued at $246,965 in accordance with FASB ASC Topic 718 which was expensed on the grant date in selling, general and administrative expenses within the Company’s consolidated statements of operations.

On December 14, 2020, the Company granted nonqualified stock options to the following executive officers to each acquire 500,000 shares of the Company’s common stock: Richard MacPherson (President and Chief Executive Officer), John Pavlish (Senior Vice President and Chief Technology Officer) and James Trettel (Vice President of Operations); and, also granted nonqualified stock options to the following persons to each acquire 250,000 shares of the Company’s common stock: Christopher Greenberg (Chairman of the Board) and David M. Kaye (director); and, also granted nonqualified stock options to the following persons to acquire 125,000 and 50,000, respectively, shares of the Company’s common stock: Jami Satterthwaite and Stacey Hyatt. All of such options were granted under the 2017 Plan and are exercisable at $0.58 per share, representing the fair market value of the common stock on the date of grant as determined under the 2017 Plan. The options are fully vested and exercisable as of the date of grant and will expire five years thereafter. Based on a Black-Scholes valuation model, these options were valued at $884,264 in accordance with FASB ASC Topic 718 which was expensed on the grant date in selling, general and administrative expenses within the Company’s consolidated statements of operations.

In December 2020, the Company issued 1,082 shares of common stock to a certain option holder upon the cashless exercise of an option to purchase 1,500 shares of common stock at an exercise price of $0.17 per share based upon a market value of $0.61 per share as determined under the terms of the option.

Note 13 - Warrants

Sold and issued warrants are subject to the provisions of FASB ASC 815-10, the Company utilized a Black-Scholes options pricing model to value the warrants sold and issued. This model requires the input of highly subjective assumptions such as the expected stock price volatility and the expected period until the warrants are exercised. When calculating the value of warrants issued, the Company uses a volatility factor, a risk free interest rate and the life of the warrant for the exercise period.

The following is a summary of the Company’s warrant activity:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (years)	Aggregate Intrinsic Value

December 31, 2018	4,105,398	$0.59	1.79	$-
Grants	3,600,000	0.70	5.00	-
Expirations	(2,015,020)	0.69	-	-
December 31, 2019	5,690,378	$0.63	3.72	$-

Grants	-	-	-	-
Exercised	(95,000)	0.35	-	-
December 31, 2020	5,595,378	$0.63	2.85	$314,260

Warrants exercisable at:
December 31, 2019	5,690,378	$0.63	3.72	$-
December 31, 2020	5,595,378	$0.63	2.85	$314,260

F-48

The following table summarizes information about common stock warrants outstanding at December 31, 2020:

Outstanding				Exercisable
Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$0.70	4,460,000	3.44	$0.70	4,460,000	$0.70
0.45	150,000	2.92	0.45	150,000	0.45
0.35	985,378	0.13	0.35	985,378	0.35
$0.35-0.70	5,595,378	2.85	$0.63	5,595,378	$0.63

* 110,000 warrants exercisable at $0.35 contain dilution protections that increase the number of shares purchasable at exercise upon the issuance of securities at a price below the current exercise price.

The Company utilized the Black-Scholes options pricing model. The assumptions used for warrants granted during the year ended December 31, 2019 are as follows. There were no warrants granted during the year ended December 31, 2020.

December 31, 2019
Exercise price	$0.70
Expected dividends	0%
Expected volatility	100% - 112%
Risk free interest rate	1.58% - 3%
Expected life	5 years

On August 12, 2019, the Company issued 37,210 shares of common stock upon the cashless exercise of warrants to purchase 167,039 shares of common stock for $0.35 per share based on a market value of $0.45 per share as determined under the terms of the warrant.

From June through October 2019, the Company issued unsecured convertible notes and five-year warrants to unaffiliated accredited investors totaling $2,600,000. The notes are convertible into shares of common stock, with the initial conversion ratio equal to $0.50 per share. The investors received warrants to purchase a total of 2,600,000 shares of common stock with an exercise price of $0.70 per share. These securities were sold in reliance upon the exemption provided by Section 4(a)(2) of the Securities Act and the safe harbor of Rule 506 under Regulation D promulgated under the Securities Act. Using a Black-Scholes Valuation model these warrants had a value of $525,142 which was recorded as a discount on the notes payable and will be amortized over the life of the associated notes payable.

On October 23, 2019, and pursuant to an advisory agreement executed on that date for a term of one year with an unaffiliated third party, the Company granted such unaffiliated third party a vested three-year warrant to purchase 1,000,000 shares of common stock with an exercise price of $0.70 per share, exercisable on a cash basis only. Such warrants were issued as and for the entire compensation to paid to the advisor for all services to be rendered during the term. Based on a Black-Scholes valuation model, these options were valued at $243,294 in accordance with FASB ASC Topic 718. The fair value of the option will be amortized to selling, general and administrative expenses within the Company’s consolidated statements of operations over one year.

F-49

On October 1, 2020, the Company extended the expiration date of a previously issued warrant to acquire 150,000 shares of common stock of the Company at an exercise price of $0.45 per share. Such warrant was issued to a nonaffiliated third-party providing investor relations consulting services to the Company. The warrant will now expire November 30, 2023. Based on a Black-Scholes valuation model, the warrant modification was valued at $30,573 in accordance with FASB ASC Topic 718 which was included in selling, general and administrative expenses within the Company’s consolidated statements of operations.

On December 14, 2020, the Company issued 47,494 shares of common stock to a certain warrant holder upon the cashless exercise of a warrant to purchase 95,000 shares of common stock at an exercise price of $0.35 per share based upon a market value of $0.6999 per share as determined under the terms of the warrant.

Note 14 - Income Taxes

Below is breakdown of the income tax provisions for the years ended December 31:

	2020	2019
Federal
Current	$-	$-
Deferred	(1,833,000)	(1,278,000)
State and local
Current	10,000	14,000
Deferred	(251,000)	(196,000)
Change in valuation allowance	2,084,000	1,474,000
Income tax provision	$10,000	$14,000

The expected tax expense (benefit) based on the statutory rate is reconciled with actual tax expense benefit as follows:

	For the Year Ended December 31, 2020	For the Year Ended December 31, 2019
U.S. federal statutory rate	21.0%	21.0%
State taxes	4.3%	4.3%
Other permanent and prior period adjustments	10.6%	(1.4)%
Valuation allowance	(36.1)%	(24.2)%
Income tax provision	(0.2)%	(0.3)%

F-50

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities are as follows at December 31:

	2020	2019
Deferred tax assets:
Net operating loss carryforwards	$7,189,000	$5,456,000
Stock based compensation	1,518,000	1,285,000
Other	212,000	81,000
Total deferred tax assets	8,919,000	6,822,000
Deferred tax liabilities:
Property and equipment	(48,000)	(57,000)
Other	(67,000)	(44,000)
Total deferred tax liabilities	(115,000)	(101,000)

Valuation Allowance	(8,804,000)	(6,721,000)

Net deferred tax asset	$-	$-

The Company has U.S. federal net operating loss carryovers of approximately $33,366,000 and $22,640,000 at December 31, 2020 and 2019, respectively, available to offset taxable net income in a given year. The Company has state net operating loss carryovers of $4,188,000 and $3,531,815 at December 31, 2020 and 2019, respectively. If not used, these net operating loss carryovers may be subject to limitation under Internal Revenue Code Section 382 should there be a greater than 50% ownership change as determined under the regulations. The Company plans on undertaking a detailed analysis of any historical and/or current Section 382 ownership changes that may limit the utilization of the net operating loss carryovers.

In response to the COVID-19 pandemic, the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”) was signed into law in March 2020. The CARES Act lifts certain deduction limitations originally imposed by the Tax Cuts and Jobs Act of 2017 (“2017 Tax Act”). Corporate taxpayers may carryback net operating losses (“NOLs”) originating between 2018 and 2020 for up to five years, which was not previously allowed under the 2017 Tax Act. The CARES Act also eliminates the 80% of taxable income limitations by allowing corporate entities to fully utilize NOL carryforwards to offset taxable income in 2018, 2019 or 2020. Taxpayers may generally deduct interest up to the sum of 50% of adjusted taxable income plus business interest income (30% limit under the 2017 Tax Act) for 2019 and 2020. The CARES Act allows taxpayers with alternative minimum tax credits to claim a refund in 2020 for the entire amount of the credits instead of recovering the credits through refunds over a period of years, as originally enacted by the 2017 Tax Act. In addition, the CARES Act raises the corporate charitable deduction limit to 25% of taxable income and makes qualified improvement property generally eligible for 15-year cost-recovery and 100% bonus depreciation.

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon future generation for taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all the information available, Management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the years ended December 31, 2020 and 2019, the change in the valuation allowance was $2,084,000 and $1,474,000, respectively.

The Company evaluated the provisions of ASC 740-10 related to the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements. ASC 740-10 prescribes a comprehensive model for how a company should recognize, present, and disclose uncertain positions that the Company has taken or expects to take in its tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. Differences between tax positions taken or expected to be taken in a tax return and the net benefit recognized and measured pursuant to the interpretation are referred to as “unrecognized benefits.” A liability is recognized (or amount of net operating loss carry forward or amount of tax refundable is reduced) for unrecognized tax benefit because it represents an enterprise’s potential future obligation to the taxing authority for a tax position that was not recognized as a result of applying the provisions of ASC 740-10.

If applicable, interest costs related to the unrecognized tax benefits are required to be calculated and would be classified as “Other expenses – Interest” in the statement of operations. Penalties would be recognized as a component of “General and administrative.”

No interest or penalties on unpaid tax were recorded during the years ended December 31, 2020 and 2019, respectively. As of December 31, 2020 and 2019, no liability for unrecognized tax benefits was required to be reported. The Company does not expect any significant changes in its unrecognized tax benefits in the next year.

F-51

Note 15 - Restatement of previously issued financial statements (unaudited)

On April 13, 2020, the Company concluded that a gain on debt restructuring recognized during the first quarter of 2019 (relating to the New AC Midwest Unsecured Note) should have been accounted for as a capital transaction. Since the New AC Midwest Unsecured Note was held by a related party, the gain should have been recorded as a capital transaction under ASC 470-50-40. The profit-sharing portion also should have been bifurcated from the loan and shown separately on the Condensed Consolidated Balance Sheets of the financial statements. See Note 9.

The following tables summarize the effects of the restatements on the specific items presented in the Company’s historical unaudited interim condensed consolidated financial statements previously included in the Company’s Quarterly Reports on Form 10-Q as of and for the three month period ended March 31, 2019:

CONDENSED CONSOLIDATED BALANCE SHEETS

	MARCH 31, 2019
	As previously reported	Adjustment	As restated
LIABILITIES AND STOCKHOLDERS’ DEFICIT

Profit Share liability	$-	$1,991,940	$1,991,940
Unsecured note payable, net of discount and issuance costs	8,403,968	(1,981,568)	6,422,400
Total liabilities	14,801,425	10,372	14,811,797

Stockholders’ deficit
Additional paid-in capital	42,785,990	3,412,204	46,198,194
Accumulated deficit	(49,197,401)	(3,422,576)	(52,619,977)

Total stockholders’ deficit	(6,335,165)	(10,372)	(6,345,537)

Total liabilities and stockholders’ deficit	$8,466,260	$-	$8,466,260

MIDWEST ENERGY EMISSIONS CORP. AND SUBSIDIARIES

	FOR THE THREE MONTHS ENDED MARCH 31, 2019
	As previously reported	Adjustment	As restated

Interest expense & letter of credit fees	$529,193	$(27,185)	$502,008
Loss on change in fair value of profit share	-	37,557	37,557
Gain on debt restructuring	(3,412,204)	3,412,204	-

Total costs and expenses	423,524	3,422,576	3,846,100

Net income (loss)	$2,363,797	$(3,422,576)	$(1,058,779)

Net loss per common share - basic and diluted:	$0.03	$(0.04)	$(0.01)

F-52

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	FOR THE THREE MONTHS ENDED MARCH 31, 2019
	As previously reported	Adjustment	As restated
Cash flows from operating activities
Net income (loss)	$2,363,797	$(3,422,576)	$(1,058,779)

Adjustments to reconcile net loss to net cash
Amortization of discount of notes payable	303,697	(27,185)	276,512
Loss on change in fair value of profit share	-	37,557	37,557
Gain on debt restructuring	(3,412,204)	3,412,204	-
Net cash provided by (used in) operating activities	$68,245	$-	$68,245

The following tables summarize the effects of the restatements on the specific items presented in the Company’s historical unaudited interim condensed consolidated financial statements previously included in the Company’s Quarterly Reports on Form 10-Q as of and for the three and six month periods ended June 30, 2019:

CONDENSED CONSOLIDATED BALANCE SHEETS

	JUNE 30, 2019
	As previously reported	Adjustment	As restated

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Profit Share liability	$-	$2,097,655	$2,097,655
Secured note payable	271,686	-	271,686
Unsecured note payable, net of discount and issuance costs	9,095,119	(2,179,831)	6,915,288
Total liabilities	16,654,136	(82,176)	16,571,960

Stockholders’ deficit
Additional paid-in capital	44,745,926	3,412,204	48,158,130
Accumulated deficit	(52,036,522)	(3,330,028)	(55,366,550)

Total stockholders’ deficit	(7,213,886)	82,176	(7,131,710)

Total liabilities and stockholders’ deficit	$9,440,250	$-	$9,440,250

F-53

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	FOR THE THREE MONTHS ENDED JUNE 30, 2019			FOR THE SIX MONTHS ENDED JUNE 30, 2019
	As previously reported	Adjustment	As restated	As previously reported	Adjustment	As restated

Interest expense & letter of credit fees	$763,873	$(198,263)	$565,610	$1,293,067	$(225,448)	$1,067,619
Loss on change in fair value of profit share	-	105,715	105,715	-	143,272	143,272
(Gain)/Loss on debt restructuring	-	-	-	(3,412,204)	3,412,204	-

Total costs and expenses	5,348,871	(92,548)	5,256,323	5,772,394	3,330,028	9,102,422

Net loss	$(2,839,121)	$92,548	$(2,746,573)	$(475,324)	$(3,330,028)	$(3,805,352)
Net loss per common share - basic and diluted:	$(0.04)	$(0.00)	$(0.04)	$(0.01)	$(0.04)	$(0.05)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	FOR THE SIX MONTHS ENDED JUNE 30, 2019
	As previously reported	Adjustment	As restated
Cash flows from operating activities
Net loss	$(475,324)	$(3,330,028)	$(3,805,352)

Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of discount of notes payable	938,532	(225,448)	713,084
Loss on change in fair value of profit share	-	143,272	143,272
Gain on debt restructuring	(3,412,204)	3,412,204	-
Net cash used in operating activities	$(506,674)	$-	$(506,674)

The following tables summarize the effects of the restatements on the specific items presented in the Company’s historical unaudited interim condensed consolidated financial statements previously included in the Company’s Quarterly Reports on Form 10-Q as of and for the three and nine month periods ended September 30, 2019:

F-54

CONDENSED CONSOLIDATED BALANCE SHEETS

	SEPTEMBER 30, 2019
	As previously reported	Adjustment	As restated
LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities
Profit Share liability	$-	$2,210,230	$2,210,230
Unsecured note payable, net of discount and issuance costs	9,752,882	(2,339,289)	7,413,593
Total liabilities	17,177,693	(129,059)	17,048,634

Stockholders’ deficit
Additional paid-in capital	44,882,209	3,412,204	48,294,413
Accumulated deficit	(52,887,063)	(3,283,145)	(56,170,208)

Total stockholders’ deficit	(7,928,107)	129,059	(7,799,048)

Total liabilities and stockholders’ deficit	$9,249,586	$-	$9,249,586

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2019			FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019
	As previously reported	Adjustment	As restated	As previously reported	Adjustment	As restated

Interest expense & letter of credit fees	$782,695	$(159,458)	$623,237	$2,075,761	$(384,906)	$1,690,855
Loss on change in fair value of profit share	-	112,575	112,575	-	255,847	255,847
(Gain)/Loss on debt restructuring	-	-	-	(3,412,204)	3,412,204	-
Total costs and expenses	4,446,648	(46,883)	4,399,765	10,219,042	3,283,145	13,502,187

Net loss	$(850,541)	$46,883	$(803,658)	$(1,325,865)	$(3,283,145)	$(4,609,010)
Net loss per common share-basic and diluted:	$(0.01)	$-	$(0.01)	$(0.02)	$(0.04)	$(0.06)

F-55

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

	FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019
	As previously reported	Adjustment	As restated
Cash flows from operating activities
Net loss	$(1,325,865)	$(3,283,145)	$(4,609,010)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of discount of notes payable	1,585,686	(384,906)	1,200,780
Loss on change in fair value of profit share	-	255,847	255,847
Gain on debt restructuring	(3,412,204)	3,412,204	-
Net cash used in operating activities	$(1,304,626)	$-	$(1,304,626)

CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIT
FOR THE MONTHS ENDED MARCH 31, 2019, THE SIX MONTHS ENDED JUNE 30, 2019 AND THE NINE MONTHS ENDED SEPTEMBER 30, 2019
(Restated)

	Common Stock		Additional	Accumulated
	Shares	Par Value	Paid-in Capital	(Deficit)	Total

Balance - January 1, 2019	76,246,113	$76,246	$42,785,990	$(51,483,332)	$(8,621,096)

Cumulative effect of change in accounting principle related to accounting for leases	-	-	-	(77,866)	(77,866)

Capital contribution	-	-	3,412,204	-	3,412,204

Net income	-	-	-	(1,058,779)	(1,058,779)

Balance - March 31, 2019	76,246,113	$76,246	$46,198,194	$(52,619,977)	$(6,345,537)

Stock issued per resignation agreements	464,517	464	118,076	-	118,540

Issuance of stock options	-	-	898,207	-	898,207

Extension of certain stock option expiration	-	-	745,989	-	745,989

Issuance of warrants, recorded as discount on convertible notes payable	-	-	197,664	-	197,664

Net loss	-	-	-	(2,746,573)	(2,746,573)

Balance - June 30, 2019	76,710,630	$76,710	$48,158,130	$(55,366,550)	$(7,131,710)

Stock issued upon cashless warrant exercise	37,120	37	(37)	-	-

Issuance of warrants, recorded as discount on convertible notes payable	-	-	136,320	-	136,320

Net loss	-	-	-	(803,658)	(803,658)

Balance - September 30, 2019	76,747,750	$76,747	$48,294,413	$(56,170,208)	$(7,799,048)

F-56

Note 16 – Subsequent Events

See Note 11 for information on the agreements entered into between July 2020 and January 2021with each of the four major utility defendants in the patent litigation commenced in 2019, two of which agreements were entered into in January 2021 and which provide such defendants and their affiliated entities a non-exclusive license to certain Company patents (related to the Company’s two-part Sorbent Enhancement Additive (SEA®) process) for use in connection with such parties’ coal-fired power plants.

See Note 7 for information on loan proceeds in the amount of $299,300 which the Company received on April 14, 2020 from First International Bank & Trust pursuant to the Paycheck Protection Program under the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”), which was enacted on March 27, 2020. Such loan was forgiven in January 2021 pursuant to the applicable PPP requirements.

From January 27, 2021 to January 31, 2021, the Company issued 494,400 shares of common stock to certain holders of convertible promissory notes issued in 2013, 2018 and 2019 as payment for accrued interest due on January 1, 2021 in the aggregate amount of $247,200, based upon a rate of $0.50 per share.

From February 8, 2021 to February 15, 2021, the Company issued 1,880,000 shares of common stock to certain holders of convertible promissory notes issued in 2013 for the conversion of the outstanding principal of such notes in the aggregate amount of $940,000, based upon a conversion rate of $0.50 per share.

From January 23, 2021 to February 16, 2021, the Company issued 705,166 shares of common stock to certain warrant holders upon the cash exercise of warrants to purchase an aggregate of 705,166 shares of common stock at an exercise price of $0.35 per share or $246,808 in the aggregate.

On February 17, 2021, the Company issued 97,675 shares of common stock to a certain warrant holder upon the cashless exercise of a warrant to purchase 150,000 shares of common stock at an exercise price of $0.45 per share based upon a market value of $1.29 per share as determined under the terms of the warrant.

On March 8, 2021, the Company issued an aggregate of 97,015 shares of common stock to certain warrant holders upon the cashless exercise of warrants to purchase an aggregate of 175,000 shares of common stock at an exercise price of $0.70 per share based upon market values from $1.44 to $1.63 per share as determined under the terms of the warrants.

From February 26, 2021 to March 8, 2021, the Company issued 790,000 shares of common stock to certain holders of convertible promissory notes issued in 2018 and 2019 for the conversion of the outstanding principal of such notes in the aggregate amount of $395,000, based upon a conversion rate of $0.50per share.

On March 17, 2021, as a result of the election by the Company to force convert all of the outstanding principal of certain convertible promissory notes issued in 2018 if the closing price of the Company’s common stock exceeds $1.00 per share for 10 consecutive trading days, the Company issued 1,030,000 shares of common stock to such holders for the conversion of the remaining outstanding principal of such notes in the aggregate amount of $515,000, based upon a conversion rate of $0.50 per share.

F-57

On March 23, 2021, and pursuant to a consulting agreement dated November 1, 2020, as amended on March 19, 2021, with a nonaffiliated third party, the Company issued 500,000 shares of common stock to such party as part of its compensation thereunder.

On March 30, 2021, and pursuant to a business development agreement dated March 30, 2021 with a nonaffiliated third party, the Company issued 25,000 shares of common stock to such party for its compensation thereunder.

See Note 7 for information on a one-year secured loan in the principal amount of $200,000 which the Company received on February 25, 2020. Such loan was repaid in full in February 2021.

In February 2021, the Company received second draw loan proceeds in the amount of $299,380 from First International Bank & Trust pursuant to the Paycheck Protection Program (the “Second PPP Loan”) under the CARES Act. The Second PPP Loan is in the form of a Note dated February 2, 2021, matures on April 14, 2026 and bears interest at a rate of 1.0% per annum, with one interest payment on February 2, 2022, 47 monthly consecutive principal and interest payments of $6,366.89 each, beginning March 2, 2022, and one final principal and interest payment of $6,366.92 on February 2, 2026. The principal and accrued interest under the Second PPP Loan is forgivable after eight or twenty-four weeks if the Company uses the Second PPP Loan proceeds for eligible purposes, including payroll, benefits, rent and utilities, and otherwise complies with the PPP requirements.

F-58

Common Stock

MIDWEST ENERGY EMISSIONS CORP.

PROSPECTUS

Roth Capital Partners

EF HUTTON

division of Benchmark Investments, LLC

[  ], 2021

Through and including [ ], 2021 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of common stock being registered. All amounts are estimates except for the SEC registration fee, the Financial Industry Regulatory Authority, or FINRA, filing fee, and [ ] additional listing fee.

Item	Amount to be paid
SEC registration fee	$	[ ]
FINRA filing fee		[ ]
Printing fees and expenses		[ ]
Legal fees and expenses		[ ]
Accounting fees and expenses		[ ]
Underwriter’s expenses		[ ]
Transfer agent’s fees and expenses		[ ]
Miscellaneous fees and expenses		[ ]
Total	$	[ ]

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporate Law, or Section 145, provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee, or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee, or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee, or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee, or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Our bylaws provide that we must indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporate Law and must indemnify against all expenses, liability, and loss incurred in investigating, defending, or participating in such proceedings.

II-1

As of the date of the effectiveness of this registration statement, we have entered into separate indemnification agreements with each of our directors and executive officers. Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by law and our bylaws against any and all expenses, judgments, fines, penalties, and amounts paid in settlement of any claim. The indemnification agreements provide for the advancement or payment of all expenses to the indemnitee.

Item 15. Recent Sales of Unregistered Securities

From January 27, 2021 to January 31, 2021, the Company issued 494,400 shares of common stock to certain holders of convertible promissory notes issued in 2013, 2018 and 2019 as payment for accrued interest due on January 1, 2021 in the aggregate amount of $247,200, based upon a rate of $0.50 per share.

From February 8, 2021 to February 15, 2021, the Company issued 1,880,000 shares of common stock to certain holders of convertible promissory notes issued in 2013 for the conversion of the outstanding principal of such notes in the aggregate amount of $940,000, based upon a conversion rate of $0.50 per share.

From January 23, 2021 to February 16, 2021, the Company issued 705,166 shares of common stock to certain warrant holders upon the cash exercise of warrants to purchase an aggregate of 705,166 shares of common stock at an exercise price of $0.35 per share or $246,808 in the aggregate.

On February 17, 2021, the Company issued 97,675 shares of common stock to a certain warrant holder upon the cashless exercise of a warrant to purchase 150,000 shares of common stock at an exercise price of $0.45 per share based upon a market value of $1.29 per share as determined under the terms of the warrant.

On March 8, 2021, the Company issued an aggregate of 97,015 shares of common stock to certain warrant holders upon the cashless exercise of warrants to purchase an aggregate of 175,000 shares of common stock at an exercise price of $0.70 per share based upon market values from $1.44 to $1.63 per share as determined under the terms of the warrants.

From February 26, 2021 to March 8, 2021, the Company issued 790,000 shares of common stock to certain holders of convertible promissory notes issued in 2018 and 2019 for the conversion of the outstanding principal of such notes in the aggregate amount of $395,000, based upon a conversion rate of $0.50 per share.

On March 17, 2021, as a result of the election by the Company to force convert all of the outstanding principal of certain convertible promissory notes issued in 2018 if the closing price of the Company’s common stock exceeds $1.00 per share for 10 consecutive trading days, the Company issued 1,030,000 shares of common stock to such holders for the conversion of the remaining outstanding principal of such notes in the aggregate amount of $515,000, based upon a conversion rate of $0.50 per share.

On March 23, 2021, and pursuant to a consulting agreement dated November 1, 2020, as amended on March 19, 2021, with a nonaffiliated third party, the Company issued 500,000 shares of common stock to such party as part of its compensation thereunder.

On March 30, 2021, and pursuant to a business development agreement dated March 30, 2021 with a nonaffiliated third party, the Company issued 25,000 shares of common stock to such party for its compensation thereunder.

On April 9, 2021, the Company issued 60,000 shares of common stock to a certain holder of a convertible promissory note issued in 2013 for the conversion of the outstanding principal of such note in the amount of $30,000, based upon a conversion rate of $0.50 per share.

On May 1, 2021, the Company issued 15,869 shares of common stock to a certain option holder upon the cashless exercise of an option to purchase 25,000 shares of common stock at an exercise price of $0.42 based upon a market price of $1.15 per share as determined under the terms of the option.

From June 17, 2021 to June 23, 2021, the Company issued 5,100,000 shares of common stock to certain holders of convertible promissory notes issued in 2019 for the conversion of outstanding principal totaling $2,550,000, based upon a conversion rate of $0.50 per share, and issued 229,500 shares of common stock to such holders for all accrued and unpaid interest thereon, along with additional interest through September 30, 2021, which together totaled $229,500, based upon a rate of $1.00 per share.

On June 30, 2021, the Company issued 125,000 shares of common stock to a certain option holder upon a cash exercise of an option to purchase 125,000 shares of common stock at an exercise price of $0.81 or $101,250 in the aggregate.

On September [ ], 2021, the Company issued 20,000 shares of common stock to a certain holder of a convertible promissory note issued in 2013 for the conversion of the outstanding principal of such note in the amount of $10,000, based upon a conversion rate of $0.50 per share.

The foregoing securities were issued in reliance upon the exemption from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “1933 Act”), and where applicable, under Section 3(a)(9) of the 1933 Act.

II-2

Item 16. Exhibits and financial statement schedules

(a)	Exhibits

Exhibit	Description
1.1	Form of Underwriting Agreement**

3.1

Certificate of Incorporation and amendments thereto through November 25, 2014 (Incorporated by reference to Exhibit 3.1 of the Company’s Annual Report on Form 10-K, filed with the Commission on March 20, 2015)

3.2	Form of Amended and Restated Certiﬁcate of Incorporation, to be in effect upon the completion of this offering**

3.3	Amended and Restated By-laws (Incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K, filed with the Commission on October 16, 2014)

3.4	Form of Second Amended and Restated By-laws, to be in effect upon the completion of this offering**

4.1	Form of Common Stock Certificate**

4.2	Registration Rights Agreement, to be in effect upon the completion of this offering**

5.1	Form of Opinion of Nelson Mullins Riley & Scarborough LLP**

10.1

Closing Agreement by and among Midwest Energy Emissions Corp., MES, Inc. and Energy & Environmental Research Center Foundation effective as of April 21, 2017 (Incorporated by reference to Exhibit 10.1 of the Company’s Quarterly Report on Form 10-Q, filed with the Commission on August 21, 2017)

10.2

Assignment of Patents by and between Energy & Environmental Research Center Foundation and Midwest Energy Emissions Corp. dated April 24, 2017 (Incorporated by reference to Exhibit 10.2 of the Company’s Quarterly Report on Form 10-Q, filed with the Commission on August 21, 2017)

10.3

Amended and Restated Employment Letter Agreement between Richard MacPherson and Midwest Energy Emissions Corp. dated January 29, 2019 (Incorporated by reference to Exhibit 10.10 of the Company’s Annual Report on Form 10-K, filed with the Commission on April 11, 2019)

10.4

Employment Agreement between John Pavlish and Midwest Energy Emissions Corp. dated November 16, 2014 (Incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K, filed with the Commission on November 20, 2014)

II-3

10.5

Midwest Energy Emissions Corp. 2014 Equity Incentive Plan as amended (Incorporated by reference to Exhibit 10.15 of the Company’s Annual Report on Form 10-K, filed with the Commission on March 30, 2016)

10.6	Form of Option Award Agreement (2014 Equity Incentive Plan) (Incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K, filed with the Commission on February 5, 2014)

10.7

Security Agreement by and between Midwest Energy Emissions Corp., MES, Inc. and AC Midwest Energy, LLC dated as of August 14, 2014 (Incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K, filed with the Commission on August 15, 2014)

10.8

Intercreditor Agreement by and between Midwest Energy Emissions Corp., the Holders of 2013 Secured Notes and AC Midwest Energy, LLC dated as of August 14, 2014 (Incorporated by reference to Exhibit 10.4 of the Company’s Current Report on Form 8-K, filed with the Commission on August 15, 2014)

10.9

Form of Allonge to each of the 2013 Secured Notes dated as of August 14, 2014 (Incorporated by reference to Exhibit 10.6 of the Company’s Current Report on Form 8-K, filed with the Commission on August 15, 2014)

10.10

2013 Noteholder Modification Agreement between Midwest Energy Emissions Corp. and each of the investors listed therein dated as of February 16, 2016 (Incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K, filed with the Commission on February 22, 2016)

10.11

Amended and Restated Financing Agreement among Midwest Energy Emissions Corp., MES, Inc. and AC Midwest Energy LLC dated as of November 1, 2016 (Incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K, filed with the Commission on November 3, 2016)

10.12

Amendment No. 1 to Amended and Restated Financing Agreement among Midwest Energy Emissions Corp., MES, Inc. and AC Midwest Energy LLC dated as of June 14, 2018 (Incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K, filed with the Commission on June 20, 2018)

10.13

Amendment No. 2 to Amended and Restated Financing Agreement among Midwest Energy Emissions Corp., MES, Inc. and AC Midwest Energy LLC dated as of September 12, 2018 (Incorporated by reference to Exhibit 10.1 of the Company’s Quarterly Report on Form 10-Q, filed with the Commission on November 13, 2018)

10.14

Amendment No. 3 to Amended and Restated Financing Agreement among Midwest Energy Emissions Corp., MES, Inc. and AC Midwest Energy LLC dated as of February 25, 2019 (Incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K, filed with the Commission on March 1, 2019)

10.15

Debt Repayment and Exchange Agreement among Midwest Energy Emissions Corp., MES, Inc. and AC Midwest Energy LLC dated as of June 1, 2021 (Incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K, filed with the Commission on June 7, 2021)

10.16	Senior Secured Note dated November 29, 2016 (Incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K, filed with the Commission on December 2, 2016)

10.17

Unsecured Note Financing Agreement among Midwest Energy Emissions Corp., MES, Inc. and AC Midwest Energy LLC dated as of February 25, 2019 (Incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K, filed with the Commission on March 1, 2019)

10.18	Unsecured Note dated February 25, 2019 (Incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K, filed with the Commission on March 1, 2019)

10.19	Form of 2019-Unsecured Convertible Promissory Notes (Incorporated by reference to Exhibit 10.34 of the Company’s Quarterly Report on Form 10-Q, filed with the Commission on August 14, 2019)

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10.20	Midwest Energy Emissions Corp. 2017 Equity Incentive Plan (Incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K, filed with the Commission on February 14, 2017)

10.21	Form of Option Award Agreement (2017 Equity Incentive Plan) (Incorporated by reference to Exhibit 10.34 of the Company’s Annual Report on Form 10-K, filed with the Commission on April 17, 2018)

10.22	Form of Indemnification Agreement by and between each of its directors and officers**

10.23	Form of Conversion Notices for the 2013 10.0% Secured Convertible Promissory Notes*

10.24	Form of Forced Conversion Statements for the 2018 12.0% Unsecured Convertible Promissory Notes*

10.25	Form of Conversion Notices for the 2019 12.0% Unsecured Convertible Promissory Notes*

14.1	Code of Ethics (Incorporated by reference to Exhibit 14.1 of the Company’s Annual Report on Form 10-K, filed with the Commission on March 20, 2015)

16.1	Letter of Marcum LLP (Incorporated by reference to Exhibit 16.1 of the Company’s Current Report on Form 8-K, filed with the Commission on June 9, 2020)

21.1	Subsidiaries of the registrant (Incorporated by reference to Exhibit 21.1 of the Company’s Annual Report on Form 10-K, filed with the Commission on April 11, 2019)

23.1	Consent of Rotenberg Meril Solomon Bertiger & Guttilla, P.C.*

23.2	Consent of Marcum LLP*

23.3	Consent of Opinion of Nelson Mullins Riley & Scarborough LLP (included in Exhibit 5.1)**

24.1	Power of Attorney (included on the signature page to this registration statement)

*	Filed herewith
**	To be filed by amendment

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Item 17. Undertakings

(a)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)	The undersigned Registrant hereby undertakes that:

(1)

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

For the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Corsicana, Texas, on November 10, 2021.

Midwest Energy Emissions Corp.

By:	/s/ Richard MacPherson
Name:	Richard MacPherson
Title:	President and Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints [Richard MacPherson] his/her true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him/her and in his name, place and stead, in any and all capacities to sign any or all amendments (including, without limitation, post-effective amendments) to this Registration Statement, any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and any or all pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent, or any substitute or substitutes for him, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, as amended, the following persons in the capacities and on the dates indicated have signed this Registration Statement below.

Signature	Title	Date

/s/ Richard MacPherson	President, Chief Executive Officer, and Director (Principal Executive Officer)	November 10, 2021
Richard MacPherson

/s/ Jami L. Satterthwaite	Chief Financial Officer (Principal Financial and Accounting Officer)	November 10, 2021
Jami L. Satterthwaite

/s/ Christopher Greenberg	Chairman of the Board and Director	November 10, 2021
Christopher Greenberg

/s/ David M. Kaye	Secretary and Director	November 10, 2021
David M. Kaye

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